UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Osteotech, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

	o	Common stock, par value $0.01 per share (“Common Stock”)

2)	Aggregate number of securities to which transaction applies:

	o	18,245,363 shares of Common Stock (representing the number of shares of Common Stock outstanding on September 14, 2010);
	o	options to purchase 1,257,475 shares of Common Stock (as of September 14, 2010) (“Options”); and
	o	483,887 shares of Common Stock issuable upon acceleration and vesting of outstanding unvested restricted stock units (as of September 14, 2010) (“Restricted Stock Units”).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction value was determined based upon the sum of:

	o	$118,594,860 (18,245,363 shares of Common stock multiplied by $6.50 per share);
	o	$1,606,606 (931,375 Options with an exercise price of less than $6.50 per share multiplied by the difference between $6.50 and the applicable exercise price of each Option); and
	o	$3,145,266 (483,887 shares of Common Stock issuable upon acceleration and vesting of outstanding unvested Restricted Stock Units, multiplied by $6.50 per share).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0000713 by the proposed maximum aggregate value of the transaction of $123,346,732.

4)		Proposed maximum aggregate value of transaction: $123,346,732

5)		Total fee paid: $8,795

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS — MERGER VOTE REQUIRED
To the Stockholders of Osteotech, Inc.:
     On August 16, 2010, we entered into an Agreement and Plan of Merger with Medtronic, Inc., Medtronic Sofamor Danek, Inc., a wholly owned direct subsidiary of Medtronic (“MSD”), and England Merger Corporation, a wholly owned direct subsidiary of MSD (“Merger Sub”). If the merger is completed pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Osteotech, and Osteotech will continue as the surviving corporation, a wholly owned subsidiary of MSD and a wholly owned indirect subsidiary of Medtronic. Upon completion of the merger, holders of our outstanding common stock will be entitled to receive $6.50 in cash, without interest, and less any applicable withholding taxes, for each share of common stock they own at the effective time of the merger, subject to decrease only if it were determined that (i) our records reflecting the outstanding common stock, options to purchase shares of our common stock, or restricted stock units are inaccurate or (ii) the aggregate amount of third party expenses incurred by us in connection with the merger (excluding any amounts incurred by us as a result of additional requests for information under antitrust laws, security holder litigation or the receipt by us of any superior acquisition proposals) exceeds $4,868,400 (but only if such excess would result in a reduction to the price equal to more than $0.01 per share of common stock), and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $123,249,643 plus the aggregate exercise price of all in the money options outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $6.50 per share).
     In connection with our merger agreement with Medtronic, we will hold a special meeting of our stockholders on •, 2010 at 9:00 a.m., local time, at our corporate office at 51 James Way, Eatontown, New Jersey 07724. Stockholders will be asked at the special meeting to consider and vote upon the adoption of the merger agreement and approval of the merger. After careful consideration, our board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Osteotech and its stockholders. Accordingly, our board of directors unanimously recommends that Osteotech stockholders vote “FOR” the adoption of the merger agreement and approval of the merger. We are also asking you to vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.
     The merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting vote “FOR” the adoption of the merger agreement and approval of the merger. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. The accompanying proxy statement provides you with more detailed information about the proposed merger and the special meeting. We encourage you to read the accompanying proxy statement carefully, including the annexes, and in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.
     Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you submit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement and approve the merger — so please vote.

     We are very excited about the merger and I join the other members of our board of directors in recommending that you vote “FOR” the adoption of the merger agreement and approval of the merger. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you can. Thank you in advance for your continued support.

Sincerely,

Kenneth P. Fallon, III
Chairman of the Board

Sam Owusu-Akyaw
President and Chief Executive Officer

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.
     This proxy statement is dated •, 2010 and is first being mailed to stockholders of Osteotech, Inc. on or about •, 2010.

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51 James Way
Eatontown, New Jersey 07724
Telephone: (732) 542-2800
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON •, 2010
To the Stockholders of Osteotech, Inc.:
     NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Osteotech, Inc., a Delaware corporation, will be held on •, 2010 at 9:00 a.m., local time, at our corporate office at 51 James Way, Eatontown, New Jersey 07724:
1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Medtronic, Inc., Medtronic Sofamor Danek, Inc., England Merger Corporation and Osteotech, Inc. and to approve the merger;

2.	To consider and vote upon any proposal by Osteotech’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in support of Proposal 1 if there are not sufficient votes at the time of the special meeting in favor of adoption of the merger agreement and approval of the merger; and

3.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.
     Our board of directors has unanimously approved the merger agreement and recommends that Osteotech stockholders vote “FOR” the adoption of the merger agreement and approval of the merger. Our board of directors also recommends that Osteotech stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.
     Our board of directors has fixed the close of business on •, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Osteotech had outstanding and entitled to vote • shares of common stock. Osteotech stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the adoption of the merger agreement and approval of the merger may have appraisal rights under Delaware law in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page •.
     Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date is required to adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the shares of our common stock at the close of business on the record date that are present in person or represented by proxy at the special meeting and entitled to vote may approve any proposal by our board of directors to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and approval of the merger.
     Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you submit your proxy but do not indicate how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to adoption of the merger agreement and approval of the merger and make it more difficult for Osteotech to achieve a quorum at the special meeting — so please vote. If you do not vote, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Annex A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page •.

By Order of the Board of Directors,

Sam Owusu-Akyaw
President and Chief Executive Officer
Eatontown, New Jersey
•, 2010

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SUMMARY VOTING INSTRUCTIONS
YOUR VOTE IS IMPORTANT
     Ensure that your shares can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement and approval of the merger.
     If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted in favor of the proposals at the special meeting.
     If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted in favor of the proposals at the special meeting.
     YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.
     If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:
Osteotech, Inc.
Attn: Assistant Secretary
51 James Way
Eatontown, New Jersey 07724
Telephone: (732) 542-2800

or our proxy solicitor,

Georgeson
199 Water Street
New York, New York 10038
Call toll free (877)-278-4775 or e-mail osteotech.info@georgeson.com

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     This proxy statement contains information related to our special meeting of stockholders to be held on •, 2010 at 9:00 a.m., local time, at •, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of Osteotech, Inc. as part of the solicitation of proxies by Osteotech’s board of directors for use at the special meeting.
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
     The following are some questions that you, as a stockholder of Osteotech, may have regarding the proposed merger and the special meeting of Osteotech stockholders as well as brief answers to such questions. We urge you to read carefully the entirety of this proxy statement because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement and approval of the merger. Additional important information is also contained in the annexes to this proxy statement.
     Throughout this proxy statement we refer to Osteotech, Inc. as “Osteotech” and as “we,” “our,” “us” and similar words.
Q:	When and where is the special meeting of our stockholders?
A:	The special meeting of Osteotech stockholders will take place on •, 2010 at 9:00 a.m., local time, at our corporate office at 51 James Way, Eatontown, New Jersey 07724.
Q:	What matters will be voted on at the special meeting?
A:	We have entered into an Agreement and Plan of Merger (which we refer to in this proxy as the “merger agreement”) with Medtronic, Inc., a Minnesota corporation (which we refer to in this proxy statement as “Medtronic”), Medtronic Sofamor Danek, Inc., an Indiana corporation and a wholly owned subsidiary of Medtronic (which we refer to in this proxy statement as “MSD”) and England Merger Corporation, a Delaware corporation and wholly owned direct subsidiary of MSD (which we refer to in this proxy statement as “Merger Sub”). Under the terms of the merger agreement, Merger Sub will merge with and into Osteotech, with Osteotech surviving the merger and becoming a wholly owned indirect subsidiary of Medtronic under the name “Medtronic Osteotech, Inc.” (which we sometimes refer to in this proxy statement as the “surviving corporation”).

In order to complete the merger, we must obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock. A special meeting of our stockholders will be held on •, 2010 to obtain this vote of our stockholders. At this special meeting, you will be asked to consider and vote on the adoption of the merger agreement and approval of the merger. In addition, you may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety. Finally, you may be asked to consider and vote on the transaction of other business that may properly come before the special meeting or any adjournments of the special meeting.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of Osteotech stockholders. For more specific information on how to vote, please see the questions and answers below and the section of this proxy statement entitled “The Special Meeting” beginning on page •.
Q:	As an Osteotech stockholder, what will I receive upon completion of the merger?
A:	If the merger is completed, you will receive merger consideration of $6.50 in cash for each share of our common stock that you own, without interest, and less any applicable withholding taxes, subject to decrease under the limited circumstances described in the section of this proxy statement entitled “The Merger

Agreement—Effect on Capital Stock” beginning on page • (which amount, subject to such adjustment, we sometimes refer to in this proxy statement as the “merger consideration”).
Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its annexes, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. We encourage you to read the proxy statement carefully and in its entirety, consider your options, and please vote as your vote is very important.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on •, 2010, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, one-third of the issued and outstanding shares of our common stock on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect votes to abstain will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our stockholders is required to adopt the merger agreement and approve the merger?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date is required to adopt the merger agreement and approve the merger. Because the vote is based on the number of votes entitled to be cast, rather than the number of votes cast, failure to vote your shares and voting to abstain will have the same effect as voting against the adoption of the merger agreement and approval of the merger — so please vote.

Q:	How can the special meeting be adjourned, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting in favor of adoption of the merger agreement and approval of the merger?

A:	The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and entitled to vote may adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. Voting to abstain will have the same effect as voting against any proposal by our board of directors to adjourn the special meeting. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the meeting adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

Q:	How many votes do Osteotech stockholders have?

A:	Each holder of record of our common stock as of •, 2010 will be entitled to one vote for each share of common stock held on that date.

Q:	How does Osteotech’s Board of Directors recommend I vote?

A:	At a meeting held on August 16, 2010, our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Osteotech and its stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger. Our board of directors also recommends that Osteotech stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.

Q:	How do I vote my shares?
A:	If you are a stockholder of record as of the record date, you can give a proxy to be voted at the special meeting by completing, signing and mailing the enclosed proxy card. If you hold your shares in “street name” through a broker, bank or nominee, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares. If you fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be voted, so please instruct your bank, broker or other nominee how you would like to vote your shares.

Q:	May I vote my shares in person at the meeting?

A:	Yes. If you are a stockholder of record as of the record date, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by mail or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive.

Q:	What happens if I do not vote, whether by attending the special meeting in person or returning a proxy card?

A:	The failure to vote will have the same effect as voting “AGAINST” the approval of the adoption of the merger agreement and approval of the merger. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting but will reduce the number of votes required to approve such a proposal.

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Q:	Is the merger expected to be taxable to me for United States Federal income tax purposes?
A:	Yes. The exchange of shares of our common stock for the merger consideration pursuant to the merger will be a taxable transaction for United States Federal income tax purposes. For United States Federal income tax purposes, generally you will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received in the merger and your adjusted tax basis in the shares surrendered.

You should read the section of this proxy statement entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page • for a more complete discussion of the United States Federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.
Q:	Should I send in my Osteotech stock certificates now?
A:	No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging share certificates (or for the surrender of book-entry shares, as applicable) for the applicable portion of the merger consideration in cash. These instructions will tell you how and where to send in your certificates in exchange for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as promptly as practicable. However, we cannot predict the exact timing of the completion of the merger because, in addition to obtaining stockholder approval, we must satisfy all other closing conditions contained in the merger agreement, including the expiration or termination of applicable regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder), which we refer to as the “HSR Act,” and any other applicable foreign antitrust laws.

Q:	Is Medtronic’s obligation to complete the merger subject to Medtronic’s receipt of financing?

A:	No. Medtronic must complete the merger regardless of whether it receives financing.

Q:	Will I have the right to have my shares appraised in connection with the merger?

A:	Yes, but only if you strictly comply with the requirements of Delaware law. If you wish to exercise your appraisal rights, you must not vote in favor of adoption of the merger agreement or in favor of the merger, you must continuously hold your shares from the date of your demand for appraisal through the effective time of the merger and you must strictly follow the other requirements of Delaware law. For additional information about appraisal rights, see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page • and Annex C hereto. Failure to strictly comply with Delaware law will result in a loss of the right of appraisal.

Q:	How will the merger affect my options and restricted stock units?

A:	If we complete the merger, at the effective time of the merger:
•	each outstanding option to purchase shares of our common stock (an “Option”) will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares subject to the Option as of the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price, less any applicable withholding taxes; and

•	each outstanding unvested restricted stock unit representing shares of our common stock (a “Restricted Stock Unit”) will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares represented by such Restricted Stock Unit as of the effective time of the merger multiplied by the merger consideration, less any applicable withholding taxes.
Q:	Do any Osteotech directors or officers have interests in the merger that may differ from those of Osteotech stockholders?
A:	Yes. Our executive officers are parties to employment agreements and change in control agreements which provide for payments and benefits to the executive officers in certain circumstances if there is a separation of their employment. In addition, options held by our executive officers and directors at the effective time of the merger will be canceled in exchange for the right to receive a cash payment equal to the merger consideration less the per share exercise price associated with such Options. Restricted Stock Units held by our executive officers and directors at the effective time of the merger will also be accelerated and canceled in exchange for the right to receive the merger consideration in cash for each share of our common stock subject to issuance upon settlement of the Restricted Stock Units. In addition, indemnification agreements and insurance for our directors and officers will be continued if the merger is completed. See “The Merger—Interests of our Directors and Executive Officers in the Merger” beginning on page • for a description of these agreements as well as a description of other rights of our directors and executive officers that come into effect in connection with the merger.

Q:	Who is paying for this proxy solicitation?

A:	Osteotech is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition, we have engaged Georgeson Inc. to assist in the solicitation of proxies and to provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $• in total. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders and the merger is not approved, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Global Market under the “OSTE” symbol, subject to compliance with continued listing requirements. See “The Merger—Delisting and Deregistration of Our Common Stock” beginning on page • for more information.

Q:	Why did you postpone the 2010 annual meeting of stockholders?

A:	The merger agreement required us, within one day following the date of the merger agreement, to postpone the 2010 annual meeting stockholders, and to not convene the annual meeting until such time as the special meeting (and any postponement or adjournment thereof) has been completed, unless otherwise ordered by a court of competent jurisdiction.

Q:	If the merger is not completed, when will you hold an annual meeting to elect directors?

A:	If the merger agreement is not adopted by our stockholders and the merger is not approved, or if the merger is not completed for any other reason, we will hold an annual meeting of stockholders to elect directors as soon as practicable.

Q:	Who can help answer my questions?
A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Osteotech, Inc.
Attn: Assistant Secretary
51 James Way
Eatontown, New Jersey 07724
Telephone: (732) 542-2800

or our proxy solicitor,

Georgeson
199 Water Street
New York, New York 10038
Call toll free (877)-278-4775 or e-mail osteotech.info@georgeson.com

SUMMARY TERM SHEET
     This summary term sheet highlights the most material terms of the proposed merger. While this summary term sheet describes the principal terms of the merger, this summary term sheet may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the annexes attached to this proxy statement, including the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Osteotech, Medtronic, MSD and Merger Sub, which is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary term sheet. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page •.
The Parties to the Merger
     Osteotech, Inc.
     51 James Way
     Eatontown, New Jersey 07724
     Telephone: (732) 542-2800
     Osteotech was incorporated in Delaware in 1986 and our common stock is quoted on the NASDAQ Global Market under the symbol “OSTE.” Osteotech develops innovative and efficacious biologic products for regenerative medicine. We provide biologic products for use in orthopedic, spinal, trauma, neurosurgical and oral/maxillofacial surgical procedures and our objective is to be a leader in the emerging field of biologic products for regenerative medicine which are utilized to assist the body with healing and restoration of function. Additional information regarding Osteotech is contained in our filings with the Securities and Exchange Commission, or the SEC. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page •.
     Medtronic, Inc.
     World Headquarters
     710 Medtronic Parkway
     Minneapolis, Minnesota 55432
     Telephone: (763) 514-4000
     Medtronic, Inc. was founded in 1949, incorporated as a Minnesota corporation in 1957, and today serves physicians, clinicians and patients in more than 120 countries worldwide. Medtronic is the global leader in medical technology, alleviating pain, restoring health, and extending life for millions of people around the world. Medtronic is committed to offering market-leading therapies to restore patients to fuller, healthier lives. With beginnings in the treatment of heart disease, Medtronic has expanded well beyond its historical core business and today provides a wide range of products and therapies that help solve many challenging, life-limiting medical conditions.
     Medtronic Sofamor Danek, Inc.
     c/o Medtronic, Inc.
     World Headquarters
     710 Medtronic Parkway
     Minneapolis, Minnesota 55432
     Telephone: (763) 514-4000
     Medtronic Sofamor Danek, Inc. is an Indiana corporation and a wholly owned subsidiary of Medtronic. MSD is focused on Medtronic’s spinal and biologics business.
     England Merger Corporation
     c/o Medtronic, Inc.
     World Headquarters
     710 Medtronic Parkway
     Minneapolis, Minnesota 55432
     Telephone: (763) 514-4000

     England Merger Corporation is a Delaware corporation and a wholly owned subsidiary of MSD. Merger Sub exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement.
The Merger (See Page •)
     This proxy statement relates to the proposed acquisition of us by Medtronic pursuant to an Agreement and Plan of Merger, dated as of August 16, 2010, among Medtronic, MSD, Merger Sub and us. We have attached a copy of this agreement, which we refer to as the merger agreement, as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Osteotech. As a result of the merger, we will become a wholly owned indirect subsidiary of Medtronic.
Effect on Capital Stock (See Page •)
     If the merger is completed, you will receive the merger consideration (subject to decrease under the limited circumstances referred to below) in cash for each share of our common stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect your appraisal rights under Delaware law. Upon completion of the merger, stockholders of Osteotech will no longer have any equity or ownership interest in Osteotech.
     As described in greater detail in the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock” beginning on page •, pursuant to the merger agreement, the merger consideration of $6.50 per share is subject to decrease only if it were determined that (i) the number of outstanding shares of common stock as of immediately prior to the effective time of the merger exceeds 18,126,882 (provided that we will not be deemed to have exceeded this threshold to the extent any excess is the result of the proper exercise of Options or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger), (ii) as of immediately prior to the effective time of the merger, our outstanding Options (and any other outstanding stock rights) are exercisable to purchase more than 1,292,412 shares of our common stock in the aggregate, or the number of outstanding Restricted Stock Units as of immediately prior to the effective time of the merger exceeds 580,436, (iii) any outstanding Option is exercisable at a price that is lower than the exercise price disclosed to Medtronic, or (iv) the aggregate amount of third party expenses incurred by us in connection with the merger (excluding any amounts incurred by us as a result of additional requests for information under antitrust laws, security holder litigation or the receipt by us of any superior acquisition proposals) exceeds $4,868,400 (but only if such excess would result in a reduction to the price equal to more than $0.01 per share of common stock), and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $123,249,643 plus the aggregate exercise price of all in the money Options outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $6.50 per share). Although between the date of the merger agreement and the effective time of the merger Options will be exercised and Restricted Stock Units will vest, we do not expect that the aggregate consideration payable by Medtronic will exceed the threshold amount set forth above.
Effect on Equity Awards (See Page •)
     Options
     Each Option that is outstanding immediately prior to the effective time of the merger will, at such time, be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any.
     Restricted Stock Units
     Each unvested Restricted Stock Unit that is outstanding immediately prior to the effective time of the merger will, at such time, be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit as of the effective time of the merger, multiplied by the merger consideration, less applicable withholding taxes, if any.

The Merger Agreement (See Page •)
     The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:
•	receipt of the required vote to adopt the merger agreement and approve the merger by our stockholders at the special meeting;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and the requirement that no governmental entity shall have enacted, entered, promulgated or enforced any statute, rule, order or decree prohibiting the merger or making it illegal;

•	expiration or termination of the applicable waiting period (or extension thereof) under applicable foreign antitrust laws and the HSR Act and receipt of any required approvals or clearances thereunder; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.
     The obligation of Medtronic and Merger Sub to complete the merger is subject to the following additional conditions:
•	no material adverse effect (as defined in the merger agreement) shall have occurred on us since the date of the merger agreement;

•	the aggregate amount of shares with respect to which appraisal is demanded shall not equal or exceed 10% of the number of shares of our common stock outstanding as of the record date for the special meeting;

•	Medtronic receives a final statement reflecting all of our third party expenses (as defined in the merger agreement) incurred in connection with the merger agreement or the transactions contemplated by the merger agreement; and

•	Medtronic receives pay-off letters from the holder of our secured debt showing all payments required to retire our indebtedness and release all related liens, and providing for termination of all agreements with us relating to such indebtedness.
     The merger is not conditioned upon Medtronic or Merger Sub obtaining financing.
     Termination
     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement:
•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, under circumstances that involve any of the following:
o	final, nonappealable action by any governmental entity prohibiting the merger;

o	if the merger has not occurred on or before August 16, 2011 (subject to extension in certain circumstances); or

o	if we do not obtain the required stockholder approval in favor of adoption of the merger agreement and approval of the merger;

•	by Medtronic, under circumstances that involve any of the following:
o	our uncured or incurable breach of any of our representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to Medtronic’s obligation to complete the merger not being satisfied;

o	our knowing and material breach of our obligations under the nonsolicitation provisions of the merger agreement or our obligations relating to obtaining the required stockholder approval; or

o	an adverse change in the recommendation of our board of directors that our stockholders adopt the merger agreement and approve the merger, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal including if we engage in discussions relating to a competing acquisition proposal for longer than certain periods of time specified in the merger agreement;
•	by us, under circumstances that involve any of the following:
o	the uncured or incurable breach by Medtronic or Merger Sub of any of their representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to our obligation to complete the merger not being satisfied; or

o	our acceptance of a superior proposal in compliance with our nonsolicitation obligations, and payment to Medtronic of the $5,000,000 termination fee.
     Termination Fee; Expenses
     The merger agreement provides that we will be required to pay Medtronic a termination fee of $5,000,000 under circumstances that involve any of the following:
•	the merger agreement is terminated for any of the following reasons, and we enter into an agreement with respect to, or consummate, any competing “acquisition proposal” (as defined in the merger agreement, subject to the references to “15%” in that definition being replaced by “50%”), within nine months after termination in the situations described in (i) and (ii) below and within 12 months after termination in the situation described in (iii) below: (i) because the merger has not occurred prior to August 16, 2011 without our having obtained the requisite stockholder approval; (ii) because our stockholders have failed to adopt the merger agreement and approve the merger at the special meeting; or (iii) because we have materially breached the merger agreement.

•	Medtronic terminates the merger agreement as a result of an adverse change in the recommendation of our board of directors that our stockholders adopt the merger agreement and approve the merger, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal; or

•	we terminate the merger agreement in connection with accepting a superior proposal.
     We are obligated to reimburse Medtronic for its reasonably documented out-of-pocket fees and expenses, up to a maximum of $3,000,000, upon termination for any of the reasons described in the first bullet point above. The reimbursement amount will be offset against any termination fee that subsequently becomes due.
     No Solicitation of Alternative Transactions
     The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in us. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if prior to the adoption of the merger agreement and approval of the merger by our stockholders, we receive an unsolicited acquisition proposal from a third party that our board of directors determines in good faith, after consultation with outside legal counsel and financial advisor, is or is reasonably likely to result in a superior proposal, we may, if our board of directors also determines in good faith (after receiving advice of outside legal counsel) that the failure to take such action would constitute a breach of the board of directors’ fiduciary duties to our stockholders and if we provide Medtronic with at least two business days’ advance notice, furnish nonpublic information to that third party and engage in negotiations with that third party.
Recommendation of our Board of Directors (See Page •)
     After careful consideration of the factors described in the section of this proxy statement entitled “The Merger—Recommendation of our Board of Directors” beginning on page •, our board of directors unanimously:
•	determined that the merger is advisable and fair to and in the best interests of Osteotech and its stockholders;

•	authorized and approved the merger agreement and the other transactions contemplated by the merger agreement; and

•	recommends that our stockholders adopt the merger agreement and approve the merger.
     Our board of directors also recommends that Osteotech stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.
     See the section of this proxy statement entitled “The Merger—Recommendation of our Board of Directors” beginning on page •.
The Special Meeting (See Page •)
     Time, Date and Place. A special meeting of our stockholders will be held on •, 2010 at 9:00 a.m., local time, at our corporate office at 51 James Way, Eatontown, New Jersey 07724, to consider and vote upon a proposal to adopt the merger agreement and approve the merger and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger, and to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.
     Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on •, 2010, the record date set by our board of directors for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were • shares of our common stock outstanding and entitled to be voted at the special meeting. Holders of our common stock are entitled to cast a total of • votes at the special meeting.
     Required Vote. The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date. In addition, the affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy at the special meeting and entitled to vote may approve any proposal by our board of directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.
     Share Ownership of Directors and Management. As of the record date, our directors and executive officers and their affiliates owned approximately •% of the shares entitled to vote at the special meeting.
     See the section of this proxy statement entitled “The Special Meeting” beginning on page •.
Opinion of Osteotech’s Financial Advisor (See Page •)
     Deutsche Bank Securities Inc. (which we sometimes refer to as “Deutsche Bank”) acted as our financial advisor in connection with the proposed merger. We requested that Deutsche Bank, in its role as financial advisor, evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock pursuant to the merger agreement. On August 16, 2010, Deutsche Bank delivered its oral opinion, which it subsequently confirmed in writing, to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
     The full text of Deutsche Bank’s fairness opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Our stockholders are urged to read the opinion in its entirety. Deutsche Bank provided its opinion for the information and assistance of our board of directors in connection with our consideration of the merger. The Deutsche Bank opinion does not address any other aspect of the merger and is not a recommendation to any holder of our common stock as to how to vote on the merger agreement or any other matter. All summaries of the opinion of Deutsche Bank set forth in this proxy statement are qualified in their entirety by reference to the full text of such opinion.
     As compensation for Deutsche Bank’s services in connection with the merger, Osteotech has agreed to pay a transaction fee of approximately $1.5 million contingent on the consummation of the merger. In addition, Osteotech has agreed to pay Deutsche Bank an opinion fee of $0.8 million upon delivery of its fairness opinion, which shall reduce the transaction fee paid in connection with the consummation of the merger. Regardless of whether the merger is consummated, Osteotech has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the engagement of Deutsche Bank under the Engagement Letter. Osteotech has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities arising out of its engagement or the merger from and against certain liabilities.
     See the section of this proxy statement entitled “The Merger—Opinion of Deutsche Bank Securities Inc. “ beginning on page •.
Interests of our Directors and Executive Officers in the Merger (See Page •)
     When considering the recommendation by our board of directors to vote in favor of the adoption of the merger agreement and approval of the merger, you should be aware that a number of our executive officers and directors have interests in the merger that are different from yours, including, among others:
•	executive officers are parties to employment agreements and change in control agreements which provide for payments and benefits to the executive officers in certain circumstances if there is a separation of their employment;

•	all Options will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any;

•	Restricted Stock Units held by our executive officers and directors will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit as of the effective time of the merger, multiplied by the merger consideration, less applicable withholding taxes, if any; and

•	indemnification agreements and insurance for our current and former directors and officers will be continued if the merger is completed.
     See the section of this proxy statement entitled “The Merger—Interests of our Directors and Executive Officers in the Merger” beginning on page •.
Market Price and Dividend Data (See Page •)
     Our common stock is listed on the NASDAQ Global Market under the symbol “OSTE.” On August 16, 2010, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $3.94. On •, 2010 the last practicable trading day prior to the printing of this proxy statement, our common stock closed at a price of $•. To date, we have not paid any dividends on our common stock. See the section of this proxy statement entitled “The Merger—Market Price and Dividend Data” beginning on page •.
Delisting and Deregistration of Osteotech’s Common Stock
     If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our shares of common stock.
     If the merger agreement is not adopted and the merger is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Global Market, subject to compliance with continued listing requirements.
Material United States Federal Income Tax Consequences (See Page •)
     The exchange of shares of our common stock for the merger consideration will be a taxable transaction to our stockholders for United States Federal income tax purposes.
     You should read the section of this proxy statement entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page • for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences to you.
Regulatory Matters (See Page •)
     We and Medtronic have agreed to use our reasonable best efforts to make any required submissions under the HSR Act, and any applicable foreign antitrust laws which we or Medtronic determine should be made with respect to the merger, the merger agreement, and the other transactions contemplated by the merger and the merger agreement. On •, 2010, we and Medtronic filed notification reports with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. We and Medtronic are also required to make a filing with the governmental authorities in Austria. See the section of this proxy statement entitled “The Merger — Regulatory Matters” beginning on page •.
Appraisal Rights (See Page •)
     Under Delaware law, if you do not vote in favor of adoption of the merger agreement and approval of the merger, if you continuously hold your shares from the date of your demand for appraisal through the effective time of the merger, and if you comply with all of the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the merger consideration. ANY STOCKHOLDER CONTEMPLATING THE EXERCISE OF THESE APPRAISAL RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (COPIES OF WHICH ARE ATTACHED AS ANNEX C TO THIS PROXY STATEMENT), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ARE NOT FULLY AND PRECISELY SATISFIED. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page •.
Paying Agent
     • will act as the paying agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “predict,” “intend,” “plan,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: our ability to develop and introduce new products; differences in anticipated and actual product and service introduction dates; the ultimate success of those products in the marketplace; the continued acceptance and growth of current products and services; the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts; risk that announcement of the proposed merger will negatively affect our relationships with our customers, suppliers, and employees; other unexpected costs or liabilities resulting from the proposed merger; diversion of management’s attention from the operations of the business as a result of preparations for the proposed merger; our ability to satisfy the closing conditions to complete the proposed merger with Medtronic, including obtaining the requisite stockholder and regulatory approvals; and our exposure to litigation in connection with the proposed merger with Medtronic and the costs related thereto.
     In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in various SEC filings made periodically by us, particularly our latest report on Form 10-K and subsequent report or reports on Form 10-Q, copies of which are available from us without charge or online at www.osteotech.com. Please review such filings and do not place undue reliance on these forward-looking statements.
     You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.
THE SPECIAL MEETING
     The enclosed proxy is solicited on behalf of the board of directors of Osteotech for use at the special meeting of stockholders or at any adjournment or postponement thereof.
Date, Time and Place
     We will hold the special meeting at •, 2010 at 9:00 a.m., local time, at our corporate office at 51 James Way, Eatontown, New Jersey 07724.
Purpose of Special Meeting
     At the special meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:
•	the adoption of the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Medtronic, Inc., Medtronic Sofamor Danek, Inc., England Merger Corporation and Osteotech, Inc. and the approval of the merger (see the sections of this proxy statement entitled “The Merger” beginning on page • and “The Merger Agreement” beginning on page •);

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger; and

•	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.
     We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.
Recommendation of our Board of Directors
     After careful consideration, our board of directors determined that it is advisable, fair to and in the best interests of our stockholders for Osteotech to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.
     Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger. Our board of directors also recommends that Osteotech stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our stockholders.
     In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section of this proxy statement entitled “The Merger—Interests of our Directors and Executive Officers in the Merger” beginning on page •.
     If your submitted proxy does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.
Record Date; Stock Entitled to Vote; Quorum
     Only holders of record of our common stock at the close of business on •, 2010, the record date set by our board of directors, are entitled to notice of and to vote at the special meeting. On the record date, • shares of our common stock were issued and outstanding and held by approximately • holders of record.
     A quorum will be present at the special meeting if one-third of the issued and outstanding shares of our common stock on the record date is present in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposals to adopt the merger agreement and approve the merger and adjourn the special meeting.
Votes Required
     The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If a stockholder votes to abstain or does not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement and approval of the merger – so please vote. The affirmative vote of the holders of a majority of the shares of common stock of Osteotech present in person or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger. If a stockholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a stockholder votes to abstain, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.
Voting by Osteotech Directors and Executive Officers
     At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote • shares of our common stock, which represented approximately •% of the shares of our common stock outstanding on that date. See the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
Voting of Proxies
     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.
     Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.
     Only shares affirmatively voted for the adoption of the merger agreement and approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement and approval of the merger proposal will be voted in favor of the meeting adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date. If a stockholder does not vote, either in person or by proxy, or abstains from voting, it will effectively count as a vote “AGAINST” the adoption of the merger agreement and approval of the merger – so please vote. If a stockholder does not vote, either in person or by proxy, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal. Voting to abstain will have the same effect as voting against any proposal by our board of directors to adjourn the special meeting.
     Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to adopt the merger agreement and approve the merger will have the same effect as a vote “AGAINST” such proposal – so please vote. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.
Revocability of Proxies
     The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. If you are a stockholder of record you may revoke your proxy and change your vote at any time before your vote is counted at the special meeting by submitting a later-dated proxy by mail or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. To request an additional proxy card, or if you have any questions about the special meeting or how to vote or revoke your proxy, you should write to Osteotech, Inc., Attn: Assistant Secretary, 51 James Way, Eatontown, New Jersey 07724, or call (732) 542-2800. If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Solicitation of Proxies
     Osteotech is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition, Osteotech has engaged Georgeson Inc. to assist in the solicitation of proxies and to provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $• in total. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.
     Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.
Appraisal Rights
     Under applicable Delaware law, if you do not vote to adopt the merger agreement and approve the merger and if you follow certain procedures in lieu of receiving the merger consideration, you have the right to receive payment in cash for the “fair value” of your shares of our common stock. If you are seeking to exercise your statutory appraisal rights, you must follow certain procedures as outlined in Section 262 of the Delaware General Corporation Law. Merely voting against the adoption of the merger agreement and approval of the merger will not preserve your appraisal rights. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page •.
Assistance
     If you need assistance submitting your proxy or have questions regarding the Osteotech special meeting, please contact:
     Osteotech, Inc.
     Attn: Assistant Secretary
     51 James Way
     Eatontown, New Jersey 07724
     Telephone: (732) 542-2800
     or our proxy solicitor,
     Georgeson
     199 Water Street
     New York, New York 10038
     Call toll free (877)-278-4775 or e-mail osteotech.info@georgeson.com
THE MERGER
     The following discussion summarizes the material terms of the proposed merger. Stockholders should read the merger agreement, which is a attached as Annex A to this proxy statement, carefully and in its entirety.
General Description of the Merger
     Pursuant to the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Osteotech, with Osteotech surviving as a wholly owned indirect subsidiary of Medtronic (which we sometimes refer to in this proxy statement as the “surviving corporation”).
Merger Consideration
     If we complete the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than:

•	shares held by Medtronic or any direct or indirect subsidiary of Medtronic or us, all of which will be canceled in the merger and

•	shares held by stockholders who properly exercise appraisal rights, whom we refer to as “dissenting stockholders”
will be automatically converted into and represent the right to receive the merger consideration (subject to decrease under the limited circumstances referred to below) as described in the section of this proxy statement entitled “The Merger Agreement—Effect on Capital Stock” beginning on page •. After the merger is effective, stockholders will no longer have any rights with respect to their shares, except for the right to receive the merger consideration. No interest will accrue or be paid with respect to the merger consideration. At the effective time of the merger, shares of our common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Pursuant to the merger agreement, the merger consideration is subject to decrease only if it were determined that (i) the number of outstanding shares of common stock as of immediately prior to the effective time of the merger exceeds 18,126,882 (provided that we will not be deemed to have exceeded this threshold to the extent any excess is the result of the proper exercise of Options or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger), (ii) as of immediately prior to the effective time of the merger, our outstanding Options (and any other outstanding stock rights) are exercisable to purchase more than 1,292,412 shares of our common stock in the aggregate, or the number of outstanding Restricted Stock Units as of immediately prior to the effective time of the merger exceeds 580,436, (iii) any outstanding Option is exercisable at a price that is lower than the exercise price disclosed to Medtronic, or (iv) the aggregate amount of third party expenses incurred by us in connection with the merger (excluding any amounts incurred by us as a result of additional requests for information under antitrust laws, security holder litigation or the receipt by us of any superior acquisition proposals) exceeds $4,868,400 (but only if such excess would result in a reduction to the price equal to more than $0.01 per share of common stock), and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $123,249,643 plus the aggregate exercise price of all in the money Options outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $6.50 per share). Additional detail regarding the calculation of the amount of any such decrease is provided in the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock — Common Stock” beginning on page •.
     While we cannot guarantee that the merger consideration will be $6.50 per share and that such amount will not be decreased pursuant to the merger agreement provisions described above, as of the date of this proxy statement we do not anticipate that there will be any such decrease. We do not believe the actual numbers of outstanding common stock, Options or Restricted Stock Units will fall outside the permitted margins, as explained in more detail in the in the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock” beginning on page •. In addition, with respect to third party expenses, absent unforeseen circumstances that require us to devote significant legal and accounting resources toward the merger in the future, we do not expect the amount of third party expenses incurred by us as of the date of this proxy statement, together with the amount of such expenses we expect to incur prior to the closing of the merger, will exceed $4,868,400. Furthermore, the merger consideration will not be decreased as the result of our exceeding the $4,868,400 cap to the extent that the excess would result in a reduction to the merger consideration of $0.01 or less. Even if we did exceed the aforementioned cap, the effect of any such excess would be distributed over all of the shares, Options and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. See the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock — Common Stock” for further discussion of the potential effects of exceeding these thresholds.
     Stockholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the paying agent for exchange or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described under “The Merger Agreement—Procedures for Exchange of Certificates” beginning on page •.
     Medtronic has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.

     If we complete the merger, at the effective time of the merger:
•	each outstanding Option will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any; and

•	each outstanding Restricted Stock Unit will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit multiplied by the merger consideration, less applicable withholding taxes, if any.
Background to the Merger
     Over the past several years, our board of directors has periodically reviewed and evaluated, with our management, the strategic direction for Osteotech in light of our financial performance and market, economic, competitive and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving Osteotech and other companies, particularly in view of the increasing competition in our industry. In an effort to maximize shareholder value, our management and board of directors have also regularly considered a variety of business strategies, including the continued pursuit of organic growth, strategic alliances and acquisitions, as well as regularly reviewing our prospects as an independent public company.
     On several occasions during 2008 and the first half of 2009, members of our senior management, including Sam Owusu-Akyaw, our President and Chief Executive Officer, and Mark H. Burroughs, our Executive Vice President and Chief Financial Officer, met with representatives of Party A, a private equity firm, at its request for general discussions regarding our business and their potential interest in making an investment in the company. In a meeting with Mr. Burroughs on February 25, 2009, representatives of Party A proposed acquiring us in a going-private transaction. A confidentiality agreement was executed with Party A on March 31, 2009.
     In late February 2009, a representative of Medtronic initiated a discussion with two of our executives about our products and technologies at the American Academy of Orthopaedic Surgeons conference (which we sometimes refer to in this proxy statement as the “AAOS”) in Las Vegas, Nevada. On March 30, 2009, Mr. Owusu-Akyaw had a telephone call with a representative of Medtronic to discuss distribution arrangements and business integration possibilities. In April 2009, Medtronic executed a confidentiality agreement with us. On April 20, 2009, Mr. Owusu-Akyaw and Kai Lo, our Vice President of Business Development, met with representatives of Medtronic to share presentations on the businesses of the two companies and to discuss the products, technologies and distribution networks of the two companies, as well as opportunities for collaboration.
     In May 2009, Mr. Owusu-Akyaw received an unsolicited phone call from a representative of a healthcare company and a tissue organization working in tandem, which we refer to collectively as Party B, during which the representative of Party B expressed an interest in exploring a possible acquisition of Osteotech. On May 27, 2009, we entered into a confidentiality agreement with Party B. From late May 2009 through late July 2009, Party B conducted a high-level due diligence review of Osteotech, including an all day meeting with Kenneth P. Fallon, III, the Chairman of Osteotech’s board of directors, Mr. Owusu-Akyaw, other members of our management team and representatives of Deutsche Bank Securities Inc. (which we sometimes refer to in this proxy statement as “Deutsche Bank”) on June 23, 2009.
     In the spring of 2009, to assist Osteotech with the periodic review of its strategic direction and with responding to the overtures made by Medtronic and Parties A and B and other contacts regarding potential strategic transactions, our board of directors sought the assistance and advice of a financial advisor. After conducting a selection process, our board of directors determined on May 26, 2009, to retain Deutsche Bank as its financial advisor.
     At a regularly scheduled board of directors meeting held on June 18, 2009, representatives of Deutsche Bank made a presentation to our board on the process for a sale of the company, and representatives of our outside legal counsel, Dorsey & Whitney LLP (which we sometimes refer to in this proxy statement as “Dorsey & Whitney”), reviewed the fiduciary duties of the board in connection with a sale of the company. Representatives of Deutsche Bank and our board of directors also discussed the parties that might be interested in pursuing an acquisition of Osteotech, noting that Medtronic, Party A and Party B were, in their opinion, the most likely acquirers of Osteotech.

Members of our board of directors and management also expressed and discussed their significant concern regarding the risk of our distributors learning from rumors in the market or leaks of information by potential bidders that we were conducting a sale process, and the substantial negative impact that could have on our financial performance. At this meeting, our board of directors also asked Mr. Fallon, the Chairman of our board and one of our independent directors, in consultation with management, to lead this process of evaluating our strategic alternatives, while management was tasked with focusing on our pending new product introductions and other business processes. We entered into an engagement letter with Deutsche Bank on June 30, 2009.
     On July 1, 2009, Party A visited Osteotech’s headquarters for a presentation by our management team, including Messrs. Owusu-Akyaw and Burroughs, on Osteotech’s business. At this meeting, Party A once again indicated an interest in acquiring us. Soon after that meeting, management informed Mr. Fallon about Party A’s interest. Mr. Fallon then spoke further with representatives of Party A about its interest, and expressed his concerns regarding the ability of Party A to acquire Osteotech without a financing contingency.
     On July 13, 2009, we entered into a confidentiality and standstill agreement with Party A.
     On July 13, 2009, Deutsche Bank opened our electronic data room and uploaded the initial diligence documents. On July 14, Party B was granted access to our electronic data room.
     From late June through mid-July 2009, representatives of Deutsche Bank had several conversations with representatives of Medtronic relating to Medtronic’s interest in acquiring us, and questions that Medtronic had about our financial reports and distributor relationships. On July 15, 2009, following its review of preliminary due diligence materials provided by Osteotech, Medtronic submitted a non-binding, preliminary indication of interest to acquire us at a purchase price between $5.25 and $6.00.
     On July 20, 2009, a representative of Party A informed a representative of Deutsche Bank that they were not interested in pursuing an acquisition of Osteotech, because they were aware that other parties were interested in Osteotech and Party A did not want to participate in a competitive sale process.
     On July 23, 2009, Party B indicated to representatives of Deutsche Bank that, subject to completion of diligence and board approval, they were considering a proposal to acquire us at a purchase price between $5.00 and $7.00 per share.
     On August 5, 2009, Medtronic was granted access to a limited set of documents in the electronic data room and continued its preliminary due diligence on Osteotech. Thereafter, until early October 2009, representatives of Deutsche Bank had several conversations with representatives of Medtronic to discuss diligence matters and Medtronic’s proposed valuation range as indicated in its July 15, 2009 indication of interest.
     From late July through the end of 2009, Mr. Fallon and members of our management team, including Messrs. Owusu-Akyaw and Burroughs, participated in multiple discussions and telephone conferences with the interested parties, including Party A, to provide them with information regarding our business and financial condition. In addition, our management continued to load documents into the electronic data room in response to numerous requests from the bidders. Our board also held three regular meetings during this period at which Mr. Fallon updated the board on the status of the process, the outstanding indications of interest and the anticipated next steps in the process.
     On September 3, 2009, the Chief Financial Officer of Party B called Mr. Fallon indicating a serious interest on the part of Party B in pursuing a transaction with Osteotech.
     On September 9, 2009, Mr. Fallon met with the Chief Financial Officer of Party B at Party B’s corporate headquarters. At this meeting, they discussed our business and Party B’s Chief Financial Officer reaffirmed Party B’s strong interest in acquiring us.
     On September 18, 2009, Party B submitted a detailed due diligence request list to us.
     On October 12, 2009, a representative of Deutsche Bank spoke with a representative of Medtronic, expressing the view of our board of directors that the purchase price set forth in Medtronic’s preliminary indication of interest was too low. Thereafter, on October 14, 2009, Medtronic submitted a revised indication of interest to acquire us at a purchase price between $6.00 and $7.00 per share. On October 14, 2009, a representative of Deutsche Bank contacted a representative of Medtronic to inform him that our board of directors would not be willing to entertain a bid in Medtronic’s range.
     On October 19, 2009, a representative of Medtronic contacted a representative of Deutsche Bank to inform him that, given the disagreement on pricing, Medtronic was not interested in moving forward. On October 20, 2009, Mr. Fallon contacted the representative of Medtronic to discuss Osteotech’s products and Mr. Fallon’s view that Medtronic was not sufficiently valuing certain of those products in connection with Medtronic’s recent valuation range.
     On October 26, 2009, Mr. Fallon contacted the Chief Financial Officer of Party B to discuss the due diligence items that Party B had requested. Mr. Fallon indicated that we would be willing to provide certain of the items requested by Party B, but that Party B would have to provide us with a firm, written indication of interest before we would respond to the balance of their request. On November 11, 2009, certain items requested by Party B were made available to Party B in the electronic data room.
     From November 10, 2009 through November 14, 2009, members of our management team participated in the North American Spine Society 2009 Annual Meeting (which we sometimes refer to in this proxy statement as the “NASS”) in San Francisco, California, at which we highlighted three new procedure-specific MagniFuse™ bone grafting products for different spine therapy areas. Representatives of Party B visited Osteotech’s booth at the NASS to discuss these new products.
     On December 9, 2009, a representative of Deutsche Bank contacted a representative of Medtronic to inquire whether Medtronic was willing to confirm its indication of interest to acquire us at a purchase price between $6.00 and $7.00 per share, as set forth in Medtronic’s October 14, 2009 letter, and recommence its due diligence review of Osteotech.
     On December 15, 2009, a representative of Deutsche Bank had a conversation with a representative of Medtronic to inquire regarding the status of Medtronic’s interest. During that conversation, the Medtronic representative indicated that Medtronic was considering whether to proceed to the next phase of due diligence and that Medtronic would not make that decision until January 2010.
     On January 15, 2010 a representative of Deutsche Bank informed a representative of Medtronic that our board of directors would be meeting on January 22, 2010 and requested an updated written indication of interest before that meeting.
     On January 15, 2010, Mr. Fallon sent a letter to the Chief Financial Officer of Party B, advising him that our board of directors would be meeting the following week and that, if Party B was interested in acquiring us, that Party B should provide its indication of interest in writing in advance of that board meeting.
     On January 20, 2010, Medtronic submitted a third letter, confirming its October 14, 2009 indication of interest to acquire us at a purchase price between $6.00 and $7.00 per share.
     On January 21, 2010, Party B submitted a written indication of interest proposing to acquire us at a purchase price between $5.00 and $7.00 per share.
     On January 22, 2010, our board of directors held a special meeting to consider, among other items, the indications of interest submitted by Medtronic and Party B. Messrs. Fallon and Owusu-Akyaw updated our board of directors on the discussions with Medtronic and Party B and representatives of Deutsche Bank provided their initial analyses of the indications of interest submitted by Medtronic and Party B. Based on these discussions and the indications of interest, our board of directors decided that it would be advisable to permit Medtronic and Party B to conduct more detailed due diligence on us, with a view toward making more firm offers.
     On January 22, 2010, at the direction of our board of directors, a representative of Deutsche Bank contacted a representative of Party B to inform him that the low end of Party B’s range was not competitive with other offers that we had received. After that date, Party B did not access the electronic data room again.

     On January 26, 2010, we gave Medtronic access to certain additional data room files which had not previously been accessible by Medtronic.
     On January 29, 2010, a representative of Party C informed Mr. Fallon that Party C would like to meet with us at the AAOS conference in New Orleans, Louisiana, in mid-March to discuss a possible strategic transaction, but that it was not interested in signing a confidentiality agreement and participating in a sale process in our anticipated timeframe. Subsequently, a meeting was arranged between representatives of us and Party C for a mutual discussion of general technology and product issues. Following this meeting, Party C did not follow up with us to arrange for the proposed meeting at AAOS or otherwise with respect to a potential strategic transaction.
     On February 3, 2010, a representative of Party A contacted Mr. Burroughs to inquire about the status of our sale process and to arrange for a meeting with Mr. Fallon.
     Effective as of February 8, 2010, we entered into a Joint Interest and Confidentiality Agreement with Medtronic to preserve our attorney client privilege with respect to certain documents and other information requested for review by Medtronic. On February 9 and 10, 2010, several representatives from Medtronic spent two days in offsite meetings with their respective counterparts from our management team. On February 17, 2010, representatives of Medtronic visited New Jersey for an additional day of offsite meetings.
     On February 11, 2010, Mr. Fallon met with a representative of Party A to provide an update on our sale process. At that meeting, the representative of Party A indicated that Party A was again interested in acquiring us. The representative telephoned Mr. Fallon the following week to reiterate Party A’s interest. On February 23, 2010, Party A submitted a written indication of interest proposing an all cash offer at an enterprise valuation of $65 to $80 million, without specifying an implied price per share. On February 26, 2010, after Mr. Fallon indicated to Party A that the proposed purchase price was not sufficient to take the proposal to our board, Party A submitted a revised indication of interest proposing an all cash offer at an enterprise value of $80 to $130 million, again without specifying an implied price per share. Both of these letters also proposed a period of 45 days of exclusivity and a financing contingency. Party A was informed by Mr. Fallon that our board of directors was not prepared to grant Party A any period of exclusivity at this time. On March 2, 2010, Party A submitted a third letter expressing an interest in acquiring us at a total enterprise value of $80 to $130 million, again without specifying an implied price per share and without requesting exclusivity. Party A was given access to the electronic data room as of March 4, 2010.
     On March 3, 2010, a draft merger agreement prepared by Dorsey & Whitney was made available in the electronic data room for Medtronic and Party B to review. On March 22, 2010, this draft merger agreement was also made available in the electronic data room for Party A to review.
     From March 9, 2010 through March 12, 2010, representatives from Osteotech, including Messrs. Fallon and Burroughs and Robert M. Wynalek, President of our Domestic Division, attended the AAOS conference. On March 9, 2010, Mr. Wynalek attended a meeting with representatives of Medtronic’s marketing team to discuss due diligence matters. On March 11, 2010, Messrs. Burroughs and Wynalek had dinner with representatives of Party A and received an additional data request for a previously-scheduled meeting set for March 19, 2010. Also on March 11, 2010, Mr. Fallon met with a representative of Party A to discuss the process being conducted by Osteotech.
     During the week of March 15, 2010, representatives of Medtronic conducted onsite diligence visits at our facilities for a tissue processing audit and manufacturing, finance and accounting reviews.
     On March 19, 2010, members of our senior management and representatives of Deutsche Bank participated in an in-person meeting with representatives of Party A in Red Bank, New Jersey. During this meeting, members of our senior management provided a detailed review of all aspects of our business, long-range strategic plan and product portfolio, and Party A was provided with the opportunity to ask members of our senior management questions about our business, operating results and financial condition.
     On March 20, 2010, a representative of Deutsche Bank spoke with a representative of Medtronic to inquire about the status of Medtronic’s due diligence review and when Medtronic would be in a position to provide a mark-up of the draft merger agreement. Medtronic indicated that it would not be in a position to mark up the merger agreement prior to our March 30, 2010 board meeting, as previously requested, as they were still conducting their due diligence review.
     On March 24, 2010, members of our senior management and a representative of Deutsche Bank participated in an in-person meeting with representatives of Party A in Party A’s offices in New York, New York, and engaged in a detailed discussion about our business and future strategic opportunities. In several follow up conversations between a representative of Party A and Mr. Fallon, the representative of Party A informed Mr. Fallon that it would require an extended exclusivity period to move forward. Mr. Fallon told Party A that Osteotech could not grant it exclusivity at this time, and encouraged Party A to continue its due diligence review and to avail itself of the electronic data room.
     On March 29, 2010, Medtronic submitted a fourth letter, reaffirming its indication of interest to acquire us at a purchase price between $6.00 and $7.00 per share. Medtronic also stated that it expected to deliver a draft of the merger agreement by April 30, 2010 and that it anticipated its diligence review of Osteotech would require at least 30 days to complete prior to signing.
     On that same date, in a conversation with Mr. Fallon, Party A expressed an interest in acquiring us at a total enterprise value of $100 to $130 million, again without specifying an implied price per share, and indicated that Party A would need an additional 4-6 weeks prior to executing a merger agreement in order to complete its confirmatory due diligence review.
     On March 30, 2010, at a regularly scheduled meeting of our board of directors, Messrs. Fallon and Owusu-Akyaw reviewed with our board of directors the financial and other aspects of the latest indications of interest received from Medtronic and Party A and the recent lack of activity in the process by Party B, and provided an overall update on the sale process. After this meeting, at the direction of our board of directors, Deutsche Bank informed Medtronic and Mr. Fallon informed Party A that the lower end of their respective ranges of valuation would not be acceptable to the board.
     During the periods from April 6 to April 9, 2010 and April 12 to April 13, 2010, representatives of Medtronic performed onsite due diligence at our facilities in France and Bulgaria, respectively.
     On April 7, 2010, a representative of Party A contacted Mr. Fallon and informed Mr. Fallon that Party A had again decided that it could not continue in the sale process because Party A had concluded that it could not proceed at the top end of the range it had most recently communicated. Later that day, Party A’s access to the electronic data room was terminated.
     On April 21 and 22, 2010, Medtronic performed onsite due diligence at our facilities in New Jersey.
     On April 21, 2010, Fredrikson & Byron, P.A., outside counsel to Medtronic (which we sometimes refer to in this proxy statement as “Fredrikson & Byron”), sent Dorsey & Whitney a list of legal issues regarding the draft merger agreement prepared by Dorsey & Whitney.
     On April 23, 2010, a representative of Party A contacted Mr. Fallon, indicating that it remained interested in acquiring us. During that conversation, Mr. Fallon encouraged the representative of Party A to indicate its interest in writing including a proposed price per share. On April 27, 2010, the representative of Party A sent an e-mail to Mr. Fallon, stating that Party A was prepared to move forward with negotiations based upon an enterprise valuation range of Osteotech between $115 and $130 million without specifying an implied price per share. On April 28, 2010, Mr. Fallon contacted the representative of Party A to inform him that we were expecting a merger agreement draft from another party in the sale process within the next week and that if Party A was truly interested in acquiring us, that it needed to move quickly.
     On April 30, 2010, Fredrikson & Byron sent Dorsey & Whitney a draft merger agreement.
     On May 6, 2010, Mr. Fallon sent a letter to the representative of Party A, reviewing the history of our discussions with Party A, the extensive information provided and access to management granted to Party A, and requesting that Party A submit a firm offer with a certain price per share, subject to confirmatory due diligence with a defined timeline to closing. Later that day, Party A’s access to the electronic data room was reestablished.

     On May 7, 2010, Party A’s intellectual property counsel contacted a representative from Dorsey & Whitney to discuss certain intellectual property matters, but requested that the Dorsey & Whitney representative not disclose any confidential information.
     On May 7, 2010, a representative of Deutsche Bank, at the direction of our board of directors, informed a representative of Medtronic that Osteotech would not respond to Medtronic’s draft merger agreement until Medtronic had provided an indication of interest at a firm price.
     On May 11, 2010, Party A submitted a new acquisition proposal to acquire us at an enterprise valuation of $110 million, again without specifying an implied price per share. On May 14, 2010, counsel for Party A submitted a mark-up of the merger agreement that had been prepared by Dorsey & Whitney.
     On May 18, 2010, Mr. Fallon sent a letter to a representative of Party A, advising Party A that the enterprise valuation in its letter of May 11, 2010, which was below the low end of the range in Party A’s prior e-mail, was not acceptable.
     On May 27, 2010, Medtronic submitted a revised indication of interest, proposing a per share purchase price of $6.20, subject to further confirmatory due diligence and the negotiation and execution of a definitive merger agreement.
     On June 3, 2010, our board of directors held a special meeting, at which representatives of Deutsche Bank reviewed Party A’s and Medtronic’s latest indications of interest, provided an update on the sale process and reviewed the results of various valuation methodologies. Representatives of Dorsey & Whitney reviewed the terms of the latest draft of the merger agreement provided by Medtronic. After a lengthy discussion, the board of directors directed Mr. Fallon, management and Deutsche Bank to continue negotiating with Medtronic and Party A and to counter with requests that the parties improve their proposed purchase prices to $6.80 per share, with a termination fee of $3.25 million and an execution date on or before June 24, 2010. The board of directors also directed Mr. Fallon, management and Deutsche Bank not to share certain sensitive information relating to intellectual property matters, clinical trial data, physician meetings and other matters with either party unless and until it had substantially improved its bid.
     On June 4, 2010, representatives of Dorsey & Whitney forwarded a revised draft of the merger agreement to representatives of Fredrikson & Byron. Also on that date, representatives of Deutsche Bank, at the direction of our board of directors, contacted Medtronic to communicate that Osteotech was ready to move forward with finalizing the merger agreement, provided that Medtronic increase its purchase price to $6.80 per share, agree to a termination fee of $3.25 million, and agree to execute the definitive merger agreement by June 24, 2010.
     On June 4, 2010, Mr. Fallon called a representative of Party A and indicated that we would be prepared to move forward if Party A made an offer at the high end of the range of enterprise value it had proposed on April 27, 2010 (which we estimated would equate to approximately $6.80 per share), with a $3.25 million termination fee and an execution date on or before June 24, 2010.
     On June 10, 2010, Medtronic responded by indicating that it was not inclined to increase its proposed purchase price of $6.20 per share, and that it would require exclusivity, a “market” termination fee and a purchase price adjustment in the event that third party transaction expenses exceeded an agreed-upon cap. Medtronic also indicated that it would not be able to complete its due diligence review by June 24, 2010, and that it anticipated that review would not be complete until early July 2010.
     On June 11, 2010, Party A submitted an acquisition proposal to acquire us at a purchase price of $6.65 per share based on an enterprise valuation of $128 million. This proposal was conditioned on us satisfying certain cash and debt levels at closing, our cancellation of certain change of control agreements between us and certain officers of the company, the cancellation of certain restricted stock units granted in April 2010 and the successful negotiation of contracts with our executive team. The letter also stated that Party A did not foresee any delay in funding of the transaction, but did not provide any commitment regarding financing.
     On June 11, 2010, a representative of Deutsche Bank contacted a representative of Medtronic to inform them that Medtronic’s latest offer was not the highest offer.

     On June 15, 2010, our board of directors held a special meeting to review and discuss Medtronic’s and Party A’s latest proposals. The board of directors, after noting that the sale process had been underway for over a year and the concern that one or more of the parties could withdraw from the process, directed Mr. Fallon, management and Deutsche Bank to bring the sale process to a close by having the parties submit their best and final proposals by June 18, 2010, after which the board of directors would review and proceed with one party. Later that day, at the direction of our board of directors, a representative of Deutsche Bank contacted a representative of Medtronic to inform them that our board of directors was seeking Medtronic’s best and final offer by June 18, 2010.
     On June 16, 2010, Mr. Fallon sent a letter to Party A, requesting that Party A clarify the amount of time Party A would need to complete its due diligence review and advising Party A that the conditions set forth in its latest proposal were not acceptable. Mr. Fallon also requested that Party A submit its best and final offer no later than June 18, 2010 and informed Party A that we planned to proceed, after review of final proposals, with one party to negotiate and execute a definitive merger agreement. Later that day, Party A submitted a revised acquisition proposal to acquire us at a purchase price of $5.94 per share based on an enterprise valuation of $128 million and subject to the same conditions that were in its June 11, 2010 proposal, except that it assumed the change in control agreements and restricted stock units granted in April 2010 would remain outstanding.
     On June 17, 2010, representatives of Deutsche Bank contacted representatives of Party A to discuss Party A’s revised proposal and to inform Party A that our board of directors had serious concerns regarding the uncertainty of Party A’s ability to finance the acquisition, as well as the conditionality of the proposal relating to our satisfying certain cash and debt levels at closing, our cancellation of certain change of control agreements between us and certain officers of the company and our cancellation of certain restricted stock units granted in April 2010.
     On June 18, 2010, Party A submitted a revised acquisition proposal to acquire us at a purchase price between $5.94 and $6.65 per share depending on whether or not its conditions regarding the change in control agreements and restricted stock units were satisfied, and the values Party A allocated to those change in control agreements and restricted stock units. The proposal also specified a certain net debt position that was to be met at closing, consistent with its prior condition regarding cash and debt levels that were to be met at closing, but clarified that variances to our net debt position would lead to an adjustment in Party A’s purchase price. The proposal also failed to address the financing concerns communicated by Deutsche Bank on June 17, 2010.
     Also on June 19, 2010, Medtronic submitted an updated letter, dated June 18, 2010, indicating its interest to acquire us at a purchase price of $6.50 per share and requesting an exclusivity period of 45 days. Medtronic also indicated that it would require a termination fee equal to 4% of the merger consideration and a cap on third party transaction expenses.
     On June 21, 2010, our board of directors held a special meeting to review the best and final proposals received from Medtronic and Party A. Deutsche Bank provided an overview of the sale process, updated our board of directors on the discussions with Medtronic and Party A, and provided its analyses of the proposals submitted by Medtronic and Party A and its preliminary analysis of Osteotech’s valuation. At the meeting, Dorsey & Whitney again reviewed for the directors their fiduciary responsibilities in connection with a possible sale of Osteotech. After a lengthy discussion, our board of directors determined that Medtronic’s offer was superior to Party A’s offer, taking into consideration the different conditions imposed on the offers by each of the bidders, and the certainty of financing offered by Medtronic’s proposal. Accordingly, our board of directors decided that the Medtronic offer was the superior offer and determined to enter into exclusive discussions with Medtronic, but only for a 30-day exclusivity period. The board of directors then directed representatives of Deutsche Bank and Dorsey & Whitney to negotiate the terms of exclusivity and treatment of third party expenses prior to entering into a non-binding indication of interest with Medtronic.
     From June 22, 2010 through June 29, 2010, representatives of Dorsey & Whitney and Deutsche Bank discussed and negotiated the terms of exclusivity and the treatment of third party expenses with Medtronic and its counsel.
     On June 23, 2010, Mr. Fallon contacted a representative of Party A to inform him that our board of directors had decided to move forward with a superior proposal from another party on an exclusive basis to work towards a definitive agreement. That same day, Party A’s access to the electronic data room was again terminated. Later that evening, a representative of Party A sent an e-mail to Mr. Fallon indicating that Party A was prepared to execute a definitive purchase agreement by June 24, 2010, but provided no details on its proposal.

     On June 24, 2010, Mr. Fallon contacted the representative of Party A to let them know that our board of directors had determined that Party A’s last proposal was inferior to the proposal we received from another party, taking into consideration the price and conditionality included in Party A’s proposal, and that Party A had not addressed the concerns that the board of directors had with Party A’s proposal relating to its conditionality regarding the satisfaction of change in control agreements and the cancellation of restricted stock units, or the availability of Party A’s financing.
     On June 25, 2010, Party A sent another proposal to acquire us that continued to be subject to maximum debt and minimum cash conditions which, if not satisfied, would result in a purchase price adjustment, and in which the conditions noted in previous proposals related to our satisfaction of change in control agreements or the cancellation of restricted stock units had been removed. Although the proposed purchase price was $6.80 per share, Deutsche Bank estimated that the implied per share value of this offer was actually $6.53 to $6.62 based on the proposed purchase price adjustment provision and assumptions ranging from conservative to aggressive. The proposal was also subject to the condition that the parties execute a definitive agreement before the financial markets opened on June 28, 2010, and did not address the uncertainty regarding financing of Party A’s proposal. Later that day, representatives of Deutsche Bank contacted representatives of Party A to discuss Party A’s revised proposal.
     On June 26, 2010, representatives of Dorsey & Whitney held several conversations with Party A’s legal counsel to clarify certain issues related to Party A’s proposal and expressed concerns relating to Party A’s financing. Party A’s counsel confirmed that the contracting entity in the merger would be a newly-formed, shell company with no guarantee of the shell company’s obligations by Party A. Later that day, Party A’s counsel sent a letter to Dorsey & Whitney to, among other things, recap the conversation from earlier in the day and indicate Party A’s continued interest in pursuing an acquisition of Osteotech.
     On June 27, 2010, Party A’s counsel sent another letter to Dorsey & Whitney in which it indicated, among other things, that Party A would be unwilling to fully guarantee the shell company’s obligations, but that Party A would agree to a reverse termination fee, guaranteed by Party A, as sole recourse in the event of a breach of the agreement by the shell company. Later that day, after consultation with Mr. Fallon, representatives of Dorsey & Whitney contacted Party A’s counsel and informed them that a reverse termination fee as the only recourse was not sufficient and that our board of directors was seeking a full guarantee of the shell company’s obligations by Party A. Later that afternoon, Party A’s counsel sent another letter to Dorsey & Whitney in which it declined to provide a full guarantee and urged our board of directors to reconsider Party A’s proposal. That same day, Mr. Fallon contacted a representative of Party A and indicated that a reverse termination fee as the sole recourse would not be sufficient, particularly in light of the proposal we had from another party which did not have any financing contingency. During that conversation, the representative of Party A indicated that Party A might be willing to agree to a reverse termination fee as high as 10% of the purchase price.
     That evening, our board of directors held a special meeting to further discuss Party A’s proposal and to compare that proposal to Medtronic’s latest proposal. After a lengthy discussion, the board of directors determined that a 10% reverse termination fee did not lead to a proposal that was superior to Medtronic’s proposal, but that if Party A were willing to provide a full guarantee of its shell company’s obligations under a definitive merger agreement, then the board of directors would be prepared to move quickly toward negotiating and executing a definitive agreement with Party A. At the conclusion of the meeting, the board of directors directed Mr. Fallon to convey this message to Party A.
     On the morning of June 28, 2010, Mr. Fallon contacted a representative of Party A to inform them of the position of the board of directors relating to the guarantee. The representative of Party A indicated that they would consider this position and respond in the coming days. Later that day, Party A’s counsel sent a letter to Dorsey & Whitney, indicating that Party A was willing to raise the reverse termination fee to $13 million, but that Party A continued to refuse to provide a full guarantee of the shell company’s obligations.
     On June 29, 2010, our board of directors held a special meeting to further discuss Party A’s latest proposal and to compare that proposal to Medtronic’s proposal. Our board reviewed the terms of the Medtronic indication of interest as negotiated which included the addition of a 20% buffer on top of the third party expense budget to reduce the likelihood that any price adjustment would be required. Our board also reviewed the terms of the latest offer from Party A, noting in particular that although a reverse termination fee had been added, Party A had refused to provide a full guarantee of the acquisition shell company’s obligations under the merger agreement and had failed to provide any information on the availability of Party A’s financing. During this meeting, a representative of Party A held a telephone conference with Mr. Fallon and representatives of Deutsche Bank and Dorsey & Whitney in which the representative indicated that Party A was willing to increase the reverse termination fee to $50 million, but that Party A continued to refuse to make a full guarantee of the shell company’s obligations and was only willing to provide a guarantee of the $50 million termination fee. After further discussion, the board determined that it needed to see Party A’s new proposal in writing in order to conclude its consideration of the two proposals and make a decision between the two bidders.
     On the morning of June 30, 2010, the representative of Party A sent a letter to Mr. Fallon confirming Party A’s new proposal to increase the reverse termination fee to $50 million and that it would also expect a purchase price adjustment in the event that cash at the closing of the transaction was below its previously specified amount. That evening, our board of directors held a special meeting to discuss the revised terms of Party A’s proposal. After a lengthy discussion of the pros and cons of the terms of Party A’s proposal and Medtronic’s proposal, including the lack of any commitment by Party A regarding its financing, the relative certainty of closing a deal with either party, the anticipated complications in negotiating a definitive agreement with Party A, including in particular the reverse termination fee, and the concern that further delay in execution of an indication of interest with Medtronic could put the Medtronic offer at risk, the board of directors determined that the Medtronic proposal was superior to Party A’s proposal and directed Mr. Fallon and management to conclude the negotiations with Medtronic and enter into exclusivity with Medtronic, with the expectation of executing a definitive merger agreement by July 23, 2010.
     Late in the evening of June 30, 2010, we entered into a non-binding letter with Medtronic, which included Medtronic’s indication of interest to acquire us at a purchase price of $6.50 per share and an exclusivity period set to expire on July 22, 2010. The letter also required a $5 million termination fee and a purchase price adjustment in the event that third party transaction expenses exceeded a certain threshold.
     On July 1, 2010, Mr. Fallon sent a letter to the representative of Party A to inform them that we had entered into exclusive discussions with the other party. Mr. Fallon’s letter further informed Party A that, under the terms of this exclusivity agreement, any proposals we received during the exclusivity period would need to be disclosed to the other party.
     Also on that day, representatives of Fredrikson & Byron forwarded a revised draft of the merger agreement to representatives of Dorsey & Whitney.
     Between July 1, 2010 and July 16, 2010, representatives of Dorsey & Whitney and Fredrikson & Byron held numerous telephone conferences and exchanged numerous e-mail messages regarding the merger agreement and related due diligence issues and exchanged numerous drafts of the merger agreement and related disclosure letter. During this time period, our management team provided additional information to Medtronic regarding our products, business, operations and financial condition. Also, on July 5 and 6, 2010, representatives of Medtronic visited our facilities in New Jersey to conduct a quality systems review of our research and development activities.
     On July 16, 2010, representatives of Medtronic contacted representatives of Deutsche Bank to inform them that Medtronic would not be ready to sign the merger agreement by July 23, 2010, as previously discussed by the parties, due to ongoing due diligence and revisions to the merger agreement and related documents. The representatives of Medtronic told us that they would work with us to complete their due diligence by July 29, 2010, but that they would not require us to extend the exclusivity period under the letter of intent beyond its expiration on July 22, 2010.
     On July 19, 2010, our board of directors held a special meeting to discuss the status of the transaction, the delay in signing an agreement and the pending expiration of the exclusivity period under the letter of intent. Before and after this meeting, representatives of Dorsey & Whitney and Fredrikson & Byron continued to work on outstanding issues in the draft merger agreement and related documents and our management team continued to provide additional diligence materials to Medtronic.
     On July 23, 2010, Mr. Fallon contacted a representative of Party A to inform him that our period of exclusivity had expired with the other party, and that while we still expected to sign an agreement shortly with the other party, we were free to have discussions with Party A to the extent they continued to be interested in acquiring us.

     On July 27, 2010, a representative of Medtronic told representatives of Deutsche Bank that Medtronic would need to conduct additional follow-up due diligence and would not be ready to sign the merger agreement by July 29, 2010 as previously planned. Also on July 27, 2010, our board of directors met to discuss the status of the transaction and the additional delay in signing of the merger agreement with Medtronic.
     From July 26, 2010 through August 5, 2010, Party A and its counsel traded numerous letters with Mr. Fallon and representatives of Dorsey & Whitney regarding our sale process. Throughout that period, Party A continued to state that it was willing to do a deal at the high end of its previous range, but stated that the prior proposal of a $50 million reverse termination fee was not on the table and declined to commit to a specific price. On August 4, 2010, Dorsey & Whitney provided a draft merger agreement and disclosure schedules to Party A’s counsel. On August 5, 2010, Messrs. Fallon and Burroughs, Stephen S. Galliker, a member of our board of directors, and representatives of Party A, Party A’s counsel, Deutsche Bank and Dorsey & Whitney held a telephone conference to discuss Party A’s interest in acquiring us. During that telephone conference, Party A indicated that it would be interested in acquiring us at a purchase price of $5.50 per share and that it wanted to enter into exclusive discussions through August 23, 2010. The call ended after Mr. Fallon told the representatives of Party A that this proposed purchase price was not competitive with our pending offer from the other party.
     On August 3, 2010, a representative of Medtronic contacted Mr. Fallon to provide assurances that Medtronic was focused on completing its diligence review as quickly as possible and getting the acquisition completed.
     On August 9, 2010, we released our earnings for the second quarter of 2010, withdrew our guidance for fiscal year 2010 and, as part of our discussion of our earnings and guidance, disclosed that we had engaged Deutsche Bank in 2009 to assist in the identification and evaluation of our strategic alternatives. During the week following this announcement, representatives of Deutsche Bank received three exploratory calls from or on behalf of companies inquiring about the status of our evaluation of strategic alternatives. None of these callers indicated that they were preparing to submit an offer for the company, but that they were inquiring about the status of any pending negotiations. Deutsche Bank informed the callers that the process had been ongoing for some time and that they would be contacted if a determination was made to expand the process to include discussions with additional parties.
     On August 10, 2010, a representative of Medtronic contacted Mr. Fallon to tell him that Medtronic was now ready to finalize the merger agreement and related documents. He indicated that Medtronic anticipated being ready to sign and announce the transaction early the following week.
     On the morning of August 11, 2010, representatives of Dorsey & Whitney and Fredrikson & Byron held a telephone conference to discuss the revised draft of the merger agreement previously circulated by Dorsey & Whitney. That evening, representatives of Fredrikson & Byron forwarded a revised draft of the merger agreement to representatives of Dorsey & Whitney.
     Between August 12, 2010 and August 15, 2010, representatives of Dorsey & Whitney and Fredrikson & Bryon held numerous conference calls to discuss the remaining open issues in the merger agreement.
     On August 16, 2010 at approximately 1:00 p.m., our board of directors held a board meeting to consider the proposed merger, including the merger agreement. Mr. Fallon opened the meeting by reviewing and discussing with the members of the board the results of the most recent discussions with Party A. Representatives of Deutsche Bank then provided an overview of the sale process and reviewed with the board Deutsche Bank’s financial analysis of the proposed merger. At the conclusion of its presentation, Deutsche Bank delivered its oral opinion to our board of directors (subsequently confirmed in writing) to the effect that, as of the date of its opinion, and subject to and based on the factors, assumptions, limitations and qualifications set forth in its opinion, the consideration to be paid to the holders of Osteotech’s common stock in the proposed merger was fair, from a financial point of view, to such holders. See “The Merger — Opinion of Deutsche Bank Securities, Inc.” Next, representatives of Dorsey & Whitney reviewed for the members of our board their fiduciary duties owed to our stockholders in connection with a potential business combination, updated the board regarding its analysis of the antitrust considerations relating to the merger, and then reviewed with the board the proposed terms of the merger agreement. The members of the board then discussed the proposed terms of the merger and the merger agreement in detail, in addition to various matters associated with announcement of the deal and potential risks that may be faced by us between signing and closing. Finally, representatives of Dorsey & Whitney reviewed for the board the resolutions proposed for adoption at the meeting.

     After this review, the board unanimously approved the merger agreement, determined to recommend that our stockholders vote for the adoption of the merger agreement and the approval of the merger, and authorized Mr. Fallon and our officers to execute the merger agreement and proceed with the merger. During the evening of August 16, 2010, we, Medtronic and our respective legal counsel finalized the merger agreement and related documents, and a joint press release, and exchanged executed signature pages to the merger agreement. Also on August 16, 2010, we entered into an amendment of our stockholder rights plan, which caused the stockholder rights plan to be inapplicable to the merger agreement and the transactions contemplated by it, and to terminate the rights plan and cancel the rights thereunder upon the consummation of the merger.
     On August 17, 2010, we issued a joint press release with Medtronic announcing the execution of the merger agreement.
Recommendation of our Board of Directors
     Reasons for the Merger. In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:
•	historical financial information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position, and the nature of our business and the industry in which we compete;

•	our need for additional capital to pursue a hybrid distribution strategy, including the expansion of our direct sales force, marketing and other personnel that would work with, and in combination with, sales agencies and distributors, and the further expansion of future research and development initiatives;

•	other strategic alternatives available to us, including remaining an independent company or seeking a combination with another company, and the risks and uncertainties associated with these alternatives;

•	management’s dealings with other likely business combination partners both in the past and during the course of the negotiations with Medtronic;

•	the likelihood that a third party would complete a transaction at a higher price than the merger consideration offered by Medtronic, and our board’s belief that there was a significant risk of damage to our competitive position and on-going operations if we conducted a more public sale process;

•	the current and prospective environment in which we operate, including national and local economic conditions and the competitive environment; and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	the likelihood that the merger would be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock; and

•	the consideration to be received by our stockholders in the merger, including the desirability of an all cash transaction given recent volatility in the equity markets.
     Our board of directors also identified and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including, but not limited to, the following, all of which led our board of directors to conclude that the merger presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent:
•	discussions with our management team regarding our business, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, including our potential sales growth, as well as the risk involved in achieving these prospects; the nature of our business and the industry in which we compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis;

•	a review of the possible alternatives to a sale of Osteotech, including remaining independent and growing our business organically, through the enhancement and expansion of our sales, marketing and research and development strategies and initiatives, pursuing a strategy of growth through acquisitions or pursuing corporate alliances, the dilutive effect to our stockholders of raising the capital necessary to pursue such alternatives, the timing and likelihood of actually achieving additional value from these alternatives, and our board of directors’ assessment that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the merger;

•	the risks associated with remaining an independent company, including the increased competition from competing products and technologies either currently on the market or currently under development, the significant cost of complying with our obligations as a publicly traded company, our anticipated operating performance and a review of ongoing product development initiatives;

•	the risks associated with regulatory compliance, including regulatory delays related to our emerging technologies, including our BioGenesis™ Dural Regeneration Matrix (formerly Duratech™ BioRegeneration Matrix);

•	the risks associated with Medicare and non-U.S. reimbursement rates, as well as the risks associated with reduced health care spending resulting from the recent global economic slowdown, higher than normal unemployment rates and, potentially, future reductions in health care spending as a result of health care reform legislation;

•	the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the merger consideration to be paid in the merger represented an approximate 69% premium over the closing price of our common stock on August 13, 2010 (the last trading day prior to the execution of the merger agreement) and an approximate 81% premium over the volume weighted average price of our common stock during the 30 calendar day period ending August 13, 2010;

•	the opinion of Deutsche Bank, to our board of directors to the effect that, as of August 16, 2010, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement entitled “The Merger—Opinion of Deutsche Bank Securities, Inc.” beginning on page •. The full text of the written opinion of Deutsche Bank, dated August 16, 2010, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety to this proxy statement;

•	the belief of our board of directors that the merger consideration represented the highest consideration that Medtronic was willing to pay, and the highest per share value obtainable on the date of signing;

•	the companies that would be most likely to have an interest in combining with us, the price each might be willing to pay and their ability to complete a transaction;

•	the ability of our stockholders to exercise appraisal rights in connection with the merger, as described in “The Merger—Appraisal Rights” beginning on page •;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders, compared to a transaction involving all stock consideration or a mixture of stock and cash;

•	the terms and conditions of the merger agreement, as reviewed by our board of directors with our outside legal advisors, including:
o	the structure of the merger;

o	the representations and warranties;

o	the conditions to our and Medtronic’s respective obligations;

o	the ability of our board of directors, under specified circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Medtronic of a termination fee of $5,000,000, to terminate the merger agreement to accept a superior proposal;

o	the likelihood that the merger would be consummated in light of the conditions to Medtronic’s obligation to complete the merger, Medtronic’s financial capability and the absence of any financing condition to Medtronic’s obligation to complete the merger; and

o	the negotiated exclusions to the definition of a “material adverse effect” in the merger agreement.
     In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including:
•	the fact that we will no longer exist as an independent company and our stockholders will no longer participate in any future growth as an independent company or any synergies resulting from the merger;

•	the possibility of disruption to our operations following announcement of the merger, and the resulting effect on us if the merger does not close, including the diversion of management and employee attention, potential employee attrition, disruption of our sales channels, the potential effect on business and customer relationships, and the fact that we would have shared some of our confidential information with a competitor of ours;

•	that, under the terms of the merger agreement, we will be required to pay Medtronic a termination fee if we terminate the merger agreement to accept a superior proposal for a business combination or acquisition of us, and under a number of other circumstances, and that our obligation to pay the termination fee might discourage other parties from proposing to acquire us;

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the fact that gains from a cash merger would be taxable to our stockholders for United States Federal income tax purposes;

•	the interests of our executive officers and directors in the merger described under “The Merger—Interests of our Executive Officers and Directors in the Merger” beginning on page •, including the provisions of our officers’ employment and change in control agreements;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by our stockholders. See the section of this proxy statement entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page •; and

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

     While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that overall, the potentially positive factors outweighed the potentially negative factors.
     The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. Our board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, many of which are qualitative or difficult to quantify, and the quality and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.
     Board of Directors Recommendation. After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously determined that the merger is advisable and fair to and in the best interests of Osteotech and its stockholders, and authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, and our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger. Our board of directors also recommends that Osteotech’s stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.

Certain Projections
     We do not publicly disclose forecasts of future financial performance, earnings or other results and are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, we prepared and provided to Deutsche Bank Securities Inc. the following projected financial information in connection with the preparation of its fairness opinion and related financial analysis.

	March 2010 Strategic Plan			July 2010 Strategic Plan
($ in millions)	2010E	2011E	2012E	2010E	2011E	2012E
Revenue	$102.5	$127.3	$155.3	$97.6	$127.3	$155.3
Costs of sales	50.9	59.8	68.7	47.9	59.8	68.7

Gross Margin	51.6	67.5	86.6	49.7	67.5	86.6
% Margin	50.3%	53.0%	55.8%	50.9%	53.0%	55.8%
Total operating expenses	49.7	61.8	73.2	46.5	61.8	73.2
% of Revenue	48.5%	48.5%	47.1%	47.6%	48.5%	47.1%

EBIT(1)	1.9	5.7	13.4	3.2	5.7	13.4
% Margin	1.9%	4.5%	8.6%	3.3%	4.5%	8.6%
Plus: Depreciation and amortization and stock-based compensation	7.3	7.7	8.1	7.2	7.7	8.1

EBITDA(2)	9.2	13.4	21.5	10.4	13.4	21.5
% Margin	9.0%	10.5%	13.8%	10.7%	10.5%	13.8%
Less: Income tax benefit (expense)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Tax Rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Plus: (increase) / decrease in operating working capital	(1.2)	(1.3)	(6.0)	(1.2)	(1.3)	(6.0)
Less: Capital expenditures & other investments	(2.8)	(4.4)	(5.9)	(2.6)	(4.4)	(5.9)

Free Cash Flow	5.0	7.5	9.4	6.4	7.5	9.4

(1)	EBIT refers to earnings before interest and taxes.

(2)	EBITDA refers to earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense.

	July 2010 Strategic Plan
	Legacy Business			Next Generation Business			Whole Company
($ in millions)	2010E	2011E	2012E	2010E	2011E	2012E	2010E	2011E	2012E
Revenue	$85.1	$90.2	$92.9	$12.5	$37.1	$62.4	$97.6	$127.3	$155.3
Cost of sales	43.3	47.3	48.1	4.6	12.5	20.6	47.9	59.8	68.7

Gross Margin	41.8	42.9	44.8	7.9	24.6	41.8	49.7	67.5	86.6
% Margin	49.1%	47.6%	48.2%	63.2%	66.3%	67.0%	50.9%	53.0%	55.8%
Total operating expenses	36.7	43.0	45.6	9.8	18.8	27.6	46.5	61.8	73.2
% of Revenue	43.1%	47.7%	49.1%	78.4%	50.7%	44.2%	47.6%	48.5%	47.1%

EBIT(1)	5.1	(0.1)	(0.8)	(1.9)	5.8	14.2	3.2	5.7	13.4
% Margin	6.0%	(0.1%)	(0.9%)	(15.2%)	15.6%	22.8%	3.3%	4.5%	8.6%
Plus: Depreciation and amortization and stock-based compensation	6.7	6.6	6.5	0.5	1.1	1.6	7.2	7.7	8.1

EBITDA(2)	11.8	6.5	5.7	(1.4)	6.9	15.8	10.4	13.4	21.5
% Margin	13.9%	7.2%	6.1%	(11.2%)	18.6%	25.3%	10.7%	10.5%	13.8%
Less: Income tax benefit (expense)	(0.2)	0.6	0.8	—	(0.8)	(1.0)	(0.2)	(0.2)	(0.2)
Tax Rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Plus: (increase) / decrease in operating working capital	1.4	4.4	0.2	(2.6)	(5.7)	(6.2)	(1.2)	(1.3)	(6.0)
Less: Capital expenditures & other investments	(1.9)	(2.2)	(1.8)	(0.7)	(2.2)	(4.1)	(2.6)	(4.4)	(5.9)

Free Cash Flow	11.1	9.3	4.9	(4.7)	(1.8)	4.5	6.4	7.5	9.4

(1)	EBIT refers to earnings before interest and taxes.

(2)	EBITDA refers to earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense.
     The projections set forth above were prepared for internal use and not prepared with a view to public disclosure and are being included in this proxy statement only because the projections were provided to Deutsche Bank Securities Inc. and, with the permission of Osteotech’s board of directors, were relied upon by Deutsche Bank Securities Inc. in performing its financial analysis for the Osteotech board of directors. The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and our registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them. The projections have been prepared by, and are solely the responsibility of, our management. The inclusion of the projections in this proxy statement should not be regarded as an indication that these projections will be predictive of actual future results, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our security holders regarding our ultimate performance compared to the information contained in the projections set forth above. Although presented with numerical specificity, the projections are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the consummation of the merger. Further, the projections do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
Opinion of Deutsche Bank Securities Inc.
     Pursuant to an engagement letter dated June 30, 2009, Deutsche Bank acted as financial advisor to the board of directors of Osteotech in connection with the merger. At the August 16, 2010 meeting of the board of directors at which all members of the board of directors were present, Deutsche Bank delivered to the board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limitations, qualifications and conditions set forth in the opinion, the merger consideration to be paid to holders of the common stock in the merger was fair, from a financial point of view, to such holders.
     The full text of Deutsche Bank’s written opinion, dated August 16, 2010, which we refer to as the Deutsche Bank opinion, which sets forth, among other things, the assumptions made, matters considered and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The Deutsche Bank opinion has been approved and authorized for issuance by a fairness opinion review committee and is addressed to, and for the use and benefit of, the board of directors of Osteotech. The Deutsche Bank opinion is not a recommendation to the holders of Osteotech common stock to adopt the merger agreement and approve the merger. The Deutsche Bank opinion is limited to the fairness, from a financial point of view, of the merger consideration to the holders of Osteotech common stock. Deutsche Bank was not asked to, and the Deutsche Bank opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Osteotech, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Osteotech to engage in the merger or the relative merits of the merger as compared to alternative business strategies, nor did it express any opinion as to how any holders of Osteotech common stock should vote with respect to the merger. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Osteotech’s officers, directors, or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of the common stock. The holders of Osteotech common stock are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank opinion set forth as Annex B.
     In connection with Deutsche Bank’s role as financial advisor to Osteotech, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial and other information concerning Osteotech and certain internal analyses, financial forecasts and other information concerning Osteotech prepared by the management of Osteotech. Deutsche Bank also held discussions with senior officers and advisors of Osteotech regarding the businesses and prospects of Osteotech. In addition, Deutsche Bank has:
•	reviewed the reported prices and trading activity for the common stock of Osteotech;

•	to the extent publicly available, compared certain financial and stock market information for Osteotech with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations Deutsche Bank deemed relevant;

•	reviewed the final execution copy, dated August 16, 2010 of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.
     In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Osteotech, including, without limitation, any financial information (including forecasts) considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, with the board of directors’ permission, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities), of Osteotech or Medtronic or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Osteotech under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to Osteotech forecasts, Deutsche Bank assumed, with the board of directors’ permission, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Osteotech as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such Osteotech forecasts or the assumptions on which they are based. The Deutsche Bank opinion was necessarily based upon the economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Deutsche Bank opinion of which it becomes aware after the date of the opinion.
     For purposes of rendering its opinion, Deutsche Bank, with the board of directors’ permission, has assumed, that, in all respects material to its analysis:
•	the representations and warranties of Osteotech and Medtronic in the merger agreement are true and correct;

•	that the merger would be consummated in accordance with the terms described in the merger agreement, without any amendments or modifications thereto;

•	that based on Deutsche Bank’s discussions with the management of Osteotech, actual Third Party Expenses will not materially exceed the Third Party Expense Cap as defined in the merger agreement; and

•	that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any approvals and consents that no material restrictions will be imposed.
     Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Osteotech and its advisors with respect to these issues.
     Deutsche Bank’s Financial Analysis
     Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with the Deutsche Bank opinion and reviewed with the board of directors of Osteotech at its meeting on August 16, 2010.
     The order of the analyses described below does not represent relative importance or weight given to those analyses by Deutsche Bank or the board of directors of Osteotech. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. The tables below must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses.

     Analysis of Selected Publicly Traded Companies — whole company comparison analysis. Deutsche Bank compared certain financial information and commonly used valuation measurements for Osteotech to corresponding information and measurements of the following companies, which we refer to as the selected companies:
     Med tech — implants; orthopedic / spine:
•	Orthovita, Inc. and RTI Biologics, Inc.
     Med tech — diversified surgical products:
•	CONMED Corporation, AngioDynamics, Inc., Kensey Nash Corporation, CryoLife, Inc., Synovis Life Technologies, Inc., LeMaitre Vascular, Inc.
     To calculate the trading multiples for the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and forecasted estimates based on Wall Street research. Using such financial information, Deutsche Bank reviewed for each of these companies, among other things:
•	the operating performance;

•	the ratio of common equity market capitalization plus total debt and minority interests less cash (“Enterprise Value”) to estimated 2010 Revenue (“2010E Revenue”);

•	the ratio of Enterprise Value to estimated 2011 Revenue (“2011E Revenue”);

•	the ratio of Enterprise Value to estimated 2010 EBITDA (“2010E EBITDA”); and

•	the ratio of Enterprise Value to estimated 2011 EBITDA (“2011E EBITDA”).
     For both Osteotech and the selected companies, Deutsche Bank calculated EBITDA as earnings before interest, taxes, depreciation, and amortization, and before stock based compensation expense.
     This analysis indicated the following high, low, and median ratios as defined above for each group of the selected companies:
Selected Companies Valuation Multiples

Ratio	High	Low	Median
Med tech — implants; orthopedic / spine:
Enterprise Value/2010E Revenue	1.5x	0.8x	1.1x
Enterprise Value/2011E Revenue	1.3x	0.7x	1.0x
Enterprise Value/2010E EBITDA	19.9x	6.9x	13.4x
Enterprise Value/2011E EBITDA	11.4x	4.7x	8.0x

Med tech— diversified surgical products:
Enterprise Value/2010E Revenue	2.2x	1.0x	1.4x
Enterprise Value/2011E Revenue	2.2x	0.9x	1.3x
Enterprise Value/2010E EBITDA	10.0x	4.5x	7.4x
Enterprise Value/2011E EBITDA	7.8x	4.3x	6.6x
     Using Osteotech’s management forecast, and based on the foregoing:
•	Deutsche Bank determined an estimated Enterprise Value to 2010E Revenue reference range of 1.0x to 1.5x and applied such range to Osteotech’s 2010E Revenue, resulting in a range of implied common equity market prices per share, which we refer to as Price Per Share, for Osteotech from $5.08 to $7.57;

•	Deutsche Bank determined an estimated Enterprise Value to 2011E Revenue reference range of 0.9x to 1.3x and applied such range to Osteotech’s 2011E Revenue, resulting in a range of implied Price Per Share for Osteotech from $5.95 to $8.53;

•	Deutsche Bank determined an estimated Enterprise Value to 2010E EBITDA reference range of 8.0x to 12.0x and applied such range to Osteotech’s 2010E EBITDA, resulting in a range of implied Price Per Share for Osteotech from $4.34 to $6.49; and

•	Deutsche Bank determined an estimated Enterprise Value to 2011E EBITDA reference range of 7.0x to 10.0x and applied such range to Osteotech’s 2011E EBITDA, resulting in a range of implied Price Per Share for Osteotech from $4.88 to $6.94.
None of the companies utilized as a comparison are identical to Osteotech. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such selected companies.
     Analysis of Selected Publicly Traded Companies — sum of the parts analysis. Deutsche Bank compared certain financial information and commonly used valuation measurements for the two operating segments of Osteotech, as defined by management, which are the Next Generation business consisting of Osteotech’s new and future product lines, including without limitation, MagniFuse™ Bone Graft, Plexur M® Innovative Grafting and FacetLinx™ Fusion Technology and the Legacy business, consisting of Osteotech’s legacy product lines, including Grafton DBM, Xpanse® Bone Inserts, traditional tissues and spinal allografts, to corresponding information and measurements of the following companies, which we refer to as the selected companies:
     Med tech — implants; orthopedic / spine:
•	Orthovita, Inc. and RTI Biologics, Inc.
     Med tech — diversified surgical products:
•	CONMED Corporation, AngioDynamics, Inc., Kensey Nash Corporation, CryoLife, Inc., Synovis Life Technologies, Inc., LeMaitre Vascular, Inc.
     To calculate the trading multiples for the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and forecasted estimates based on Wall Street research. Using such financial information, Deutsche Bank reviewed for each of these companies, among other things:
•	the operating performance;

•	the ratio of Enterprise Value to 2010E Revenue;

•	the ratio of Enterprise Value to 2011E Revenue; and

•	the ratio of Enterprise Value to 2011E EBITDA.
     For both Osteotech and the selected companies, Deutsche Bank calculated EBITDA as earnings before interest, taxes, depreciation, and amortization, and before stock based compensation expense.

     This analysis indicated the following high, low, and median ratios as defined above for each group of the selected companies:
Selected Companies Valuation Multiples

Ratio	High	Low	Median
Med tech — implants; orthopedic / spine:
Enterprise Value/2010E Revenue	1.5x	0.8x	1.1x
Enterprise Value/2011E Revenue	1.3x	0.7x	1.0x
Enterprise Value/2011E EBITDA	11.4x	4.7x	8.0x

Med tech— diversified surgical products:
Enterprise Value/2010E Revenue	2.2x	1.0x	1.4x
Enterprise Value/2011E Revenue	2.2x	0.9x	1.3x
Enterprise Value/2011E EBITDA	7.8x	4.3x	6.6x
     Using Osteotech’s management forecast for each of the Legacy business and the Next Generation business segments, respectively, and based on the foregoing Deutsche Bank performed the following analysis:
     For Osteotech’s Legacy business, Deutsche Bank determined an estimated Enterprise Value to 2010E Revenue reference range of 0.5x to 0.7x and determined an estimated Enterprise Value to 2011E EBITDA reference range of 6.0x to 9.0x and applied such ranges to Osteotech’s Legacy business 2010E Revenue and Legacy business 2011E EBITDA, resulting in a range of implied total aggregate values for the Legacy business (“Legacy Business Enterprise Value”). For Osteotech’s Next Generation business, Deutsche Bank determined an estimated Enterprise Value to 2011E Revenue reference range of 1.5x to 2.5x and determined an estimated Enterprise Value to 2011E EBITDA reference range of 9.0x to 13.0x and applied such ranges to Osteotech’s Next Generation business 2011E Revenue and Next Generation business 2011E EBITDA, resulting in a range of implied total aggregate values for the Next Generation business (“Next Generation Business Enterprise Value”). Deutsche Bank then added the sum of the Legacy Business Enterprise Value as implied above with the Next Generation Business Enterprise value as implied above, implying a total Enterprise Value for Osteotech.
     Deutsche Bank observed that the Price Per Share for Osteotech implied by this analysis ranged from $5.21 to $7.75.
     None of the companies utilized as a comparison are identical to Osteotech or to Osteotech’s Legacy business or Osteotech’s Next Generation business. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such selected companies.
     Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of six selected completed business combination transactions since January 1, 2008 involving companies in the medical technology, medical devices, surgical instruments, biomaterials, implants, monitoring devices, and related services companies (the “Selected Transactions”). Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the Selected Transactions. The transactions reviewed were as follows:

Month and Year Announced	Target	Acquiror
May 2010	Biosphere Medical, Inc.	Merit Medical Systems, Inc.
May 2010	HealthTronics, Inc.	Endo Pharmaceuticals Holdings Inc.
February 2010	Home Diagnostics, Inc.	Nipro Corporation
September 2009	Aspect Medical Systems, Inc.	Covidien Public Limited Company
February 2008	Possis Medical, Inc.	MEDRAD, Inc. / Bayer HealthCare
January 2008	Lifecore Biomedical, Inc.	Warburg Pincus LLC
In its analysis, Deutsche Bank derived and compared multiples for the Selected Transactions, including the ratio of Enterprise Value to next twelve months EBITDA (“TEV to NTM EBITDA”).

     For both Osteotech and the Selected Transactions, Deutsche Bank calculated EBITDA as earnings before interest, taxes, depreciation, and amortization, and before stock based compensation expense.
     This analysis indicated the following:
Selected Transactions Valuation Multiples

Ratio	High	Low	Mean	Median
TEV to NTM EBITDA	23.5x	7.6x	13.6x	10.7x
     Using Osteotech’s management forecast, and based on the foregoing, Deutsche Bank determined an estimated TEV to NTM EBITDA reference range of 9.0x to 14.0x, resulting in a range of implied Price Per Share for Osteotech from $5.98 to $9.22.
     Because the reasons for, and circumstances surrounding, including without limitation differing markets and other conditions, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Osteotech and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences between the characteristics of these Selected Transactions and the merger that could affect the value of the subject companies and businesses and Osteotech.
     Discounted Cash Flow — sum of the parts analysis. Deutsche Bank performed a discounted cash flow analysis for Osteotech’s Legacy business and Next Generation business segments, respectively. Then Deutsche Bank calculated the range of implied Enterprise Value for Osteotech as the sum of the estimated total aggregate values for the Legacy business and the Next Generation business, respectively. The discounted cash flow analysis of each business segment was calculated as the sum of the net present value of:
•	the estimated future cash flow that Osteotech’s Legacy business and Next Generation business will generate, respectively, for the last half of 2010 and the years from 2011 through 2012; and

•	the value of Osteotech’s Legacy business and Next Generation business at the end of such period, respectively, or the terminal value.
     The estimated future cash flow for each of Osteotech’s business segments was based on Osteotech’s management forecast for the last half of 2010 and years 2011 through 2012 as prepared by Osteotech’s management. For its calculations, Deutsche Bank used discount rates ranging from 14.0% to 16.0% for Osteotech’s Legacy business and 17.0% to 19.0% for Osteotech’s Next Generation business, respectively. The discount rates applicable to Osteotech’s Legacy business and Next Generation business, respectively, were based on Deutsche Bank’s judgment of the estimated weighted average cost of Osteotech’s capital for each of these business segments. The terminal value of Osteotech’s Legacy business was calculated using perpetuity growth rates ranging from (1.0%) to 1.0%. The terminal value of Osteotech’s Next Generation business was calculated by applying a ratio of Enterprise Value to last twelve months revenue (“TEV to LTM Revenue”) in the range of 2.0x to 3.0x.
     Deutsche Bank observed that the Price Per Share for Osteotech implied by this analysis ranged from $5.53 to $8.07.
     Fifty-Two Week Trading Range. Deutsche Bank reviewed the historical trading price for the common stock of Osteotech during the 12-month period ended August 13, 2010 and observed that the range of closing share prices for Osteotech’s common stock during this period was $2.55 to $4.99.
     The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the board of directors of Osteotech, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.
     In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the board of directors of Osteotech as to the fairness of the merger consideration to the holders of common stock of Osteotech and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Osteotech management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Osteotech’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Osteotech or its advisors, neither Osteotech nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.
     The terms of the merger were determined through negotiations between Osteotech and Medtronic and were approved by the board of directors of Osteotech. Although Deutsche Bank provided advice to the board of directors of Osteotech during the course of these negotiations, the decision to enter into the merger was solely that of the board of directors of Osteotech. As described above, the opinion and presentation of Deutsche Bank to the board of directors of Osteotech were only one of a number of factors taken into consideration by the board of directors in making its determination to approve the merger. The Deutsche Bank opinion was provided to the board of directors of Osteotech to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of common stock of Osteotech as to how to vote with respect to the merger.
     Additional Information
     The board of directors of Osteotech selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Osteotech has retained Deutsche Bank pursuant to a letter agreement dated June 30, 2009 (the “Engagement Letter”). As compensation for Deutsche Bank’s services in connection with the merger, Osteotech has agreed to pay a transaction fee of approximately $1.5 million contingent on the consummation of the merger. In addition, Osteotech has agreed to pay Deutsche Bank an opinion fee of $0.8 million upon delivery of its fairness opinion, which shall reduce the transaction fee paid in connection with the consummation of the merger. Regardless of whether the merger is consummated, Osteotech has agreed to reimburse Deutsche Bank for reasonable fees, expenses and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the engagement of Deutsche Bank under the Engagement Letter. Osteotech has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities arising out of its engagement or the merger.
     Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, we refer to as the DB Group. In the past two years, an affiliate of the DB Group provided financial services to Medtronic or its affiliates for which it received compensation in the amount of approximately $13 million as of June 30, 2010, for capital raising, investment management, interest rate and other hedging transactions and foreign exchange trading. DB Group may also provide investment and commercial banking services to Medtronic and Osteotech and their respective affiliates in the future, for which DB Group would expect to receive compensation. In the ordinary course of its business, members of the DB Group may actively trade in the securities and other instruments and obligations of Osteotech for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in these securities, instruments and obligations.

Interests of our Executive Officers and Directors in the Merger
     In considering the recommendation of our board of directors in favor of the adoption of the merger agreement and approval of the merger, you should be aware that our executive officers and members of our board of directors have interests in the merger that are different from, or in addition to, yours.
     All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our executive officers and directors in approving the adoption of the merger agreement and the merger.
     Employment and Change in Control Agreements with Executive Officers
     We have entered into employment agreements with each of our executive officers. The employment agreements with the executive officers have two year terms and are subject to automatic renewal for additional two year terms, unless terminated at least three months prior to the expiration of the current two year term. The employment agreements provide that, if the executive officer is terminated without cause, he will be entitled to certain severance payments. Mr. Owusu-Akyaw would be entitled to severance payments equal to 24 months of his base salary, payable in monthly installments, and continuation of medical and dental benefits and life insurance for the same 24 month period to the extent such benefits were being provided to him at the time of termination. Messrs. Burroughs, Wynalek and Honneffer each would be entitled to severance payments equal to 12 months of his base salary, payable in monthly installments, and continuation of medical and dental benefits and life insurance for the same 12 month period to the extent such benefits were being provided to him at the time of termination. In addition, Mr. Owusu-Akyaw would be eligible for outplacement services for up to 24 months, as necessary, and Mr. Burroughs would be eligible for outplacement services for up to 12 months, as necessary.
     We have also entered into change in control agreements with each of our executive officers. Under the change in control agreements, a change in control is defined as:
•	the acquisition by any person of a majority of the outstanding voting securities of Osteotech, except if such acquisition is effected by Osteotech itself, by an employee benefit plan of Osteotech or pursuant to an offering by Osteotech of its voting securities;

•	a merger or consolidation of Osteotech with another company such that neither Osteotech nor any of its subsidiaries will be the surviving entity;

•	a merger or consolidation of Osteotech following which Osteotech or a previous subsidiary of Osteotech will be the surviving entity and a majority of the voting securities of Osteotech will be owned by a person or persons who were not beneficial owners of a majority of Osteotech’s voting securities prior to such merger or consolidation;

•	a liquidation of Osteotech;

•	a sale or disposition by Osteotech of at least 80% of its assets; or

•	a change in the board such that a majority of the board is made up of persons who were neither nominated nor appointed by incumbent Directors.
     Under the change in control agreements, for one year after the occurrence of a change in control, each executive officer will remain in Osteotech’s employ in the same position he held before the change in control and will be entitled to a base salary and benefits no less favorable than those in effect for such executive immediately preceding the change in control. In addition, upon a change in control, all unvested equity awards held by each executive will vest and become exercisable immediately, notwithstanding anything to the contrary contained in the equity award agreements or any plan covering such equity awards.
     The change in control agreements also provide that if, after a change in control, an executive officer’s employment is terminated for any reason, the executive will be entitled to receive all then accrued pay, benefits, executive compensation (as defined in these agreements) and fringe benefits, including pro rata bonus and incentive plan earnings through the date of his termination plus the amount of any compensation he previously deferred, in each case, to the extent theretofore unpaid. In addition, unless the executive’s employment was terminated by the executive without good reason (as defined below) on or prior to the 180th day after the change in control event or by Osteotech for just cause (as defined in the agreement) on or prior to the 180th day after the change in control event, the executive officer will receive (1) a payment equal to three times the sum of (a) his average annual base salary plus (b) his average annual cash bonuses, for the five taxable years or annualized portions thereof prior to the change in control event, plus interest, and (2) at Osteotech’s expense, medical, health and disability benefits comparable to those he received prior to the change in control for a period of three years following his termination. Furthermore, unless the executive’s employment was terminated (a) by the executive other than for good reason prior to the 180th day following a change in control event, (b) by the executive voluntarily for any reason after the 180th day following a change in control event or (c) by Osteotech for just cause, the executive will also be entitled to (1) the balance of all pay, benefits, compensation and fringe benefits including (but not limited to) pro rata salary, bonus and incentive plan earnings payable through the first anniversary of the change in control event, and (2) an office and reasonable secretarial and other services from Osteotech for one year from the date of his termination. If the executive officer’s employment is terminated by Osteotech for any reason other than just cause after a change in control, the benefits of the employment agreement and change in control agreement are additive in determining the payments due to the executive. For purposes of the change in control agreements, good reason includes:
•	the assignment to the executive of duties which are not substantially of equal status, dignity and character as the duties performed immediately prior to the change in control, or a substantial reduction in the nature or status of his responsibilities from those in effect immediately prior to the change in control;

•	the failure of Osteotech to provide full compensation as contemplated by the change in control agreement;

•	the relocation of the executive’s office to a location more than 15 miles from the location of such office immediately prior to the change in control, or his being required to travel to a substantially greater extent than required immediately prior to the change in control in order to perform duties of substantially equal status, dignity and character to those performed prior to the change in control;

•	the failure of a successor corporation to expressly assume and agree to perform Osteotech’s obligations under the change in control agreement, provided such successor has received at least 20 days prior written notice of such obligations; and

•	the voluntary termination by the executive for any reason after the 180th day following the change in control.

     If the effective time of the merger had been September 3, 2010 and the employment of the executive officers had been immediately terminated by the executive officer for good reason or terminated by Osteotech without cause, the executive officers would have been entitled to receive, pursuant to the terms of the employment and change in control agreements, lump sum severance payments upon termination in the amounts set forth in the table below. The table also sets forth the value of the benefits continuation and outplacement services to be provided to the executive officers upon termination. In addition, the unvested Restricted Stock Units held by the executive officers would have immediately vested and the unexercisable Options held by the executive officers, had there been any, would have become immediately exercisable.

		Termination For	Termination Without
		Good Reason After	Cause After Change
		Change in Control	in Control
Name	Description	($)	($)
Sam Owusu-Akyaw	Severance Amount	1,993,200	2,821,200
	Value of Benefits Continuation	84,400	96,400
	Value of Outplacement Services	—	50,000

Mark H. Burroughs	Severance Amount	1,175,500	1,432,600
	Value of Benefits Continuation	72,500	76,200
	Value of Outplacement Services	—	25,000

Robert W. Honneffer	Severance Amount	954,900	1,167,000
	Value of Benefits Continuation	68,900	72,000

Robert M. Wynalek	Severance Amount	1,247,900	1,521,900
	Value of Benefits Continuation	73,400	77,400

     Common Stock held by our Executive Officers and Directors
     As of September 3, 2010, our executive officers and directors beneficially owned approximately 2.3% of our outstanding common stock (excluding shares that may be acquired through the exercise of Options or vesting of Restricted Stock Unit awards). The following table summarizes the shares of common stock beneficially owned as of September 3, 2010 by our executive officers and directors (excluding shares that may be acquired through the exercise of Options or vesting of Restricted Stock Unit awards), and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their shares.

		Resulting
		Consideration to be
	Shares of Common	Paid at Completion of
	Stock Owned (#)	Merger ($)(1)
Executive Officers:

Sam Owusu-Akyaw*	154,766	1,005,979
Mark H. Burroughs	52,659	342,284
Robert W. Honneffer	56,281	365,827
Robert M. Wynalek	43,949	285,669

Directors:

Kenneth P. Fallon, III	46,500	302,250
Stephen S. Galliker	20,000	130,000
Dr. Cato T. Laurencin	10,000	65,000
Robert J. Palmisano	20,000	130,000
James M. Shannon	15,000	97,500

*	Such executive officer is also a director of Osteotech.

(1)	These amounts have been rounded for presentation purposes.

     Options
     As of September 3, 2010, our executive officers and directors as a group held 571,750 Options with an exercise price less than the merger consideration, having a weighted average exercise price of $4.86 per share. In accordance with the merger agreement, at the effective time of the merger, each of these Options, together with all other outstanding Options, will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Options multiplied by the excess, if any, of the merger consideration over the exercise price of the Options, less applicable withholding taxes, if any. As a result, directors or executive officers holding such “in the money” Options may have a financial interest that is different from, or in addition to, the interest of holders of our common stock.
     The following table summarizes the Options held as of September 3, 2010 by our executive officers and directors, and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their Options.

	Number of Shares of	Weighted Average	Resulting
	Common Stock	Exercise Price of	Consideration to be
	Underlying	Options	Paid at Completion
	Options (#)	($)(1)	of Merger ($)(1)
Executive Officers:

Sam Owusu-Akyaw*	215,000	5.42	231,400
Mark H. Burroughs	73,250	5.03	107,915
Robert W. Honneffer	38,250	4.23	86,665
Robert M. Wynalek	74,000	4.21	169,150

Directors:

Kenneth P. Fallon, III	126,250	4.59	240,988
Stephen S. Galliker	30,000	4.76	52,350
Dr. Cato T. Laurencin	—	—	—
Robert J. Palmisano	15,000	3.33	47,550
James M. Shannon	—	—	—

*	Such executive officer is also a director of Osteotech.

(1)	These amounts have been rounded for presentation purposes.
     Restricted Stock Units
     Certain of our executive officers hold unvested Restricted Stock Units. In accordance with the merger agreement, at the effective time of the merger, each of these Restricted Stock Units, together with all other outstanding Restricted Stock Units, will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit, multiplied by the merger consideration, less applicable withholding taxes, if any. As a result, executive officers holding such Restricted Stock Units may have a financial interest that is different from, or in addition to, the interest of holders of our common stock.

     The following table summarizes the Restricted Stock Units held as of September 3, 2010 by executive officers and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their Restricted Stock Units. No Restricted Stock Units were held by our directors as of September 3, 2010.

		Resulting Consideration to be
	Restricted Stock	Paid at Completion
	Units (#)	of Merger ($)(1)
Executive Officers:

Sam Owusu-Akyaw*	42,368	275,392
Mark H. Burroughs	20,400	132,600
Robert W. Honneffer	20,625	134,063
Robert M. Wynalek	20,475	133,088

*	Such executive officer is also a director of Osteotech.

(1)	These amounts have been rounded for presentation purposes.
     Indemnification; Insurance
     Medtronic and Merger Sub have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of our or our subsidiaries’ current or former directors, officers, and employees as provided in our and our subsidiaries’ certificate of incorporation and bylaws and in various agreements disclosed to Medtronic before the date of the merger agreement, as in effect on the date of the merger agreement with respect to matters occurring at or prior to the effective time of the merger, will survive and continue in full force and effect for a period of not less than the applicable statute of limitations.
     Prior to the effective time of the merger, we must obtain and pay for in full, in respect of acts or omissions occurring prior to or at the effective time of the merger (including such acts or omissions in connection with the merger agreement and the transactions contemplated by the merger agreement), policies of directors’ and officers’ liability insurance covering Osteotech and other persons currently covered by our existing directors’ and officers’ liability insurance policies, for a period of six years after the effective time of the merger. If the aggregate premiums for such policies exceeds $550,000, we are required to first consult with Medtronic and can obtain and pay for such policies only on terms reasonably acceptable to Medtronic. From and after the effective time of the merger, the surviving corporation cannot take any action to cancel such policies.
     See the section of this proxy statement entitled “The Merger Agreement—Indemnification; Insurance” beginning on page •.

Market Price and Dividend Data
     Our common stock is traded on the NASDAQ Global Market under the symbol “OSTE.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NASDAQ Global Market.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal year ending December 31, 2010 (through June 30, 2010)
High	$4.39	$4.82	$—	—
Low	$3.00	$2.94	$—	—

Fiscal year ended December 31, 2009
High	$3.94	$4.63	$5.04	$4.84
Low	$1.74	$3.01	$3.87	$2.55

Fiscal year ended December 31, 2008
High	$8.00	$6.36	$5.99	$4.49
Low	$4.12	$3.99	$4.11	$1.31
     We have never paid a cash dividend and do not anticipate the payment of cash dividends in the foreseeable future. We expect to retain future earnings to finance our growth. In addition, our credit facility restricts our ability to pay dividends. The declaration of dividends in the future will remain within the discretion of our board of directors, which will review our dividend policy from time to time.
     The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Market on August 16, 2010, the last full trading day before the public announcement of the merger, and on •, 2010, the latest practicable trading day prior to the printing of this proxy statement:

Common Stock
Date	Closing Price
August 16, 2010	3.94
•, 2010	•
     Following the merger, there will be no further market for our common stock and our stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended.
     If the merger agreement is not adopted and the merger is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Global Market, subject to compliance with continued listing requirements.
Regulatory Matters
     We and Medtronic have agreed to use our reasonable best efforts to make any required submissions under the HSR Act, and any applicable foreign antitrust laws which we or Medtronic determine should be made with respect to the merger, the merger agreement, and the other transactions contemplated by the merger and the merger agreement.
     Mergers and acquisitions that may have an impact in the United States are subject to review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the merger between us and Merger Sub, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a “Second Request”). On •, 2010, we and Medtronic filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act. The waiting period under the HSR Act would then expire • assuming no further action by the Department of Justice or the Federal Trade Commission.
     In addition, we and Medtronic are required to make a filing with the governmental authorities in Austria and must observe at least a minimum four-week waiting period before we can proceed with the merger. The Austrian filing was made on •, 2010.
     It is possible that one or more of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain all of the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to completion of the merger not being satisfied. See “The Merger Agreement — Covenants Relating to the Conduct of Our Business” and “The Merger Agreement — Conditions to Completion of the Merger.”
Appraisal Rights
     Under Delaware law, you have the right to appraisal of the fair value of your shares of Osteotech common stock by the Court of Chancery and to receive payment in cash for the fair value of your shares as determined by the court, together with interest, if any, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Osteotech stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Osteotech will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Annex C.
     Although we believe the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration.
     The following discussion is a brief description of the procedures relating to the exercise of appraisal rights under Section 262, is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted unless otherwise indicated. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
     Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Osteotech’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Merely voting against adoption of the merger agreement and against approval of the merger will not satisfy the notice requirements under Delaware law with respect to appraisal rights.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:
•	You must deliver to Osteotech a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement and approval of the merger. Voting against or failing to vote for adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, or consent in writing to, adoption of the merger agreement and approval of the merger. A vote in favor of the adoption of the merger agreement or in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continue to hold your shares of Osteotech common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Osteotech common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.
     If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Osteotech common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Osteotech common stock.
     All demands for appraisal should be addressed to the Assistant Secretary at Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724, and must be delivered to Osteotech before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Osteotech common stock. The demand must reasonably inform Osteotech of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
     To be effective, a demand for appraisal by a holder of Osteotech common stock must be made by, or in the name of, such stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s) and cannot be made by the beneficial owner if he, she or it does not also hold the shares of record. The beneficial holder must, in such cases, have the record holder submit the required demand in respect of those shares.
     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
     If you hold your shares of Osteotech common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
     Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Osteotech stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of Osteotech common stock.

     Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. In addition, a beneficial owner of shares as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his, her or its own name, file such a petition. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. You will not receive notice specifying the deadline by which you must file such petition, and you must calculate the deadline by counting 120 days from the time of effectiveness of the merger. As described above, the surviving corporation will notify you of the effective time of the merger.
     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time may receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. We must mail this statement to the stockholder within 10 days after receipt of the written request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. In addition, a beneficial owner of shares as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his, her or its own name, request such written statement from the company.
     If a stockholder files a petition for appraisal in a timely manner, service of a copy thereof shall be made upon the surviving corporation, and the surviving corporation will then be obligated, within 20 days after receiving a copy of the petition, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom an agreement as to the value of their shares has not been reached.
     After notice to dissenting stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.
     After determination of the stockholders entitled to appraisal of their shares of Osteotech common stock, the Court of Chancery will conduct the appraisal hearing in accordance with the court’s rules. The court will appraise the shares at their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the Court of Chancery is required to take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
     Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list and who has submitted his, her or its certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he, she or it is not entitled to appraisal rights. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
     Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
     Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Osteotech common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time of the merger. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be subject to such conditions as the Court of Chancery deems just. This shall not, however, affect the right of a stockholder who has not commenced an appraisal proceeding as to such stockholder’s shares, or joined such an appraisal proceeding as a named party, to withdraw his, her or its demand for appraisal within 60 days after the effective date of the merger and to accept the merger consideration. If the stockholder fails to perfect, effectively withdraws or otherwise loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.
     Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Osteotech stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
Accounting Treatment
     The merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material United States Federal Income Tax Consequences
     This section discusses the material United States Federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of our capital stock who will surrender their shares of our stock in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of our stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service, or the “IRS,” or opinion of counsel will be requested concerning the United States Federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.
     The following discussion is not intended to constitute a complete description of all U.S. Federal income tax consequences relating to the merger, and does not address potential foreign, state, local and other tax consequences of the merger. In addition, the discussion does not address all of the United States Federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:
•	financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	certain former citizens or residents of the United States, or U.S. persons that have a functional currency other than the U.S. dollar;

•	holders that are pass-through entities or who hold our stock through partnerships or other pass-through entities;

•	holders of Options to acquire our stock, Restricted Stock Units or any other form of equity-based compensation;

•	holders who acquired our stock pursuant to the exercise of Options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold our stock as qualified small business stock;

•	holders who exercise appraisal rights; or

•	holders that are subject to the alternative minimum tax.
     The discussion below applies only to stockholders that hold our stock as a capital asset at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to holders of our stock.
     If shares of our stock are held by a partnership, the U.S. Federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our stock and partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the merger.
     For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our stock, who is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. Federal income tax regardless of its source; or

•	a trust if either (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. Federal income tax purposes.
     A “non-U.S. holder” is a beneficial owner of shares of our stock that is not a U.S. holder, subject to the limitations set forth above for holders to whom special rules apply.
     U.S. Holders
General
     The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States Federal income tax purposes. Accordingly, a U.S. holder generally will recognize capital gain or capital loss equal to the difference between the amount of cash received in the merger and the U.S. holder’s adjusted tax basis in the shares surrendered.
     Gain or loss will be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged in the merger. If, at the time of the merger, a non-corporate U.S. holder’s holding period for the shares of our stock is more than twelve months, any gain recognized generally will be subject to tax at the rate applicable to long term capital gains. If a non-corporate U.S. holder’s holding period for the shares of our stock is twelve months or less at the time of the merger, any gain will be subject to United States Federal income tax at the same graduated rates as ordinary income. For corporations, capital gain is taxed at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

     Backup Withholding
     To prevent Federal backup income tax withholding with respect to cash received pursuant to the merger, each U.S. holder must either (1) provide a correct taxpayer identification number and certify under penalties of perjury that such U.S. holder is not subject to backup withholding of Federal income tax by completing the substitute Form W-9 or (2) establish a basis for exemption from backup withholding. U.S. holders who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption will be subject to backup withholding on the cash received at a tax withholding rate of 28% and may be subject to penalties imposed by the IRS. If the amount withheld on a payment to a U.S. holder results in an overpayment of taxes, a refund generally may be obtained by the taxpayer from the IRS, provided that the required information is timely furnished to the IRS. Certain taxpayers, such as corporations and financial institutions, are exempt from backup withholding.
     Non-U.S. Holders
General
     Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. Federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States, in the aggregate, for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•	Osteotech is or has been a “United States real property holding corporation,” or “USRPHC,” for U.S. Federal income tax purposes within the five years preceding the merger.
     Unless a tax treaty provides otherwise, a non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. A non-U.S. holder that is a corporation and whose gain is described under the first bullet point above may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty.
     An individual non-U.S. holder described in the second bullet point above generally will be subject to tax at a 30% rate on the gain realized, equal to the difference, if any, between the amount of cash received in exchange for shares of our stock and the non-U.S. holder’s adjusted tax basis in such shares, that gain may be offset by certain U.S.-source capital losses incurred in the same taxable year, even though the individual is not considered a resident of the United States.
     We believe that we are not currently and have not previously been a USRPHC for U.S. Federal income tax purposes.
     Information Reporting and Backup Withholding
     Cash received by non-U.S. holders in the merger will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax at a rate of 28% may apply to cash received by a non-U.S. holder, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent (generally, by providing the paying agent with a signed statement on an applicable Form W-8 attesting to such non-U.S. holder’s exempt status) and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. Federal income tax liability if the required information is timely furnished to the IRS.

     Each holder of our capital stock should consult his, her or its own tax advisors to determine the U.S. Federal income tax consequences applicable to such holder as a result of the merger and any state, local or foreign tax consequences relevant to such holder as a result of the merger.
Delisting and Deregistration of Our Common Stock
     If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15 with the SEC.
Class Action Complaints Relating to the Merger
     On August 20, 2010, a class action complaint was filed in the Superior Court of New Jersey Monmouth County concerning the proposed merger. The class action was instituted by John and Rachel Clarke, individually and on behalf of all public stockholders of Osteotech, against Osteotech, our board of directors, our president and chief executive officer, Medtronic, MSD and Merger Sub. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell Osteotech by means of unfair process with preclusive deal protection devices and at an unfair price of $6.50 in cash for each share of our common stock. The complaint also alleges that Medtronic aided and abetted the alleged breaches of fiduciary duties by the other defendants. The complaint seeks costs and injunctive relief to prevent the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages, and to require the board of directors to exercise applicable fiduciary duties, and such further relief as the court deems just and proper.
     On August 20, 2010, a class action complaint was submitted to the Superior Court of New Jersey Monmouth County concerning the proposed merger. The class action was instituted by Scott Phillips, individually and on behalf of all public stockholders of Osteotech, against Osteotech and certain members of our board of directors. The complaint alleges breach of fiduciary duty by such members of our board of directors arising out of the attempt to sell Osteotech by means of unfair process with preclusive deal protection devices and at an unfair price of $6.50 in cash for each share of our common stock. The complaint seeks costs and injunctive relief to prevent the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages, to require the defendants to account for any damages they caused and to account for all profits and any special benefits they obtained as a result of any breach of their fiduciary duties, and such further relief as the court deems just and proper.
     On August 25, 2010, a class action complaint was submitted to the Superior Court of New Jersey Monmouth County concerning the proposed merger. The class action was instituted by Charles Miller and Ruthellen Miller, individually and on behalf of all holders of our common stock, against Osteotech, our board of directors, our president and chief executive officer, Medtronic, MSD and Merger Sub. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell Osteotech by means of unfair process with preclusive deal protection devices and at an unfair price of $6.50 in cash for each share of our common stock. The complaint also alleges that Medtronic aided and abetted the alleged breaches of fiduciary duties by the other defendants, and further alleges that Osteotech is in violation of Section 211 of the Delaware General Corporation Law for failure to hold an annual meeting. The complaint seeks fees, expenses and costs, injunctive relief to prevent the alleged disenfranchisement of the stockholders and the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages, to declare the proposed merger void and to declare that our board of directors has breached their fiduciary duties, to require the defendants to account for all shares, money and other value allegedly received from Osteotech improperly, disgorgement and imposition of a constructive trust on all property and profits our board of directors received as a result of their allegedly wrongful conduct, an order that Osteotech schedule and hold an annual meeting of the stockholders for the election of directors, and such further relief as the court deems just and proper.
     On August 26, 2010, a class action complaint was submitted to the Superior Court of New Jersey Monmouth County concerning the proposed merger. The class action was instituted by Roney Benjamin, individually and on behalf of all public shareholders of Osteotech, against Osteotech, our board of directors, our president and chief executive officer, Medtronic, MSD and Merger Sub. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell Osteotech by means of unfair process with preclusive deal protection devices and at an unfair price of $6.50 in cash for each share of our common stock. The complaint also alleges that Osteotech and Medtronic aided and abetted the alleged breaches of fiduciary duties by the other defendants. The complaint seeks costs and injunctive relief to prevent the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages, to require the defendants to account for any damages they caused and to account for all profits and any special benefits they obtained as a result of any breach of their fiduciary duties, and such further relief as the court deems just and proper.
     We believe the class actions described above are without merit, and we intend to vigorously defend against the claims asserted.
PROPOSAL NO. 1: THE MERGER AGREEMENT
     The following is a description of the material aspects of the merger agreement but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.
     The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Osteotech or its business. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
The Merger
     Pursuant to the merger agreement, Merger Sub will merge with and into Osteotech, with Osteotech surviving as a wholly owned indirect subsidiary of Medtronic. At the effective time of the merger, all of Osteotech’s property, rights, privileges, powers and franchises before the merger will vest in the surviving corporation and all of Osteotech’s debt, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation.
Closing; Effective Time
     The consummation of the merger will take place on the later of (i) the fifth business day following the satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement or (ii) if Merger Sub or Medtronic identifies an event or circumstance that constitutes or would be reasonably likely to result in a violation of any anti-bribery law by Osteotech, the tenth business day after Merger Sub or Medtronic identifies such likely violation, or on such other day as Osteotech and Medtronic may mutually agree. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Osteotech and Medtronic and specified in the certificate of merger.
Certificate of Incorporation and Bylaws
     The merger agreement provides that at the effective time of the merger, the certificate of incorporation of Merger Sub in effect immediately prior to the effective time will be the certificate of incorporation of the surviving corporation, except as amended to change the name of the surviving corporation to “Medtronic Osteotech, Inc.” The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.
Directors and Officers
     The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers, respectively, of the surviving corporation.

Effect on Capital Stock
     Common Stock
     At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive an amount equal to $6.50 in cash, without interest, and less any applicable withholding taxes (which amount, subject to decrease in the limited circumstances described below, we sometimes refer to in this proxy statement as the “merger consideration”), other than the following shares:
•	shares held by Medtronic or any direct or indirect subsidiary of Medtronic or us, all of which will be canceled automatically with no consideration being delivered in exchange for such shares pursuant to the merger agreement; and

•	shares held by stockholders who have properly exercised their appraisal rights. (See the section of this proxy statement entitled “The Merger—Appraisal Rights,” above.)
     Pursuant to the merger agreement, the merger consideration is subject to decrease only if it were determined that (i) the number of outstanding shares of common stock as of immediately prior to the effective time of the merger exceeds 18,126,882 (provided that we will not be deemed to have exceeded this threshold to the extent any excess is the result of the proper exercise of Options or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger), (ii) as of immediately prior to the effective time of the merger, our outstanding Options (and any other outstanding stock rights) are exercisable to purchase more than 1,292,412 shares of our common stock in the aggregate, or the number of outstanding Restricted Stock Units as of immediately prior to the effective time of the merger exceeds 580,436, (iii) any outstanding Option is exercisable at a price that is lower than the exercise price disclosed to Medtronic, or (iv) the aggregate amount of third party expenses incurred by us in connection with the merger (excluding any amounts incurred by us as a result of additional requests for information under antitrust laws, security holder litigation or the receipt by us of any superior acquisition proposals) exceeds $4,868,400 (but only if such excess would result in a reduction to the price equal to more than $0.01 per share of common stock), and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $123,249,643 plus the aggregate exercise price of all in the money Options outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $6.50 per share).
     We agreed to the amounts referenced in clauses (i) — (iv) above based on a number of assumptions, including that our records were accurate as of the date of the merger agreement. Third party expenses are defined in the merger agreement as expenses incurred, or to be incurred through the effective time of the merger, by us in connection with the merger agreement or the transactions contemplated thereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties. Third party expenses do not include expenses incurred by us as a direct result of additional requests for information under antitrust laws, security holder litigation against us relating to the merger, or the receipt of, and activities related to, the receipt by us of any superior acquisition proposals. We agreed to the $4,868,400 threshold for third party expenses based on our judgment that the amount we had incurred in fees as of the date of the merger agreement, together with the amount we expected to incur prior to the closing of the merger (including the fee that will be payable to Deutsche Bank upon the closing of the merger), would not exceed $4,868,400.
     In the event that (i) our records reflecting the outstanding common stock, Options to purchase shares of our common stock, or Restricted Stock Units are inaccurate or (ii) the aggregate amount of third party expenses incurred by us in connection with the merger (excluding any amounts incurred by us as a result of additional requests for information under antitrust laws, security holder litigation or the receipt by us of any superior acquisition proposals) exceeds $4,868,400 (but only if such excess would result in a reduction to the price equal to more than $0.01 per share of common stock), the $6.50 per share merger consideration payable to our stockholders will decrease only if the aggregate amount of such inaccuracy or inaccuracies cause the aggregate consideration payable by Medtronic to exceed $123,249,643 plus the aggregate exercise price of all in the money Options outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger. In such event, the reduced per share merger consideration will be equal to:

•	the sum of (i) $123,249,643 plus (ii) the aggregate exercise price of all in the money Options outstanding as of the effective time of the merger, plus (iii) the aggregate exercise price of all Options exercised between the date of the merger agreement and the effective time of the merger, minus (iv) the amount by which our third party expenses in connection with the merger exceed the $4,868,400 cap (but only if such excess would result in a reduction to the price equal to more than $0.01 per share of common stock), divided by

•	a number equal to the sum of (i) the number of outstanding shares of our common stock outstanding as of immediately prior to the effective time of the merger, plus (ii) the number of Restricted Stock Units outstanding as of immediately prior to the effective time of the merger, plus (iii) the number of shares of our common stock purchasable upon exercise of all in the money Options outstanding as of immediately prior to the effective time of the merger.
The reduced per share consideration will be calculated and rounded to two decimal places, with the second decimal place rounded up if the third decimal place is 5 or more.
     While we cannot guarantee that the merger consideration will be $6.50 per share and that such amount will not be decreased pursuant to the merger agreement provisions described above, as of the date of this proxy statement we do not anticipate that there will be any such decrease. We do not believe the actual numbers of outstanding common stock, Options or Restricted Stock Units will be inaccurate, as explained in more detail below:
•	Common Stock: Under the merger agreement, we are permitted to have up to 18,126,882 shares outstanding as of immediately prior to the effective time of the merger, plus any shares issued as a result of the proper exercise of Options or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger, without triggering an adjustment to the per share merger consideration. We did not intend, and do not intend, to issue any other shares of common stock other than upon the proper exercise of Options and upon proper vesting of Restricted Stock Units.
Because we do not intend to issue any additional shares of common stock prior to the effective time of the merger (other than as a result of the proper exercise of Options and proper vesting of Restricted Stock Units), we believe it is unlikely that we will exceed the 18,126,882 share threshold (as adjusted to reflect proper exercises of Options and proper vesting of Restricted Stock Units). Even if we did exceed the threshold, the effect of any such excess would be distributed over all of the shares, Options and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of shares of common stock outstanding on •, 2010, and assuming the outstanding Options and Restricted Stock Units as reflected in our records are accurate and that we do not exceed the permitted third party expenses threshold, there would have to be approximately • additional shares of common stock outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.01 per share (to $6.49 per share).
•	Options: As of immediately prior to the effective time of the merger, our outstanding Options (and any other outstanding stock rights) may be exercisable to purchase no more than 1,292,412 shares of our common stock in the aggregate without triggering an adjustment to the per share merger consideration. As of the date of the merger agreement, there were Options outstanding that were exercisable to purchase an aggregate of 1,292,412 shares of our common stock, leaving no margin for error as of that date. Based on our belief that our books and records were accurate, our intent not to issue additional Options prior to the effective time of the merger and our knowledge that certain out of the money Options would not be exercised and were likely to expire before the effective time of the merger, we were comfortable that the threshold would not be exceeded. Since the date of the merger agreement, Options to purchase an aggregate of • shares of our common stock were exercised[, and Options to purchase • shares either expired in accordance with their terms or were forfeited in accordance with their terms in connection with the termination of employment of the related grantees]. Accordingly, as of •, 2010 there were outstanding Options exercisable to purchase only • shares of our common stock, all of which are exercisable at the same exercise prices as disclosed to Medtronic in connection with signing the merger agreement. This represents an overall margin of • Options. However, taking into account the • shares of common stock issued upon exercise of Options following the date of the merger agreement, the holders of which will be entitled to receive merger consideration in connection with the merger, the margin for error with respect to outstanding Options is •.

We believe our records are accurate, and accordingly we do not expect the exercise prices to change prior to the effective time of the merger. In addition, because we do not intend to issue any additional Options prior to the effective time of the merger, we do not believe we will exceed the permitted threshold of 1,292,412 (as adjusted to reflect the proper exercise of Options prior to the effective time of the merger). Even if we did exceed such threshold, the effect of any such excess would be distributed over all of the shares, Options and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of Options outstanding on •, 2010 and the weighted average exercise price of in the money Options as of that date, and assuming the outstanding shares of common stock and Restricted Stock Units as reflected in our records are accurate and that we do not exceed the permitted third party expenses threshold, there would have to be approximately • additional Options outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.01 per share (to $6.49 per share).

•	Restricted Stock Units: Under the merger agreement, we may have up to 580,436 Restricted Stock Units outstanding as of immediately prior to the effective time of the merger without triggering an adjustment to the per share merger consideration. As of the date of the merger agreement there were 580,436 Restricted Stock Units outstanding, leaving no margin for error as of that date. As of •, 2010 an aggregate of • Restricted Stock Units have vested since the date of the merger agreement and were issued as shares of our common stock[, and • Restricted Stock Units were forfeited in accordance with their terms in connection with the termination of employment of the related grantees]. Consequently, as of •, 2010 there were only • Restricted Stock Units outstanding.

Because we do not expect to issue any additional Restricted Stock Units prior to the effective time of the merger, we do not believe we will exceed the 580,436 Restricted Stock Unit threshold (as adjusted to reflect the proper vesting of Restricted Stock Units prior to the effective time of the merger). Even if we did exceed the threshold, the effect of any such excess would be distributed over all of the shares, Options and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of Restricted Stock Units outstanding on •, 2010, and assuming the outstanding shares of common stock and Options as reflected in our records are accurate and that we do not exceed the permitted third party expenses threshold, there would have to be approximately • additional Restricted Stock Units outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.01 per share (to $6.49 per share).
Likewise, although between the date of the merger agreement and the effective time of the merger Options will be exercised and Restricted Stock Units will vest, we do not expect that the aggregate consideration payable by Medtronic will exceed the threshold amount set forth in the merger agreement and described above. In addition, with respect to third party expenses, absent unforeseen circumstances that require us to devote significant legal and accounting resources toward the merger in the future, we do not expect the amount of third party expenses incurred by us as of •, 2010, together with the amount of such expenses we expect to incur between •, 2010 and the closing of the merger, will exceed $4,868,400. Importantly, expenses that are potentially highly variable, such as expenses relating to second requests for information under antitrust laws, security holder litigation against us relating to the merger, and activities related to superior acquisition proposals, are excluded from the $4,868,400 cap. Furthermore, the merger consideration will not be decreased as the result of our exceeding the $4,868,400 cap to the extent that the excess would result in a reduction to the merger consideration of $0.01 or less. Even if we did exceed the aforementioned cap, the effect of any such excess would be distributed over all of the shares, Options and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of shares of common stock, Options and Restricted Stock Units outstanding on •, 2010 and assuming such numbers as reflected in our records are accurate, we would have to incur approximately $• of third party expenses, in addition to the $4,868,400 of permitted third party expenses, in order for the merger consideration to decrease by $0.02 per share (to $6.48 per share).
     Stockholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the paying agent for exchange or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described in “The Merger Agreement—Procedures for Exchange of Certificates” beginning on page •. If you own shares of our common stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.
     Medtronic has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.
Effect on Equity Awards
     Options
     Each Option to purchase shares of our common stock that is outstanding immediately prior to the effective time of the merger will, at such time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the effective time of the merger, equal to the product of:
•	the total number of shares of common stock subject to the Option or Options as of the effective time of the merger, multiplied by

•	the excess, if any, of the merger consideration over the exercise price per share of the shares of common stock subject to the Option or Options, less applicable withholding taxes, if any, required to be withheld with respect to such payment.
Options that are outstanding immediately prior to the effective time of the merger that have an exercise price per share equal to or greater than the merger consideration will receive no consideration at the effective time of the merger.
     Restricted Stock Units
     Each Restricted Stock Unit that is outstanding immediately prior to the effective time of the merger will, at such time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the effective time of the merger, equal to the product of:
•	the total number of shares of common stock represented by the Restricted Stock Unit or Units as of the effective time of the merger, multiplied by

•	the merger consideration less applicable withholding taxes, if any, required to be withheld with respect to such payment.
Procedures for Exchange of Certificates
     Medtronic has appointed • as paying agent to make payment of the merger consideration in exchange for the surrender of certificates representing shares of our common stock or non-certificated shares represented by book entry. MSD will deposit with the paying agent at or promptly following the effective time of the merger a sufficient amount of cash in order to permit the payment of the merger consideration. As soon as reasonably practicable and in any event within three business days after the later of the effective time of the merger or the date on which our transfer agent has provided the paying agent with the requisite information regarding our stockholders as of immediately prior to the effective time of the merger, the paying agent will mail to each person who, as of the effective time of the merger, was the record holder of shares of our common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender stock certificates and book-entry shares to the paying agent. The paying agent will pay the merger consideration, without interest and less any applicable withholding taxes, to our stockholders following the paying agent’s receipt of the stock certificates or book-entry shares, as applicable, and properly completed and executed transmittal documents. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate or book-entry shares are registered if the certificate (or affidavit of loss) representing the canceled shares is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer or other taxes have been paid.
     You should not send your certificates or instruments representing our common stock to the paying agent until you have received the letter of transmittal from the paying agent. Do not return your stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.
     If you own shares of our common stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.
Transfer of Ownership, Ownership Rights and Lost Certificates
     At the effective time of the merger, our stock transfer books will be closed and no transfer of shares of our common stock thereafter will be made, and all shares of our common stock will cease to be outstanding and will automatically be canceled, retired and cease to exist, and each holder of a certificate formerly evidencing share(s) of our common stock will have no further rights with respect to such certificate, except the right to receive the merger consideration payable upon surrender of the certificate in accordance with the terms of the merger agreement. If, after the effective time of the merger, certificates representing shares of our common stock are presented to the surviving corporation for transfer, they shall be canceled and exchanged for the merger consideration as provided above.
     If you have lost your stock certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation in the merger, you will have to post a bond in customary amount and upon such terms as may be required by the paying agent or the surviving corporation as indemnity against any claims made against it with respect to the lost, stolen or destroyed certificate. Thereafter, the paying agent will pay the merger consideration to you in exchange for your lost, stolen or destroyed certificate.
Unclaimed Amounts
     Any portion of the funds deposited with the paying agent (including any investment proceeds) that remains undistributed to the holders of shares of our common stock one year after the effective time of the merger will be delivered to the surviving corporation. Any of our former stockholders who have not surrendered their certificates or book-entry shares prior to the delivery of these funds to the surviving corporation may look only to the surviving corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any merger consideration that may be payable upon due surrender of the certificates, or book-entry shares, held by them, without any interest thereon. Notwithstanding the foregoing, neither Medtronic nor the surviving corporation will be liable to any of our stockholders for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Representations and Warranties
     The merger agreement contains representations and warranties made by us to Medtronic and Merger Sub and by Medtronic and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are qualified by information in a confidential disclosure letter that we have exchanged in connection with signing the merger agreement, or as otherwise provided in the merger agreement. While we do not believe that the confidential disclosure letter contains information that securities laws require us to publicly disclose other than information that has already been so disclosed, the confidential disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Medtronic and Osteotech, rather than to establish matters as facts. The confidential disclosure letter contains information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in Osteotech’s or Medtronic’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.
     At the effective time of the merger, the representations and warranties contained in the merger agreement are only required to be true and correct subject to the materiality standards contained in the merger agreement, which may differ from what may be viewed as material by stockholders. The representations and warranties will not survive consummation of the merger and cannot be the basis for any claim under the merger agreement by any party thereto after consummation of the merger. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Osteotech and the merger that is contained in this proxy statement as well as in the filings that Osteotech makes and has made with the SEC.
     The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement.
     Osteotech has made representations and warranties to Medtronic and Merger Sub regarding, among other things:
•	corporate matters, including due organization, qualification and our certificate of incorporation and bylaws;

•	our capitalization, including the number of shares of our common stock, Options, Restricted Stock Units and other stock rights outstanding;

•	our subsidiaries and our ownership interests in them;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our and our subsidiaries’ organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	the accuracy of information contained in the reports and financial statements that we have filed with the SEC since January 1, 2007, and the compliance of these SEC filings with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as “GAAP”;

•	the adequacy of our internal controls and procedures and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	required governmental filings and consents;

•	the absence since December 31, 2009 of changes or events that would have a material adverse effect on us and the absence of certain actions by us since that date;

•	the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger;

•	employee benefits and labor matters;

•	litigation and investigations;

•	tax matters;

•	compliance since January 1, 2007 with law, contracts and other obligations and the possession of and compliance with all government permits necessary for the lawful conduct of our business;

•	environmental matters;

•	intellectual property matters, including our rights to use owned and licensed intellectual property and any infringement matters;

•	real property matters, including leased properties;

•	material contracts and the performance of obligations thereunder;

•	regulatory compliance;

•	insurance policies;

•	customers and suppliers;

•	absence of bribes or other questionable payments or undisclosed related party transactions;

•	receipt of an opinion from our financial advisor;

•	required vote of our stockholders;

•	inapplicability of anti-takeover statutes;

•	amendment of our company rights plan; and

•	OFAC regulation and export control compliance.
     Medtronic and Merger Sub made representations and warranties to us regarding, among other things:
•	corporate matters, including due organization and the ownership of Merger Sub’s outstanding capital stock;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, their respective organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	required governmental filings and consents;

•	the absence of litigation that would be reasonably expected to prevent or materially delay the completion of the merger;

•	neither Medtronic nor any of its subsidiaries being, or having been at any time during the three years prior to the date of the merger agreement, an “interested stockholder” of Osteotech under applicable state law;

•	the sufficiency of available funds for the merger; and

•	the absence of our responsibility for any broker or investment advisor fees based upon arrangements made by and on behalf of Medtronic and Merger Sub.
Material Adverse Effect
     It is a condition to Medtronic’s and Merger Sub’s obligation to complete the merger that our representations and warranties be true and correct. For purposes of this condition, most of our representations and warranties shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation and warranty or any of our other representations or warranties being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on us. For purposes of this determination, materiality qualifications in representations and warranties are disregarded.
     Our representation and warranty related to regulatory compliance and our representations and warranties related to questionable payments and OFAC regulation and export control compliance shall each be deemed to be untrue and incorrect only if it is untrue or incorrect in any respect that is material to Osteotech and our subsidiaries taken as a whole, it being understood that no material adverse effect need be present.
     Certain other representations and warranties shall be deemed to be untrue and incorrect only if they are untrue or incorrect in any material respect. These include representations and warranties relating to our organization and good standing, our authority to undertake the merger agreement, our capitalization, the fairness opinion we received from Deutsche Bank, the inapplicability of state takeover statutes, the effectiveness of the company rights plan amendment, and the inapplicability of our stockholder rights plan to the merger.
     Certain of our capitalization representations and warranties shall be deemed to be untrue and incorrect only if the aggregate number of shares set forth in them (including shares in respect of our existing Options and existing Restricted Stock Units) is more than one percent less than the correct number.
     Our representation and warranty relating to the absence of any material adverse effect shall be deemed untrue and incorrect if it is untrue or incorrect in any respect.
     A material adverse effect is defined in the agreement as any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of Osteotech and our subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date of the merger agreement, in general economic conditions or securities or financial markets in general, (ii) changes, after the date of the merger agreement, in law or GAAP, (iii) general changes, after the date of the merger agreement, in the medical device industry, (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (v) the announcement or the existence of, or compliance with, the merger agreement and the transactions contemplated thereby, (vi) any change in our stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a material adverse effect), (vii) our failure to meet projections of earnings, revenues or other financial measures (whether such projections were made by us or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a material adverse effect), or (viii) any action taken with the express written consent of Medtronic, which consent states explicitly that such consent excludes such action from the definition of material adverse effect hereunder; except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on Osteotech and our subsidiaries, taken as a whole, as compared with other companies in the medical device industry; or (b) would, or would be reasonably likely to, prevent or materially delay or materially impair our ability or any of our subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement.
Covenants Relating to the Conduct of Our Business
     From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause each of our subsidiaries) to conduct our operations in the ordinary and usual course of business consistent with past practice, in particular, but without limitation, with respect to fulfillment of orders and the provision of customer rebates and discounts, and in compliance in all material respects with applicable laws, to use our commercially reasonable efforts to preserve intact our business organization, to maintain satisfactory business relationships with third parties, and to keep available the services of our present officers and employees. During the same period, we have also agreed that we will not, and will not allow our subsidiaries to, among other things, do any of the following without the prior written consent of Medtronic, subject to certain exceptions:

•	issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any shares of our capital stock or the capital stock of our subsidiaries other than shares issuable upon exercise of existing Options or pursuant to any other awards outstanding as of the date of the merger agreement under Osteotech’s Amended and Restated 2000 Stock Plan, Osteotech’s 2007 Stock Incentive Plan and Osteotech’s 1991 Independent Directors’ Stock Option Plan;

•	acquire, redeem or amend any shares of our capital stock or the capital stock of our subsidiaries;

•	split, combine or reclassify any shares of our capital stock;

•	declare, set aside, make or pay any dividend or distribution on any shares of our capital stock;

•	make any acquisition or disposition or cause any acquisition or disposition to be made of any business, assets or securities of ours, any of our subsidiaries or any third party, except for purchases or sales of supplies, raw materials, inventory or products made in the ordinary course of business and consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	enter into a material contract or amend in any material respect or terminate any material contract or grant any release or relinquishment of any material rights under any material contract or noncompetition agreement with any of our employees;

•	purchase or otherwise cause to be issued any insurance policy in favor of us or any of our subsidiaries or amend in any material respect or terminate any current insurance policy or grant any release or relinquishment of any material rights under any such insurance policy;

•	enter into a new agreement related to a clinical trial with regard to our products or amend or terminate any of the agreements or protocols related to certain clinical trials;

•	incur, create, assume or otherwise become liable or responsible for any debt except for short-term debt incurred under debt instruments outstanding on the date of the merger agreement in the ordinary course of business consistent with past practice;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of third parties except our wholly owned subsidiaries;

•	make any loans, advances or capital contributions to or investments in any third party (other than our subsidiaries);

•	change in any material respect, any financial accounting methods, principles or practices, except as required by GAAP;

•	make or change any material tax election, extend the statute of limitations with any tax authority, amend any tax return, or settle or compromise any material income tax liability;

•	adopt any amendments to our certificate of incorporation or bylaws or other similar governing documents or adopt a stockholder rights plan;

•	grant any stock-related, performance or similar awards or bonuses;

•	forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

•	enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements (subject to limited exceptions);

•	grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in our benefits or compensation expense);

•	make any deposits or contributions or cash or property to or take any other action to fund or in any other way secure the payment of compensation or benefits under an employee benefit plan or similar arrangement other than in the ordinary course of business consistent with past practice;

•	terminate any employee having an annual base salary of more than $150,000;

•	enter into any collective bargaining or similar labor agreement;

•	adopt, amend or terminate any employee benefits plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;

•	incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year;

•	settle any suit, action, claim, proceeding or investigation;

•	convene any regular or special meeting of stockholders other than the special meeting for the purposes of voting on the adoption of the merger agreement and the approval of the merger and, subject to certain conditions, the 2010 annual meeting of Osteotech stockholders;

•	take or omit to take any action that would cause any issued patents or registered trademarks owned by us or our subsidiaries to lapse, be abandoned or canceled, or fall into the public domain; or

•	offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.
No Solicitation of Alternative Transactions
     The merger agreement provides that we will not and will cause our subsidiaries not to, and will direct and use our reasonable best efforts to cause our and their respective officers, directors, employees, representatives, agents or affiliates not to, directly or indirectly:
•	solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any competing acquisition proposal; or

•	provide any information to, or afford any access to our or our subsidiaries’ properties, books or records, or otherwise take any action to assist or facilitate, any person or group, with respect to any competing acquisition proposal.
     Until such time as our stockholders adopt the merger agreement and approve the merger, however, we may provide information to (so long as it has previously been, or is concurrently, made available to Medtronic or Merger Sub) or enter into discussions and negotiations with a third party that makes an unsolicited bona fide written acquisition proposal that did not result from our breach of our nonsolicitation obligations, so long as the third party has executed a confidentiality agreement at least as restrictive in all material respects as the confidentiality agreement entered into by Medtronic, if:
•	our board determines in good faith, after consultation with our outside legal and financial advisors, that such unsolicited bona fide acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal, taking into account the legal, financial, financing, and other aspects of the proposal;

•	our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law; and

•	we provide Medtronic with prior written notice of our intent to take any such action at least two business days prior to taking such action.
     We also have agreed to promptly (within one business day) notify and provide specified information to Medtronic if any information is requested or negotiations or discussions are sought to be initiated by a potential acquiror, provide copies of any written communications or other documents received from or sent to or on behalf of the potential acquiror describing the financial or other material terms of such acquisition proposal, and keep Medtronic and Merger Sub reasonably informed of the status of any such discussions or negotiations and, within 24 hours, notify Medtronic and Merger Sub of any modifications to the financial or other material terms of any such request or acquisition proposal.
     The merger agreement provides that neither we nor our board of directors may do any of the following:
•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Medtronic or Merger Sub, our adoption of the merger agreement and approval of the merger, or our recommendation that our stockholders adopt the merger agreement and approve the merger;

•	approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal;

•	unless our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law, (i) release any third party from any confidentiality or standstill agreement to which we are a party or (ii) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any acquisition proposal under, any such agreement; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to a competing acquisition proposal.
     However, our board of directors may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Medtronic or Merger Sub, its recommendation that our stockholders adopt the merger agreement and approve the merger as follows (and only as follows):
•	if a material fact, event, change, development or set of circumstances that was neither known nor reasonably foreseeable by our board of directors as of or at any time prior to the date of the merger agreement (other than, and not relating in any way to, a competing acquisition proposal, or any action taken with the intention of creating an intervening event) shall have occurred and be continuing provided that:
o	our board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action in light of the intervening material fact, event, change, development or set of circumstances would constitute a breach of its fiduciary duties to our stockholders under applicable state law;

o	we provide at least three business days prior written notice to Medtronic of our intention to take such action and concurrently provide Medtronic with a written explanation of the basis and rationale of our board of directors for proposing to change its recommendation that our stockholders adopt the merger agreement and approve the merger;

o	if requested by Medtronic, we negotiate in good faith with Medtronic during the three day notice period to enable Medtronic to propose changes to the terms of the merger agreement that would obviate the need for our board of directors to change its recommendation that our stockholders adopt the merger agreement and approve the merger;

o	our board of directors considers in good faith (after consultation with its financial advisors and outside legal counsel) any changes to the merger agreement proposed in writing by Medtronic and determines that the failure to take such action would constitute a breach of its fiduciary duties if such changes were to be given effect; and

o	in the event of any material change to the facts and circumstances relating to such intervening material fact, event, change, development or set of circumstances, we deliver to Medtronic an additional notice and the three business day notice period recommences; or
•	if:
o	we receive a bona fide unsolicited written acquisition proposal that did not result from a violation of our nonsolicitation obligations;

o	our board of directors determines in good faith, after consultation with its outside legal and financial advisors and after taking into account the legal, financial, financing and other aspects of such proposal, that the competing acquisition proposal constitutes a superior proposal and that it intends to accept or recommend the competing acquisition proposal as a superior proposal;

o	our board of directors determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law;

o	we provide Medtronic with prior written notice of our intention to take any such action at least three business days prior to taking such action, including all of the terms and conditions of the acquisition proposal;

o	during the three business day period, we negotiate in good faith with Medtronic (to the extent Medtronic wishes to negotiate) to enable Medtronic and Merger Sub to make an offer that is at least as favorable to our stockholders as the competing acquisition proposal;

o	Medtronic and Merger Sub do not, within the three business day period, make an offer that our board of directors determines in good faith, after consultation with its outside financial advisors and legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to our stockholders as the competing acquisition proposal (except that in the event of an amendment to the financial or other material terms of the competing acquisition proposal, a new notice and matching period must be given, which expires after the later of three business days and the end of the original three business day period); and

o	our board of directors, after taking into account any modifications to the terms of the merger agreement and the merger offered by Medtronic and Merger Sub after receipt of the notice, continues to believe that the competing acquisition proposal constitutes a superior proposal.
     A competing “acquisition proposal” is defined under the merger agreement as any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit the person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, us and our subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of share of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the proposed merger with Merger Sub.
     A “superior proposal” is defined under the merger agreement as any unsolicited, bona fide acquisition proposal (except that references in the definition of acquisition proposal to 15% shall be replaced by 50%) made in writing, in respect of which our board has determined in good faith after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written acquisition proposal, would result in a transaction that is (i) more favorable, from a financial point of view, to our stockholders than the merger (after taking into account any modifications to the terms of the merger agreement and the merger offered by Medtronic and Merger Sub) and (ii) reasonably likely to be consummated without unreasonable delay.

Tender Offer Rules
     Nothing contained in the merger agreements prohibits us or our board of directors from taking and disclosing to our stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, if, in the good faith judgment of our board of directors (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to stockholders under applicable law, or otherwise violate its obligations under applicable law; provided that no such action or disclosure shall to be a change of recommendation unless such change of recommendation complies with the merger agreement.
Stockholder Approval
     The merger agreement requires us, as promptly as reasonably practicable following the date of the merger agreement, to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining the required stockholder approval of the proposal to adopt the merger agreement and approve the merger and to use our reasonable best efforts to cause the meeting to occur as soon as reasonably practicable. Unless the merger agreement is earlier terminated in accordance with its terms (including by us in connection with our receipt and acceptance of a superior proposal), we are required to submit the merger agreement to our stockholders for adoption and the merger for approval even if our board of directors withdraws, modifies or qualifies or has publicly proposed to withdraw, modify or qualify in a manner adverse to Medtronic or Merger Sub its recommendation that our stockholders adopt the merger agreement and approve the merger.
     Except in the limited circumstances described above in “The Merger Agreement—No Solicitation of Alternative Transactions,” our board of directors is required to recommend that our stockholders vote in favor of the adoption of the merger agreement and approval of the merger and we must use our reasonable best efforts to obtain from our stockholders the vote in favor of the adoption of the merger agreement and approval of the merger.
Postponement of Annual Meeting
     The merger agreement required us, within one day following the date of the merger agreement, to postpone the 2010 annual meeting stockholders, and not to convene the annual meeting until such time as the special meeting (and any postponement or adjournment thereof) has been completed, unless, despite our best efforts to contest and resist any litigation, action or proceeding to compel us to cause the annual meeting to occur, a court of competent jurisdiction so orders.
Reasonable Best Efforts
     Osteotech, Medtronic, MSD and Merger Sub have agreed to use their reasonable best efforts to cause the merger and the other transactions contemplated by the merger agreement to be completed as promptly as reasonably practicable on the terms and subject to the conditions of the merger agreement. In particular, Osteotech, Medtronic MSD and Merger Sub have agreed to do the following:
•	use their reasonable best efforts to promptly make any required submissions under the HSR Act and any applicable foreign antitrust law that we or Medtronic determine should be made, furnish information required in connection with such submissions, keep the other parties reasonably informed with respect to the status of any such submissions, and obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any governmental entity;

•	cooperate with one another to promptly determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to our business in connection with the merger agreement, the merger or the consummation of the other transactions contemplated by the merger agreement;

•	promptly notify the other parties of, and furnish the other parties with, any communication received from a governmental entity, permit the other parties to review and discuss in advance any proposed written communication to a governmental entity, and not agree to participate in any meetings or discussions with any governmental entity as it relates to any filings or inquiries concerning the merger, unless it consults with the other party in advance and gives the other party the opportunity to attend and participate in such meeting or discussion;

•	use reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any objections, investigation or litigation, action or proceeding asserted with respect to the merger under the HSR Act or other U.S. or foreign antitrust laws and any investigation, litigation, action or proceeding challenging the merger under the HSR Act or other U.S. or foreign antitrust laws, provided that none of Medtronic, any of its subsidiaries or the surviving corporation, will be required (and Osteotech shall not, without the prior written consent of Medtronic, agree, but shall, if so directed by Medtronic, agree, effective after the effective time of the merger) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the effective time of the merger, any businesses or assets of Osteotech, Medtronic or any of their respective affiliates;

•	to cooperate with one another and to use our respective reasonable best efforts to contest and resist any litigation, action or proceeding that seeks to prevent, or materially impede or delay the transactions contemplated by the merger agreement and to vacate, lift, reverse or overturn any injunction or order that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement; and

•	refrain from acquiring any business, division or assets, except pursuant to agreements in effect as of the date of the merger agreement, if the entering into of a definitive agreement relating to the consummation of the acquisition could reasonably be expected to materially increase the risk of not obtaining regulatory approval of the merger under the HSR Act or any foreign antitrust law.
Indemnification; Insurance
     Medtronic and Merger Sub have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of our or our subsidiaries’ current or former directors, officers, and employees as provided in our and our subsidiaries’ certificate of incorporation and bylaws and in various agreements disclosed to Medtronic before the date of the merger agreement, as in effect on the date of the merger agreement with respect to matters occurring at or prior to the effective time of the merger, will survive and continue in full force and effect for a period of not less than the applicable statute of limitations.
     Prior to the effective time of the merger, we must obtain and pay for in full, in respect of acts or omissions occurring prior to or at the effective time of the merger (including such acts or omissions in connection with the merger agreement and the transactions contemplated by the merger agreement), policies of directors’ and officers’ liability insurance covering Osteotech and other persons currently covered by our existing directors’ and officers’ liability insurance policies, for a period of six years after the effective time of the merger. If the aggregate premiums for such policies exceeds $550,000, we are required to first consult with Medtronic and can obtain and pay for such policies only on terms reasonably acceptable to Medtronic. From and after the effective time of the merger, the surviving corporation cannot take any action to cancel such policies.
Employee Matters
     The merger agreement provides that:
•	for the twelve-month period following the effective time of the merger, our employees will receive employee benefits that are substantially comparable to those offered by Medtronic, to the same extent as similarly situated employees of Medtronic. Additionally, for so long as any of our current employees continue to be an employee of Medtronic, Medtronic shall provide paid vacation on a basis consistent with Osteotech’s current vacation policy, and if any current employee of Osteotech is terminated within the first year after the effective time of the merger, that employee shall be entitled to severance pay in an amount equal to two weeks of base pay for each full year of service, subject to a minimum of four weeks and a maximum of fifty-two weeks of severance pay;

•	with respect to each employee benefit plan of Medtronic in which our and our subsidiaries’ employees participate after the effective time of the merger, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with Osteotech will be treated as service with Medtronic; provided, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under our applicable plan; and

•	if applicable and to the extent possible under Medtronic’s benefits plans, Medtronic will cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under its plans to be waived with respect to our employees and their eligible dependents and will provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the effective time of the merger for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Medtronic’s employee plans in which our and our subsidiaries’ employees are eligible to participate after the effective time of the merger.
Takeover Laws; Company Rights Plan
     The merger agreement requires us to take all reasonable steps to exclude the merger and any other transactions contemplated by the merger agreement from the application of takeover laws and the company rights plan, and to otherwise assist Medtronic or Merger Sub in any challenge to the validity, or applicability to the merger or any other transaction contemplated by the merger agreement, of takeover laws or the company rights plan. In connection with our entry into the merger agreement, we amended the company rights plan to render the rights set forth therein to be inapplicable to the merger agreement and the consummation of the transactions contemplated thereby, and to ensure that, among other things, our entry in the merger agreement would not give rise to any rights contained in the company rights plan becoming exercisable, to prevent Medtronic and any of its affiliates from becoming an “acquiring person” under the company rights plan, and to terminate the rights plan and cancel the rights thereunder without payment of any consideration under the company rights plan upon the consummation of the merger. The merger agreement provides that such amendment to the company rights plan is valid and binding and is in full force and effect.
Compliance with Anti-Bribery Laws
     The merger agreement provides that prior to the effective time of the merger, we must take commercially reasonable efforts to approve certain policies that are intended to ensure compliance with anti-bribery laws.
Compliance with Data Protection Laws
     The merger agreement provides that prior to the effective time of the merger, we must furnish Medtronic with competent evidence of our compliance with European data protection laws applicable to us and our subsidiaries, and we must promptly make all necessary notifications and requests for authorization from European data protection authorities.
Conditions to Completion of the Merger
     The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:
•	receipt of the required vote to adopt the merger agreement and approve the merger agreement by our stockholders at the special meeting;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and no governmental entity shall have enacted, entered, promulgated or enforced any statute, rule, order or decree prohibiting the merger or making it illegal;

•	expiration or termination of the applicable waiting period (or extension thereof) under applicable foreign antitrust laws and the HSR Act and receipt of any required approvals or clearances thereunder; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.
     The obligation of Medtronic and Merger Sub to complete the merger is subject to the following additional conditions:
•	no material adverse effect (as defined in the merger agreement) shall have occurred on us since the date of the merger agreement;

•	the aggregate amount of shares with respect to which appraisal is demanded shall not equal or exceed 10% of the number of shares of our common stock outstanding as of the record date for the special meeting;

•	Medtronic receives a final statement reflecting all of our third party expenses (as defined in the merger agreement) incurred in connection with the merger agreement or the transactions contemplated by the merger agreement; and

•	Medtronic receives pay-off letters from the holder of our secured debt showing all payments required to retire our indebtedness and release all related liens, and providing for termination of all agreements with us relating to such indebtedness.
     The merger is not conditioned upon Medtronic or Merger Sub obtaining financing.
Termination
     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement and approved the merger:
•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, if any of the following occur:
o	any court of competent jurisdiction or other governmental entity issues an order, decree or ruling, or takes any other action restraining, enjoining or otherwise prohibiting the merger, such order, decree, ruling or other action has become final and nonappealable, and the terminating party has used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and fulfill its obligations to cause the merger to be completed, and is not otherwise in material breach of the merger agreement;

o	the merger shall not have occurred on or before August 16, 2011 (subject to extension in certain circumstances) and the failure of the merger to occur is not due to the terminating party’s material breach of any covenant or agreement in the merger agreement;

o	we do not obtain the required stockholder approval in favor of adoption of the merger agreement and approval of the merger, although we may not terminate if we have materially breached our nonsolicitation obligations under the merger agreement;
•	by Medtronic, if any of the following occur:
o	if we have breached any of our representations, warranties, covenants or agreements in the merger agreement, which breaches, either individually or in the aggregate, would result in the conditions to

Medtronic’s obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured;

o	if we knowingly and materially breach our obligations under the nonsolicitation provisions of the merger agreement or our obligation to promptly call a special meeting and use reasonable best efforts to obtain the required stockholder approval;

o	if our board of directors, withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our stockholders adopt the merger agreement and approve the merger (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), if we enter into an agreement relating to another acquisition proposal or if we release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in each case, whether or not permitted to do so under the merger agreement;

o	if we or our subsidiaries or representatives engage in discussions with any other person in connection with an alternative acquisition proposal submitted in compliance with the non-solicitation provisions of the merger agreement without our board of directors having determined that such alternative acquisition proposal constitutes a superior proposal under the terms of the merger agreement, and we, our subsidiaries and our representatives do not cease discussions within 30 business days, subject to extension of up to 10 business days in certain circumstances in the event of multiple acquisition proposals;
•	by us, if any of the following occur:
o	if Medtronic or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach, either individually or in the aggregate with other breaches, would result in the conditions to our obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured; or

o	if, at any time prior to the adoption of the merger agreement and approval of the merger by our stockholders, we determine that a bona fide, unsolicited, written acquisition constitutes a superior proposal, our board of directors, after complying with the restrictions set forth in the merger agreement and taking into account any modification to the merger agreement agreed to by Medtronic, continues to believe the acquisition proposal constitutes a superior proposal, we enter into a definitive agreement on the date of termination for the transaction contemplated by the superior proposal, and we have paid Medtronic the $5,000,000 termination fee.
Termination Fee
     If the merger agreement is terminated, we are required to pay Medtronic a termination fee in the following circumstances:
•	if either party terminates the merger agreement because (i) the merger has not occurred on or before August 16, 2011 (subject to extension in certain circumstances) without the special meeting being convened, (ii) our stockholders failed to adopt the merger agreement and approve the merger at the special meeting, then we must reimburse Medtronic for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the merger on or prior to the termination date, up to $3,000,000; and if within 9 months after such termination of the merger agreement, we enter into an agreement in principle, letter of intent, acquisition agreement or similar agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $5,000,000, less any expenses previously reimbursed;

•	if Medtronic terminates the merger agreement because we have (i) knowingly and materially breached our non-solicitation obligations or our obligation to promptly convene a meeting of our stockholders to approve the merger agreement and to use reasonable best efforts to solicit the requisite stockholder approval or (ii) breached our representations, warranties, covenants or agreements under the merger agreement in a manner that would, individually or in the aggregate, result in the failure to satisfy the conditions to Medtronic’s and Merger Sub’s obligations to consummate the merger then we must reimburse Medtronic for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the merger on or prior to the termination date, up to $3,000,000; and if within 12 months after such termination of the merger agreement, we enter into an agreement in principle, letter of intent, acquisition agreement or similar agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $5,000,000, less any expenses previously reimbursed;

•	if Medtronic terminates the merger agreement because our board of directors withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our stockholders adopt the merger agreement and approve the merger (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), or if we enter into an agreement relating to another acquisition proposal or release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in all cases, whether or not permitted to do so under the merger agreement, then we are required to pay Medtronic a termination fee of $5,000,000;

•	if we terminate the merger agreement in connection with our receipt and acceptance of a superior proposal under the circumstances described under “The Merger Agreement—Termination” above, then we are required to pay Medtronic a termination fee of $5,000,000; and

•	if Medtronic terminates the merger agreement because we, our subsidiaries and our representatives have not terminated discussions in connection with a competing acquisition proposal within 30 business days (subject to up to a 10 business day extension in the event of multiple acquisition proposals), under the circumstances described under “The Merger Agreement—Termination” above, then we are required to pay Medtronic a termination fee of $5,000,000.
     For the purposes of the above termination fee discussion, “alternative transaction” means any transaction of the type referred to in the definition of a competing “acquisition proposal” except that references to “15%” in that definition shall be replaced by “50%”.
     Expenses
     Whether or not the merger is completed, the parties must pay their own costs and expenses incurred in connection with the merger, except that we must reimburse Medtronic for up to $3,000,000 of fees and expenses in the circumstances described in the first two bullet points in “The Merger Agreement—Termination Fee” section above.
Amendment, Extension and Waiver
     At any time prior to the completion of the merger, the merger agreement may be amended by mutual consent of the parties in writing. However, after the merger agreement has been adopted by our stockholders, there may not be any amendment which decreases the merger consideration or adversely affects the rights of our stockholders without our stockholders’ further approval. At any time prior to the completion of the merger, each party may (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representation sand warranties by any other applicable party, or (iii) waive compliance by any party with any of the agreement or conditions contained in the merger agreement. Any such extension or waiver by a party must be in writing signed on behalf of such party.
PROPOSAL NO. 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING
     If at the special meeting the votes present or represented and voting in favor of adoption of the merger agreement and approval of the merger are not sufficient to adopt the merger agreement and approve the merger under Delaware law, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the adoption of the merger agreement and approval of the merger.

     In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the Osteotech stockholders approve the meeting adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of Osteotech capital stock that have previously voted against the merger proposal. Among other things, approval of the meeting adjournment proposal could mean that, even if we had received proxies representing a majority of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement and approval of the merger.
     The Osteotech board of directors believes that if the number of shares of Osteotech’s common stock present or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement approve the merger, it is in the best interests of the holders of Osteotech common stock to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement and approve the merger.
     The Osteotech board of directors recommends that you vote “FOR” the meeting adjournment proposal.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding ownership of our common stock as of September 10, 2010 or earlier date for information based on filings with the SEC by each person known to us to own more than 5% of our outstanding shares of common stock. The information in this table is based solely on statements in filings with the SEC or other reliable information supplied to us by our directors, officers and principal stockholders.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership(1)		of Class(2)
Water Island Capital LLC	1,881,155	(3)	10.3%
41 Madison Avenue, Suite 2802 New York, New York 10010

Joint Filing comprised of:	1,705,978	(4)	9.4%
Heartland Advisors, Inc. and William J. Nasgovitz 789 North Water Street, Suite 500 Milwaukee, Wisconsin 53202

Dimensional Fund Advisors LP	1,490,633	(5)	8.2%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

BlackRock, Inc.	953,918	(6)	5.2%
40 East 52nd Street New York, New York 10022

(1)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after September 10, 2010. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown, and such shares are not subject to any pledge.

(2)	The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of September 10, 2010 by (ii) the number of shares of common stock outstanding as of September 10, 2010.

(3)	The information set forth with respect to Water Island Capital, LLC, (“WIC”), a registered investment adviser, is based on information contained in a statement on Schedule 13G filed with the SEC on September 10, 2010. WIC has sole investment discretion and sole voting power over all such shares.
(4)	The information set forth with respect to Heartland Advisors, Inc. and Mr. William J. Nasgovitz is based on information contained in statements on Schedule 13G jointly filed with the SEC on August 31, 2010. The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 891,788 of the shares on behalf of private investment advisory clients. Heartland Advisors, Inc., a federally registered investment advisor, provides investment advisory services to the Heartland Group Inc. The shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc. and Mr. Nasgovitz each have shared voting power over 1,596,588 shares and shared investment power over 1,705,978 shares. Mr. Nasgovitz specifically disclaims beneficial ownership of such shares. The “group” formed in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, consisting of Heartland Advisors, Inc., Mr. William J. Nasgovitz, Boston Avenue Capital, LLC, Mr. Stephen J. Heyman, Mr. James F. Adelson, Mr. Charles M. Gillman, Spencer Capital Opportunity Fund, LP, Dr. Kenneth H. Subin Stein and Michael J. McConnell, was dissolved by agreement on August 30, 2010.
(5)	The information set forth with respect to Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) is based on information contained in a statement on Schedule 13G/A jointly filed with the SEC on February 8, 2010. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in the Schedule 13G/A that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G/A shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G/A for any other purposes than Section 13(d) of the Securities Exchange Act of 1934, as amended.
(6)	The information set forth with respect to BlackRock Inc. (“BlackRock”) is based on information contained in a statement on Schedule 13G filed with the SEC on January 29, 2010. BlackRock is a parent holding company or control person and has sole investment discretion and sole voting power over all such shares.

     The following table sets forth information regarding ownership of our common stock as of September 10, 2010 by each of our directors and executive officers and by all directors and executive officers as a group.

	Amount and Nature of	Percent of
	Beneficial	Shares
Name of Beneficial Owner	Ownership(1)(2)	Outstanding(3)
Kenneth P. Fallon, III	214,000	1.2%
Sam Owusu-Akyaw	369,766	2.0%
Stephen S. Galliker	50,000	*
Dr. Cato T. Laurencin	10,000	*
Robert J. Palmisano	35,000	*
James M. Shannon	15,000	*
Mark H. Burroughs	157,909	*
Robert W. Honneffer	94,531	*
Robert M. Wynalek	117,949	*
All executive officers and directors as a group (9 persons)(4)	1,064,155	5.6%

*	Represents less than 1% of our outstanding common stock.

(1)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after September 10, 2010. Except as otherwise noted, each person has sole voting and investment power with respect to the shares shown, and such shares are not subject to any pledge.

(2)	Includes the following shares underlying options which are currently exercisable or which will become exercisable within 60 days after September 10, 2010.

Name	Shares	Name	Shares	Name	Shares
Mr. Fallon	167,500	Dr. Laurencin	—	Mr. Burroughs	105,250
Mr. Owusu-Akyaw	215,000	Mr. Palmisano	15,000	Mr. Honneffer	38,250
Mr. Galliker	30,000	Mr. Shannon	—	Mr. Wynalek	74,000

(3)	The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of September 10, 2010 by (ii) the sum of (A) the number of shares of common stock outstanding as of September 10, 2010 plus (B) the number of shares issuable upon exercise of Options held by such stockholder which were exercisable as of September 10, 2010 or which will become exercisable within 60 days after September 10, 2010.

(4)	Includes 645,000 shares underlying Options which are currently exercisable or which will become exercisable within 60 days after September 10, 2010.

STOCKHOLDER PROPOSALS
     Once the merger is completed, there will be no public participation in any future meetings of stockholders of Osteotech. If the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings. In order for a stockholder to have a director nominee included in the proxy statement for the 2011 annual meeting of stockholders, the stockholder must comply with the notice, disclosure and other procedural requirements set forth in Rule 14a-11 and Schedule 14N under the Securities Exchange Act of 1934, as amended. In order for a stockholder to have any other proposal included in the proxy statement for the 2011 annual meeting of stockholders, the proposal must comply with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and be received in writing by our Secretary within a reasonable time before Osteotech begins to print and circulate its proxy materials for the 2011 annual meeting of stockholders. Osteotech will disclose this deadline when it makes its public announcement regarding the date of the 2011 annual meeting. A stockholder may also present a proposal to be considered at the 2011 annual meeting of stockholders that is not included in the proxy materials relating to the meeting. Because the date of the 2011 annual meeting of stockholders would be more than 70 days after the one-year anniversary of our last annual meeting of stockholders, in order for a stockholder to nominate a director or bring other matters of business before the 2011 annual meeting of stockholders, our bylaws require the stockholder to give notice of such matter not earlier than the close of business on the 120th day prior to the 2011 annual meeting and not later than the close of business on the later of the 90th day prior to the 2011 annual meeting or the 10th day following the day on which public announcement of the date of the 2011 annual meeting is first made by Osteotech. Any proposal received outside of that time period would be considered untimely within Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.
OTHER MATTERS
     As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.
“HOUSEHOLDING” OF PROXY MATERIALS
     The SEC rules allow a single copy of the proxy statement to be delivered to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered stockholders, some brokers household Osteotech proxy statements, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statements, or if you are receiving multiple copies of proxy statements and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. For copies of the proxy statement, stockholders should write to our Assistant Secretary at Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724, or call (732) 542-2800.
WHERE YOU CAN FIND MORE INFORMATION
     Osteotech files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Osteotech files with the SEC at the SEC’s public reference room at the following location:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Copies of our SEC filings are also available through our website (www.osteotech.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.
CERTAIN INFORMATION REGARDING OSTEOTECH AND MEDTRONIC
     We have supplied all information contained in this proxy statement relating to us, and Medtronic has supplied all information contained in this proxy statement relating to Medtronic.
MISCELLANEOUS
     If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:
Osteotech, Inc.
Attn: Assistant Secretary
51 James Way
Eatontown, New Jersey 07724
Telephone: (732) 542-2800
or our proxy solicitor,
Georgeson
199 Water Street
New York, New York 10038
Call toll free (877)-278-4775 or e-mail osteotech.info@georgeson.com
     Our stockholders should not send in their Osteotech stock certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their stock certificates or the exchange of our capital stock for cash should call the paying agent.
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED •, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MEDTRONIC, INC.,
MEDTRONIC SOFAMOR DANEK, INC.,
ENGLAND MERGER CORPORATION
and
OSTEOTECH, INC.
Dated as of August 16, 2010

A-i

A-ii

Glossary of Defined Terms

Defined Terms	Defined in Section
409A Authorities	Section 3.09(p)
Acquisition Proposal	Section 8.09(a)
Affiliate	Section 8.09(b)
Aggregate Consideration	Section 8.09(c)
Agreement	Preamble
AJCA	Section 3.09(p)
Alternative Per Share Consideration	Section 8.09(c)
Alternative Transaction	Section 7.03(b)
Annual Meeting	Section 5.04(b)
Anti-Bribery Laws	Section 3.20(a)
Associate	Section 8.09(b)
beneficial ownership	Section 8.09(d)
Book-Entry Shares	Section 2.02(b)
Business Day	Section 8.09(e)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Company	Preamble
Company Acquisition Agreement	Section 7.03(b)(i)
Company Board	Recitals
Company Employees	Section 5.07(a)
Company Financial Advisor	Section 3.08
Company Partner	Section 3.17(b)
Company Rights Plan	Recitals
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Company Stockholders	Section 8.09(f)
Confidentiality Agreement	Section 5.02(b)
Corporation Law	Recitals
Data Protection Laws	Section 5.18
Disclosure Letter	Article III Preamble
Dissenting Shares	Section 2.01
EDGAR	Article III Preamble
Effective Time	Section 1.02
End Date	Section 8.09(g)
End Date Certificate	Section 8.09(h)
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(b)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)

A-iii

Defined Terms	Defined in Section
Exchange Act	Section 3.04
Existing Restricted Stock Units	Section 2.04(b)
Existing Stock Options	Section 2.04(a)
FDA	Section 3.17(a)
FDCA	Section 3.17(f)
Fee	Section 8.09(i)
Foreign Antitrust Laws	Section 5.05(a)
GAAP	Section 3.05(b)
Government Official	Section 8.09(k)
Governmental Entity	Section 8.09(j)
Hazardous Materials	Section 3.13(d)(iii)
HCT/P	Section 3.17(f)
HSR Act	Section 5.05(a)
Indemnified Person	Section 5.06(a)
Intellectual Property	Section 3.14(a)
Intervening Event	Section 5.02(e)(i)
knowledge	Section 8.09(l)
Laws	Section 3.12
Licensed Intellectual Property	Section 3.16(a)(iv)
Material Adverse Effect	Section 8.09(m)
Material Contract	Section 3.16(a)
Medical Device	Section 3.17(f)
Merger	Section 1.01
Merger Consideration	Section 8.09(n)
Merger Sub	Preamble
MSD	Preamble
Nonqualified Deferred Compensation Plan	Section 3.09(p)
NOTA	Section 3.17(f)
Notice Period	Section 5.02(e)(i)
Notice of Superior Proposal	Section 5.02(e)(ii)
OFAC	Section 3.26
OFAC Regulations	Section 3.26
Opinion	Section 3.22
Parent	Preamble
Parent Benefit Plan	Section 5.07(b)
Parent Expenses	Section 7.03(b)(i)
Paying Agent	Section 2.02(a)
Paying Agent Agreement	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Person	Section 8.09(o)
PHSA	Section 3.17(f)
Plans	Section 3.09(a)
Potential Acquirer	Section 5.02(c)
Preferred Stock	Section 3.02(a)
Preliminary Proxy Statement	Section 5.09
Proceeding	Section 8.09(p)
Program	Section 3.17(i)
Proxy Statement	Section 3.04
Real Property Leases	Section 3.15(b)
Recommendation Change	Section 5.02(e)
Registered Intellectual Property	Section 3.14(b)
Release	Section 3.13(d)(iv)
Remaining Jurisdictions	Section 8.09(h)

A-iv

Defined Terms	Defined in Section
Required Antitrust Clearances	Section 6.01(c)
Requisite Stockholder Approval	Section 3.03(a)
Rights Plan Amendment	Recitals
Sanctions Target	Section 3.26
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.02(a)
Securityholder Litigation	Section 5.11
Share	Section 1.06
Special Meeting	Section 5.04(a)
Stock Plan	Section 2.04(a)
Subsidiary	Section 8.09(q)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 8.09(r)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.11(k)
Third Party Expenses	Section 8.09(s)
TPE Cap	Section 8.09(n)(iv)
WARN Act	Section 3.09(o)

A-v

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 16, 2010, by and among Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Sofamor Danek, Inc., an Indiana corporation and a wholly-owned direct subsidiary of Parent (“MSD”), England Merger Corporation, a Delaware corporation and a wholly-owned direct subsidiary of MSD (“Merger Sub”), and Osteotech, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 8.09 or as indicated elsewhere in this Agreement.
RECITALS
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders;
     WHEREAS, the Company Board has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company Stockholders adopt the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation law (the “Corporation Law”)) contained in this Agreement;
     WHEREAS, the Board of Directors of Merger Sub has approved the execution of this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its stockholder;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and Registrar and Transfer Company are entering into an amendment, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Rights Plan Amendment”), to that certain Rights Agreement, dated as of January 22, 2010 (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.01. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) on (i) the later of (A) the fifth Business Day following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to their satisfaction or, if permissible, waiver, at the Closing), or (B) if Merger Sub or Parent identifies an event or circumstance that constitutes or would be reasonably likely to result in a violation of any Anti-Bribery Law (as defined in Section 3.20), the tenth Business Day after Merger Sub or Parent identifies such likely violation, or (ii) on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the

“Surviving Corporation”) under the name “Medtronic Osteotech, Inc.” and shall continue its existence under the Laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.
     Section 1.02. Consummation of the Merger. On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law (the “Certificate of Merger”), which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section and in accordance with the timing described in Section 1.01 hereof, a closing (the “Closing”) will be held at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time”.
     Section 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.
     Section 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is “Medtronic Osteotech, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.
     Section 1.05. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.
     Section 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, or (ii) Shares held in the treasury of the Company or by any direct or indirect wholly-owned Subsidiary of the Company), all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares, which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax) equal to the Merger Consideration without interest, upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.
     Section 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) share of common stock of the Surviving Corporation.

     Section 1.08. Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
     Section 1.09. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS
     Section 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Shares under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in, and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.
     Section 2.02. Payment for Shares.
     (a) Payment Fund. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”). Immediately prior to the Effective Time, MSD will, or Parent will cause MSD or the Surviving Corporation to, deposit, or cause to be deposited, with the Paying Agent sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Until disbursed in accordance with the terms of this Agreement, the Payment Fund shall be invested by the Paying Agent as directed by Parent, MSD or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses that result in the amount of funds in the Payment Fund being insufficient to pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Stockholders to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement or that certain agreement between Parent, the Company and the Paying Agent regarding the Payment Fund (the “Paying Agent Agreement”).
     (b) Letters of Transmittal. As of or promptly following the Effective Time, and in any event within three (3) Business Days after the later of (ii) the Effective Time, or (ii) the date on which the Company’s transfer agent has provided the Paying Agent with appropriate records and information reasonably requested, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal in reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares surrendered is or are registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (or, in the case of Book-Entry Shares, that such documentation as may be reasonably requested by the Paying Agent is provided) and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or represented by such Book-Entry Share, without any interest thereon. The Paying Agent shall accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal practices.
     (c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.
     (d) Duration of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Stockholders for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former Company Stockholders who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     Section 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made; provided, that trades effected prior the Effective Time shall be recorded in accordance with customary settlement procedures. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.
     Section 2.04. Existing Stock Options and Existing Restricted Stock Units.
     (a) Existing Stock Options. Each option to purchase Shares (“Existing Stock Options”) granted by the Company or any of its Subsidiaries pursuant to the terms of the Company’s Amended and Restated 2000 Stock Plan, the Company’s 2007 Stock Incentive Plan and the Company’s 1991 Independent Directors’ Stock Option Plan (collectively, the “Stock Plans”) or otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, whether vested or unvested, be accelerated and canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares subject to such Existing Stock Option as of the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Stock Option, less applicable withholding Taxes, if any, required to be withheld with respect to such payment.
     (b) Existing Restricted Stock Units. Each unvested restricted stock unit (“Existing Restricted Stock Units”) granted by the Company or any of its Subsidiaries pursuant to the terms of any of the Stock Plans or that is otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, be accelerated and canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares represented by such Existing Restricted Stock Unit as of the Effective Time, multiplied by (y) the Merger Consideration, less applicable withholding Taxes, if any, required to be withheld with respect to such payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject, in the case of each representation and warranty in this Article III, to Section 8.01(b), and except, with respect to any Section of this Article III, (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement as of the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section of this Article III (or in any other section of the Disclosure Letter if the applicability of such disclosure to a different Section of this Article III is readily apparent without the inclusion of additional explanation or additional facts in such disclosure within such other section of the Disclosure Letter) and (ii) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case publicly available on the SEC’s system for Electronic Data Gathering and Retrieval (“EDGAR”), on or after December 31, 2009, and at least five (5) Business Days prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement and such disclosure is reasonably apparent on its face to relate to such Section of Article III below), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:
     Section 3.01. Organization and Qualification. Section 3.01 of the Disclosure Letter lists each Subsidiary of the Company. The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company has heretofore made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.
     Section 3.02. Capitalization.
     (a) Company Securities. The authorized capital stock of the Company consists of 70,000,000 Shares, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 13, 2010, 18,126,882 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 115,670 Shares were held in the Company’s treasury. In addition, as of such date, there were (i) outstanding Existing Stock Options to purchase an aggregate of 1,292,412 Shares, (ii) outstanding Existing Restricted Stock Units representing an aggregate of 580,436 Shares, (iii) no Shares underlying any other outstanding awards under the Stock Plans, (iv) no other shares of restricted stock granted under the Stock Plans, and (v) no warrants, dividend equivalents, stock appreciation rights, performance awards, or other stock-based or equity-based awards outstanding. Since such date, the Company has not issued any Shares, has not granted any options, restricted stock, restricted stock units, dividend equivalents, other stock-based or equity-based awards, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Existing Stock Option and Existing Restricted Stock Unit, the name of each holder thereof, the number of outstanding Existing Stock Options and Existing Restricted Stock Units held by such holder, the grant date of each such Existing Stock Option and Existing Restricted Stock Unit, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price, the number of Shares such holder is entitled to receive upon the vesting of each Existing Restricted Stock Unit, the vesting schedule of each such Existing Stock Option and each such Existing Restricted Stock Unit, as applicable, and the Stock Plan pursuant to which each such Existing Stock Option and each such Existing Restricted Stock Unit was granted. Except for the Existing Stock Options and the Existing Restricted Stock Units, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights, notes or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws. Any cancellation, re-grant or other re-pricing or amendment transaction, with respect to options or other rights to purchase Shares, was properly authorized and conducted in accordance with all applicable laws and regulations, including rules of the National Association of Securities Dealers (as applicable) and Financial Industry Regulatory Authority and applicable securities laws.
     (b) Subsidiary Securities. The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.
     (c) Grant Practices. The Company’s past and current stock option and restricted stock unit grant practices (i) complied with the terms of the Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements set forth in the Company SEC Reports, and (iii) with respect to stock options, have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. The Company has no ongoing internal review of its past and current stock option practice and has disclosed to Parent the results of any such review completed since January 1, 2008.
     Section 3.03. Authority for this Agreement; Board Action.
     (a) Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (the “Requisite Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     (b) Board Action. The Company Board (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the Company Stockholders, (ii) approved this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) resolved to recommend the adoption of the agreement of merger contained in this Agreement by the Company Stockholders, (iv) assuming the accuracy of Parent’s representations in Section 4.06, taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Merger Sub and to the Merger and (v) adopted a resolution resolving to elect, that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement, shall not be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement.
     Section 3.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, including the filing of a proxy statement (the “Proxy Statement”) relating to the Special Meeting, (ii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (iii) the applicable requirements of the NASDAQ Global Market, or (iv) the applicable filings made in respect of Required Antitrust Clearances (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any permit, certificate, note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its

Subsidiaries (other than one created by Parent or Merger Sub) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.
     Section 3.05. Reports; Financial Statements.
     (a) Company SEC Reports. The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least four (4) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2007 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least four (4) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
     (b) Financial Statements. The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes.
     (c) Internal Controls. The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009 and the description of such assessment set forth in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(c) of the Disclosure Letter. As of the date hereof, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.
     (d) Complaints and Claims. Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of United States federal or state securities laws, material breach of fiduciary duty arising under United States federal or state law, or similar material violation of any United States federal or state law by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director of officer of the Company.
     (e) Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof, (ii) incurred in connection with the transactions contemplated hereby or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2009.
     Section 3.06. Absence of Certain Changes. Since December 31, 2009, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of Section 5.01 of this Agreement.
     Section 3.07. [Reserved].
     Section 3.08. Brokers; Certain Expenses. Except for Deutsche Bank Securities, Inc. (the “Company Financial Advisor”), a true, correct and complete copy of whose engagement letter has been furnished to Parent, and whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees; provided, however, notwithstanding anything in this Agreement to the contrary, Parent understands and agrees that the Company shall be permitted to engage a second financial advisor if the Company Board determines in good faith in connection with an Acquisition Proposal that the Company Financial Advisor has a conflict of interest and, taking into account the advice of outside counsel to the Company, such engagement is necessary in connection with satisfaction of the Company Board’s fiduciary duties to the Company Stockholders.
     Section 3.09. Employee Benefit Matters/Employees.
     (a) Plans. Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute or any other liability (the “Plans”). Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement (or if the Plan is not a written Plan, a description thereof); (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the most recent annual reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity made within the past three (3) years; (vii) all amendments or modifications to any such documents; and (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.
     (b) Plan Payments, Qualification, Claims and Compliance. With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all liabilities of the Company or any of its Subsidiaries which have not been paid are properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or is an adoption of a prototype that has received a favorable opinion letter from the Internal Revenue Service, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.
     (c) Liabilities. Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title IV or Section 302 of ERISA or Section 412 of the Code and to the knowledge of Company no condition exists that could cause the Company or any ERISA Affiliate of the Company, or after the Effective Time, Parent or any of its Affiliates, to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due).
     (d) Employee Pension Benefit Plans. With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a

“multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as defined in Section 413 of the Code); (ii) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (iii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived; and (iv) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any such plan pursuant to Section 401(a)(29) of the Code.
     (e) Plan Investigations. To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.
     (f) Effect of Agreement. Except as set forth on Section 3.09(f) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable under any Plan, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G or Section 162(m) of the Code.
     (g) Welfare Plans. Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.
     (h) Plans Funded Through Insurance. With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.
     (i) Amendments. Neither the Company nor any of its Subsidiaries has disseminated to any current or former employee or any individual who is likely to become an employee any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.
     (j) Labor. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five (5) years.

     (k) Terminations. As of the close of business on the third Business Day immediately preceding the date hereof, no current employee has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.
     (l) Workers’ Compensation Claims. With respect to each open workers’ compensation claim involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee.
     (m) Compliance with Wage Laws. The Company and each of its Subsidiaries is in material compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
     (n) Employment-Related Investigations. There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:
     (i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;
     (ii) the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;
     (iii) the Occupational Safety and Health Administration or any other state or local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and
     (iv) the Office of Federal Contract Compliance or any corresponding state agency.
     (o) WARN Act. Since January 1, 2007, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.
     (p) Nonqualified Deferred Compensation Plans. Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the notices, regulations, and other guidance of general applicability issued thereunder (together, the “409A Authorities”). Except as set forth in Section 3.09(p) of the Disclosure Letter, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in

Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.
     Section 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Letter, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, audit, inquiry or action pending, or, to the knowledge of the Company, threatened, against or relating to the Company, any of its Subsidiaries or, to the knowledge of the Company, any product of the Company or its Subsidiaries. None of the threatened or pending claims, actions, suits, litigations, proceedings, or governmental or administrative investigations, audits, inquiries or actions set forth in Section 3.10 of the Disclosure Letter would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.
     Section 3.11. Tax Matters.
     (a) Timely Filing and Payment. The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid (taking account of extensions to file that have been properly obtained) all Taxes attributable to the Company or any of its Subsidiaries that were required to be paid regardless of whether shown on such returns.
     (b) Financial Statements. The Company and each of its Subsidiaries have made adequate provisions in accordance with United States GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
     (c) Claims and Agreements. Since January 1, 2007, none of the consolidated federal income Tax returns of the Company have been audited or settled, or is the subject of a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law). There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and, to the knowledge of the Company, no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes is pending or threatened by any taxing authority. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.
     (d) Withholding from Employees. The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).
     (e) Other Withholding. The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).
     (f) Other Persons’ Taxes. There is no contract or agreement in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any Person that is not currently a member of the affiliated group of corporations (within the meaning of section 1504 of the Code) of which the Company is the common parent.
     (g) Tax Returns. No claim has been made in writing since January 1, 2007 by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.
     (h) No Understatement. To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
     (i) Listed Transactions. Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).
     (j) Distributing Corporation; Controlled Corporation. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two (2) years.
     (k) Definition of Tax. For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, including information reporting penalties, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state county, provincial or local government or subdivision or agency thereof.
     Section 3.12. Compliance with Law; No Default; Permits. (a) Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2007, in conflict with, in default with respect to or in violation of, (i) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; (b) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities (“Permits”) required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit; and (d) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits.

     Section 3.13. Environmental Matters.
     (a) Compliance. Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2007, in compliance in all material respects with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any material outstanding or unresolved liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring material Environmental Liabilities. To the knowledge of the Company, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit. There have been no material Releases of Hazardous Materials on properties currently owned or operated by the Company or any of its Subsidiaries, that have not been remediated or otherwise addressed in compliance with all applicable Environmental Laws, and that have not been issued closure without restriction by applicable environmental agencies. Neither the Company nor any Subsidiary has caused or contributed to a material Release of Hazardous Materials on any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except where such Releases have been remediated or otherwise addressed in compliance with all applicable Environmental Laws, and where applicable environmental agencies have issued closures without restrictions on such property.
     (b) Environmental Permits. The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no action pending or, to the knowledge of the Company, investigation underway or action threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.
     (c) Certain Substances. No real property currently owned by the Company or any Subsidiary or, to the Knowledge of the Company, currently operated or leased by the Company or any Subsidiary, contains any asbestos or asbestos-containing materials or polychlorinated biphenyls in violation of any applicable Environmental Law.
     (d) Definitions. For purposes of the Agreement:
     (i) “Environmental Laws” means all Laws relating in any way to the environment; preservation or reclamation of natural resources; the disposal, handling or recycling of all waste materials, including all infectious, medical, biohazardous wastes; the presence, management or Release of, or exposure to, Hazardous Materials; or to human health and safety, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
     (ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
     (iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.
     (iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of into the environment.
     Section 3.14. Intellectual Property.
     (a) Definition. “Intellectual Property” shall mean any or all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including without limitation: (i) all United States, international and foreign patents and applications therefor, including any and all utility applications, design applications, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, contributions or continuations-in-part through one or more intervening applications; (ii) all inventions (whether patentable or not), invention disclosures, improvements and modifications, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation in any form or media relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all databases and data collections and all rights therein throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (vii) all domain names, uniform resource locators, and other names and locators associated with the internet.
     (b) Registered Intellectual Property. Section 3.14(b) of the Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries that is issued, registered or subject to a patent application or an application for trademark, copyright or other registration in any jurisdiction throughout the world, or that is a material unregistered trademark or copyright, together with: the name of the applicant/registrant and current owners; the applicable jurisdiction; the application or registration number (“Registered Intellectual Property”). With respect to such Company Intellectual Property that is issued or registered, or subject to a patent application, or an application for trademark, copyright or other registration, the Company has a clear chain of title for such Intellectual Property. Except as otherwise indicated, the Company is the sole and exclusive owner of all Registered Intellectual Property, free and clear of any liens. To the knowledge of the Company, all Registered Intellectual Property and Licensed Intellectual Property is valid and enforceable. The Company and its Subsidiaries have no knowledge of any facts that could give rise to a claim that the Registered Intellectual Property or Licensed Intellectual Property is invalid or unenforceable, and the Company and its Subsidiaries have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any Registered Intellectual Property or Licensed Intellectual Property, or preclude its enforceability. The Company has received no notice from any third party challenging the validity, enforceability or ownership of any Registered Intellectual Property or Licensed Intellectual Property Intellectual Property, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.
     (c) Operation of Business. The Intellectual Property owned by Company and its Subsidiaries, together with the Licensed Intellectual Property, constitutes all Intellectual Property used in or necessary for the operation of their businesses as currently conducted or as currently contemplated to be conducted by the Company.
     (d) No Infringement by Company. To the knowledge of the Company, the operation of the business of Company and each of its Subsidiaries, including their products and services, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received any notice of patent, trademark or copyright infringement from any third party as of the date hereof (including “invitations” to take a license), and, to the knowledge of Company, there is no other assertion or threat from any third party, nor any reasonable basis therefor, that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has brought or has been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property.
     (e) No Infringement to Company. To the knowledge of the Company, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought or has been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to its Intellectual Property against any third party.
     (f) Judgments. The Company and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. The Intellectual Property owned or licensed by the Company and its Subsidiaries was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of such Intellectual Property, and such Intellectual Property is not subject to any consortia agreement.
     (g) Protection. The Company and each of its Subsidiaries has taken commercially reasonable and appropriate steps to protect and maintain its Intellectual Property, including as it relates to trade secrets, and to the knowledge of the Company there currently are no unauthorized uses, and have been no unauthorized disclosures, of any such Intellectual Property. The Company and each of its Subsidiaries has secured, and has a practice to secure, valid written confidentiality agreements and assignments of Intellectual Property from all consultants, contractors and employees who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of Company or its Subsidiaries.
     (h) Effect of Agreement. The consummation of this transaction will not entitle any third party to impose any restriction upon, obtain any rights to, or receive any compensation based on, the Intellectual Property of Parent, not alter or impair the Company or its Subsidiaries’ rights in or to any Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries.
     Section 3.15. Real Property.
     (a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.
     (b) Real Property Leases. Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has previously made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of December 31, 2009 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and each of its Subsidiaries has sufficient title to or other interest in all other assets to conduct its business as currently conducted.
     Section 3.16. Material Contracts.
     (a) Contracts. Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub (or outside counsel) true, correct and complete copies of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property), leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:
     (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;
     (ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent): (A) to compete in any business or with any

Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of 60 days or less or (C) to enforce its rights under any contract, agreement or applicable Law, including any covenant not to sue;
     (iii) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture;
     (iv) involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party (other than off-the-shelf or commercially available software), including any Intellectual Property used in any Company product (“Licensed Intellectual Property”) or (B) the joint development of products or technology with a third party;
     (v) involves the license by the Company or any of its Subsidiaries of any of its Intellectual Property to any third party (other than as ancillary to a sale of products to customers, but including any Intellectual Property used in any Company product);
     (vi) contains a covenant not to sue with a third party;
     (vii) contains a cross-license of Intellectual Property with a third party;
     (viii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;
     (ix) other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness or (B) conditional sale arrangements, or the sale, securitization or servicing of loans or loan portfolios;
     (x) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;
     (xi) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $100,000 in any one (1) year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice;
     (xii) is with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations or (y) any “earn-out”, “milestone” or other contingent payment obligations;
     (xiii) involves the supply of material components, materials, services or products to the Company, including without limitation, any tissues or donors or services related thereto;
     (xiv) relates to the sale, distribution or marketing of any of the Company’s products or services;
     (xv) relates to the sale, distribution or marketing by the Company of any third party’s products;

     (xvi) is with a group purchasing organization (GPO), integrated delivery network (IDN) or other similar organization or network;
     (xvii) is with a Governmental Entity or Government Official;
     (xviii) is with a health care provider or health care professional; or
     (xix) is entered into between any director or executive officer of the Company (or any of their Affiliates or Associates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand.
Each contract of the type described in clauses (i) through (xix) above is referred to herein as a “Material Contract”.
     (b) Valid and Binding; No Defaults. Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. The Company and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.
     (c) Terminated Contracts. The contracts listed in Section 3.16(c) of the Disclosure Letter have been terminated and are no longer of any force or effect. The Company and its Subsidiaries performed and complied in all material respects with all obligations required to be performed or complied with by them under each such contract. At the time of its termination, there was no default under any such contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event had occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.
     Section 3.17. Regulatory Compliance.
     (a) Enforcement Actions. Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”) or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (b) Filings. All material reports, documents, claims, Permits and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Entity by the Company, its Subsidiaries, or any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices or HCT/P pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) have been so filed, maintained or furnished by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Partners, as applicable. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, and remain complete and accurate.

     (c) Regulatory Notices. None of the Company, its Subsidiaries or, to the knowledge of the Company, any Company Partner, has, since January 1, 2007, received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices or HCT/P.
     (d) Permits. No Permit issued to the Company, its Subsidiaries, or, to the knowledge of the Company, any Company Partner, by the FDA or any other Governmental Entity has, since January 1, 2007, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (e) Testing and Trials. All preclinical animal testing and clinical trials and studies being funded or conducted by, at the request of or on behalf of the Company, its Subsidiaries, or a Company Partner are listed on Section 3.17(e) of the Disclosure Letter and, to the knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. The descriptions of the studies, tests and preclinical and clinical trials listed on Section 3.17(e) of the Disclosure Letter, including the related results and regulatory status are accurate and complete in all material respects. Each such study conducted by or on behalf of the Company with respect to the Company’s products has been conducted or is being conducted such that the resulting data was or will be acceptable for use in the Company’s past or anticipated regulatory filings, and there is nothing included in such data currently in existence that would cause any such regulatory submission to be disallowed or delayed or that would indicate that the relevant product will not perform as intended. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2007 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (f) Development, Manufacturing, Testing, Distributing and Marketing. Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”), the Public Health Service Act ( including the rules and regulations of the FDA promulgated thereunder, the “PHSA”), the National Organ Transplant Act (including the rules and regulations promulgated thereunder, “NOTA”) or comparable Laws in any state, foreign or any other jurisdiction that has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device” (as defined in FDCA) or “HCT/P” (as defined in PHSA)) is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable requirements under the FDCA, PHSA, NOTA and comparable Laws in any state, foreign or any other jurisdiction, including those relating to investigational use, premarket clearance or approval, Medical Device registration and listing, HCT/P facility registration, HCT/P listing, good manufacturing practices, good tissue practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements and all other applicable Laws. The Company maintains complete documentation showing that components supplied to the Company are manufactured in accordance with the Company’s specifications therefor. The processes used to produce the Company’s products are completely and accurately described in documents maintained by the Company, and such documents have been made available to Parent. Such processes are adequate to ensure that commercial quantities of the Company’s products will conform to the specifications established therefor and will be (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy levels.
     (g) Recalls. The Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.
     (h) Medical Device or HCT/P Actions. Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (i) withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) enjoin manufacture or distribution of any Medical Device or restrict the promotion of any Medical Device in the manner currently conducted by the Company and its Subsidiaries, (iii) enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale, (iv) enjoin the storage or distribution of any HCT/P, (v) enjoin the sale or transfer of any human organ or any other activity, or otherwise fine or penalize, or attempt to fine or penalize, the Company or any of its Subsidiaries, pursuant to NOTA, or (vi) investigate the Company or its products or its practices related thereto.
     (i) Compliance and Proceedings. The Company and its Subsidiaries, and each of their respective officers, directors, distributors, agents and consultants, are, and at all times have been, in material compliance with federal or state criminal or civil Laws (including without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), Federal False Claims (31 U.S.C. § 3729 et. seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq., and any comparable state or local laws) and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no Proceeding (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates. In addition, and without limiting the foregoing, the Company and its Subsidiaries, are, and at all times have been, in compliance with any federal, state, local, foreign, criminal or civil Laws that (i) require companies to adopt or maintain a compliance program or marketing code of conduct that relates to payments made to healthcare professionals, (ii) limit the payments that may be provided to healthcare professionals, or (iii) require certain payments provided to healthcare professionals to be reported or disclosed, including without limitation, Mass.Gen.Law Chp. 111N and 105 CMR 970.00, 18 V.S.A. § 4601-4634 and Vt. Admin. Code 20-4-1400:9.19 and Vt. Admin. Code 12-7-7:7701, and Cal. Hsc. Code § 119400-119402.
     Section 3.18. Insurance. Section 3.18 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. The reported matters listed on Section 3.10 of the Disclosure Letter have been accepted by the Company’s insurer for coverage and will be covered after the Effective Time, subject only to payment of the deductible and the limits of the corresponding policy as set forth on Section 3.18 of the Disclosure Letter.
     Section 3.19. Customers and Suppliers. Section 3.19 of the Disclosure Letter contains a true and complete list of the ten (10) largest suppliers of the Company for the twelve month period ended December 31, 2009. Since January 1, 2009, there has not been any material adverse change in the business relationship of the Company or its applicable Subsidiary with (i) any of the Company’s ten (10) largest customers, value-added resellers and distributors, for the twelve-month period ended December 31, 2009, or (ii) any of the Company’s ten (10) largest suppliers, in order of dollar volume, for the twelve-month period ended December 31, 2009, or (iii) any of the Company’s suppliers of goods or services that are not immediately available in commercial quantities and on similar terms from an alternative reliable and qualified source. Neither the Company nor any Subsidiary of the Company has received any written notice that (x) any such customer, value-added reseller, distributor or supplier has any intention to terminate or materially modify existing contracts with the Company or its applicable Subsidiary or (y) any such supplier (A) expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any Company product, or (B) will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary of the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and such Subsidiaries, subject only to general and customary price increases.
     Section 3.20. Questionable Payments.
     (a) No Anti-Bribery Law Violations. Neither the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents, employees, consultants, or distributors), directly or indirectly, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Officials or employees, (iii) has violated or is violating any provision of (x) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, or (y) any other law, rule, regulation, or other legally binding measure of any jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company or any of its Subsidiaries to be in violation of any applicable Anti-Bribery Law.
     (b) Policies and Procedures The Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Bribery Laws to which it or any of its Subsidiaries is subject.

     (c) Proceedings. There is no Proceeding (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in any liability on the part of the Company or any of its Subsidiaries under any Anti-Bribery Laws to which it or any of its Subsidiaries is subject. None of the Company nor any of its Subsidiaries (nor any of their respective directors, officers, executives, employees, agents, distributors, consultants or other representatives), is party to or otherwise subject to the terms of any Corporate Integrity Agreement, Non-prosecution Agreement, Deferred Prosecution Agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any such Proceeding.
     Section 3.21. Related Party Transactions. No current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under United States federal securities laws.
     Section 3.22. Opinion. Prior to the execution of this Agreement, the Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration is fair to the Company Stockholders from a financial point of view (the “Opinion”), and such Opinion has not been withdrawn or modified as of the date hereof.
     Section 3.23. Required Vote of Company Stockholders. The only vote of the Company Stockholders required to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the Requisite Stockholder Approval. No other vote of the Company Stockholders is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to approve the Merger.
     Section 3.24. State Takeover Statutes Inapplicable. The Company Board has taken all action necessary so that (assuming Section 4.06 is correct) Section 203 of the Corporation Law is inapplicable to, and to the knowledge of the Company, no other Takeover Law is applicable to, the Merger and the other transactions contemplated hereby.
     Section 3.25. Company Rights Plan. The Company and Registrar and Transfer Company have entered into the Rights Plan Amendment so as to (i) render the Rights (as defined in the Company Rights Plan) inapplicable to this Agreement and the transactions contemplated hereby, (ii) render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, and (iii) ensure that none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in or give rise to (A) the Rights becoming exercisable, (B) Parent or any of its Affiliates or Associates (each as defined in the Company Rights Plan) becoming an Acquiring Person (as defined in the Company Rights Plan), (C) the ability of any Person to exercise any rights under the Company Rights Plan, or (D) a Distribution Date (as defined in the Company Rights Plan). The Rights Plan Amendment is valid and binding, and is in full force and effect.
     Section 3.26. OFAC / Export Control Provision. Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (ii) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). Neither the Company nor any of its Subsidiaries is, directly or indirectly, owned or controlled by, or under common control with, or, to the knowledge of the Company, acting for the benefit of or on behalf of any Sanctions Target. Neither the Company nor any of its Subsidiaries is located in or incorporated in Iran, Sudan, Syria, Cuba, Burma, or North Korea. Neither the Company nor any of its Subsidiaries has exported products, goods or technology in the past five (5) years to or for entities in Sudan or North Korea. The Company and its Subsidiaries have materially complied, and are in material compliance, with all national and international laws, statutes, orders, rules, regulations and requirement promulgated by any governmental or other authorities with regard to the exportation of goods, technology or software. Specifically, neither the Company nor any of its Subsidiaries has, during the past five (5) years, exported or re-exported any goods or technology or software in any manner that violates any applicable national or international export control regulations or sanctions, including, but not limited to, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, and the OFAC Regulations.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Subject to Section 8.01(c), Parent, MSD and Merger Sub represent and warrant to the Company as follows:
     Section 4.01. Organization and Qualification. Each of Parent, MSD and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.
     Section 4.02. Authority for this Agreement. Each of Parent, MSD and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, MSD and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent, MSD and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent, MSD and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding agreement of each of Parent, MSD and Merger Sub, enforceable against each of Parent, MSD and Merger Sub in accordance with its terms.
     Section 4.03. [Reserved].
     Section 4.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent, MSD or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent, MSD or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the Corporation Law, or (iii) the filings made in respect of Required Antitrust Clearances, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent, MSD or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including MSD and Merger Sub) or by which any of their respective assets are bound.
     Section 4.05. Litigation. As of the date hereof, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.
     Section 4.06. Interested Stockholder. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the Corporation Law.
     Section 4.07. Sufficient Funds. Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated pursuant to Sections 1.06 and 2.04.
     Section 4.08. Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, MSD or Merger Sub.
ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.01. Conduct of Business of the Company. Except as expressly provided for by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations according to its ordinary and usual course of business consistent with past practice, including in particular, but without limitation, with respect to the fulfillment of orders and the provision of customer rebates and discounts, and in compliance in all material respects with applicable Laws. In addition, the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent, in the case of paragraph (d)(iii), (e), (o) or (v) (solely to the extent such paragraph (v) relates to paragraphs (d)(iii), (e), or (o)) shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:
     (a) except as set forth in Section 5.01(a) of the Disclosure Letter, issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities (or, in each case the economic equivalent thereof), other than Shares issuable upon exercise of the Existing Stock Options or Existing Restricted

Stock Units, or pursuant to any other awards under the Stock Plans disclosed in Section 3.02(a) hereof and outstanding on the date hereof;
     (b) other than in connection with the retention of Shares by the Company representing the amount of taxes due upon the vesting of Existing Restricted Stock Units, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;
     (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);
     (d) except as set forth in Section 5.01(d) of the Disclosure Letter, (i) make any acquisition or disposition or cause any acquisition or disposition to be made, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, except for purchases or sales of raw materials, inventory, or equipment incident to the sale of inventory, made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into a Material Contract, modify or terminate any Material Contract or grant any release or relinquishment of any rights under any Material Contract, (iv) modify, terminate or grant any release or waiver under any noncompetition agreement with any of the Company’s employees, (v) purchase or otherwise cause to be issued any insurance policy in favor of the Company or any of its Subsidiaries (except for the insurance policies specified in Section 5.06 of this Agreement), or amend in any material respect or terminate any insurance policy set forth on Section 3.18 of the Disclosure Letter or grant any release or relinquishment of any material rights under any such insurance policy, or (vi) enter into a new agreement related to a clinical trial with regard to the Company’s products or amend or terminate any of the agreements or protocols related to the clinical trials listed on Section 3.17(e) of the Company Disclosure Letter;
     (e) except as set forth in Section 5.01(e) of the Disclosure Letter, incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for short-term debt incurred under debt instruments outstanding as of the date of this Agreement in the ordinary course of business consistent with past practice;
     (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;
     (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);
     (h) change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;
     (i) make or change any material Tax election, extend the statute of limitations (or file any extension request) with any Tax authority, amend any material federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;
     (j) adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents) or adopt a shareholder rights plan, or otherwise amend or modify the Company Rights Plan or the Rights Plan Amendment;

     (k) except as set forth in Section 5.01(k) of the Disclosure Letter, grant any stock-related, performance or similar awards or bonuses;
     (l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;
     (m) except as set forth in Section 5.01(m) of the Disclosure Letter, enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any existing or future officers, directors or employees (other than as required by applicable Law, or with respect to renewals only, pursuant to an automatic renewal provision contained in any such agreement), or grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);
     (n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company, other than contributions to Plans made by the Company in the ordinary course of business and consistent with past practice;
     (o) terminate any employee having an annual base salary of more than $150,000, except as a result of such employee’s (i) voluntary resignation, (ii) failure to perform the duties or responsibilities of his employment, (iii) engaging in serious misconduct, (iv) being convicted of or entering a plea of guilty to any crime or (v) engaging in any other conduct constituting “cause” (as defined in any applicable employment agreement or services agreement) for such employee’s termination as determined in the company’s reasonable discretion;
     (p) enter into any collective bargaining or similar labor agreement;
     (q) except as set forth in Section 5.01(q) of the Disclosure Letter or as otherwise required by Law, adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;
     (r) incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;
     (s) settle any suit, action, claim, proceeding or investigation;
     (t) convene any regular or special meeting (or any adjournment thereof) of the Company Stockholders other than (i) the Special Meeting and (ii) subject to Section 5.04(b) hereof, the Annual Meeting;
     (u) take or omit to take any action that would cause any issued patents or registered trademarks owned by the Company or its Subsidiaries to lapse, be abandoned or canceled, or fall into the public domain; or
     (v) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

     Section 5.02. No Solicitation.
     (a) No Facilitation of Acquisition Proposals. Subject to the terms of Section 5.02(b), during the period from the date of this Agreement to the earlier to occur of the termination of this Agreement pursuant to Article VII, and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any Acquisition Proposal, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal.
     (b) Unsolicited Bona Fide Written Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement with terms at least as restrictive in all material respects on such Person or group as, that certain confidentiality agreement between Parent and the Company dated April 20, 2009 (the “Confidentiality Agreement”), the Company may, at any time prior to the receipt of the Requisite Stockholder Approval, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal received after the date hereof and not resulting from a breach of this Section 5.02 only to the extent that (i) the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (ii) the Company Board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, and (iii) the Company has provided Parent prior written notice of its intent to take any such action at least two (2) Business Days prior to taking such action.
     (c) Notice and Information Regarding Acquisition Proposal. The Company will promptly (and in any event within one (1) Business Day) (i) notify Parent if any information referred to in Section 5.02(b) above is requested or any such negotiations or discussions are sought to be initiated, (ii) communicate to Parent and Merger Sub the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and the material terms of such request, inquiry or Acquisition Proposal, and (iii) provide copies of any written communications or other documents received from or sent to or on behalf of the Potential Acquiror that describe the financial or other material terms of such Acquisition Proposal. The Company will keep Parent and Merger Sub reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub of any modifications to the financial or other material terms of any such request, inquiry or Acquisition Proposal.
     (d) Termination of Activities Related to Acquisition Proposal. The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to any Acquisition Proposal, and the Company shall notify any Person with whom it has had any discussions during the prior one hundred and eighty (180) days that the Company is no longer seeking the making of any Acquisition Proposal and thereby withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.
     (e) Conditions Related to Treatment of Acquisition Proposal; Recommendation Change. Neither the Company nor the Company Board shall (1) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the Merger or its recommendation that the Company Stockholders adopt this Agreement, in each case, as set forth in Section 3.03(b) or (2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in clause (1) or (2) being referred to as a “Recommendation Change”), (3) unless the Company Board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, (x) release any third party from any confidentiality or standstill agreement to which the Company is a party or (y) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement or (4) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into in accordance with Section 5.02(b)) related to any Acquisition Proposal. Notwithstanding the foregoing, the Company Board may make a Recommendation Change, as follows (and only as follows):
     (i) if a material fact, event, change, development or set of circumstances that was neither known nor reasonably foreseeable by the Company Board as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, (1) an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.02(e)(ii), or (2) any action taken by the Company or any Subsidiary after the date of the Agreement (whether in breach of the Agreement or otherwise) with the intention of causing an Intervening Event to occur, or any event arising therefrom, relating thereto or any consequence thereof) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to take such action would, in light of the Intervening Event, constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, (B) the Company shall have provided at least three (3) Business Days prior written notice (the “Notice Period”) to Parent of its intention to take such action and concurrently provided Parent with a written explanation of the basis and rationale of the Company Board for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during the Notice Period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would still constitute a breach of its fiduciary duties even if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the Notice Period shall have recommenced; or
     (ii) if (A) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) the Company Board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, (D) the Company provides Parent prior written notice of its intent to take any such action at least three (3) Business Days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such three (3) Business Day period, the Company negotiates in good faith with Parent and Merger Sub (to the extent that Parent and Merger Sub wish to negotiate) to enable Parent and Merger Sub to make an offer that is at least as favorable to the Company Stockholders as such Acquisition Proposal, (F) Parent and Merger Sub do not, within such three (3) Business Day period, make an offer that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to the Company Stockholders as such Acquisition Proposal; provided, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent and Merger Sub an additional written Notice of Superior Proposal, and the three (3) Business Day period referenced above shall expire on the later of (x) three (3) Business Days after Parent’s and Merger Sub’s receipt of each such additional Notice of Superior Proposal or (y) the original expiration date of the three (3) Business Day period, and (G) the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub after receipt of such notice, determines that such Superior Proposal continues to constitute a Superior Proposal. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal, modification or qualification by the Company Board of the approval or recommendation of this Agreement, the agreement of merger contained herein or the Merger or any termination of this Agreement under Section 7.01(g) shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and the Company Rights Plan to be inapplicable to Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby, which approvals and actions are irrevocable, in each case to the extent permissible under applicable Law.
     (f) Tender Offer. Nothing contained in this Section 5.02 shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).
     Section 5.03. Access to Information.
     (a) Audits. From and after the date of this Agreement and continuing until the earlier to occur of, the termination of this Agreement pursuant to Article VII, and the Effective Time, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, including without limitation, with respect to the amount and nature of Third Party Expenses incurred, (iv) use its commercially reasonable efforts to obtain when available consistent with past practice all unblinded clinical trial data with respect to the clinical trials listed on Section 3.17(e) of the Disclosure Letter, as applicable, and the Company shall furnish all such data to Parent promptly upon receipt, and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, or (y) would violate a confidentiality obligation to any Person; provided, however, that that Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, or by providing such access, inspections, data or other information solely to outside counsel, or executing other documents or taking other action reasonably requested by Parent to avoid the loss of attorney-client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable Law. From and after the date of this Agreement, the Company shall cooperate with Parent as reasonably requested by Parent to facilitate the integration of Company employees into Parent’s operations and organization after the Effective Time.
     (b) Application of Confidentiality Agreement. Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.
     (c) Opinion. As soon as practicable following the date hereof, an executed copy of the Opinion will be made available to Parent for informational purposes only.
     Section 5.04. Stockholder Approval.
     (a) Special Meeting. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Special Meeting”) for the purpose of obtaining the Requisite Stockholder Approval, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Special Meeting if (i) there are insufficient Shares present or represented by a proxy at the Special Meeting to conduct business at the Special Meeting, (ii) the Company is required to postpone or adjourn the Special Meeting by applicable Law or Order, or (iii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is legally necessary to postpone or adjourn the Special Meeting, including in order to give the Company Stockholders sufficient time to evaluate any new information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a Recommendation Change). In any of the foregoing cases, the applicable postponement or adjournment shall continue only for that period that is reasonably necessary in the circumstances and the Company shall use reasonable best efforts to cause the Special Meeting to be resumed or rescheduled, where applicable, as soon as reasonably practicable thereafter. Except as specifically permitted by Section 5.02(e), the Company Board shall continue to recommend that the Company Stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and the Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 7.01 (including, for the avoidance of doubt, Section 7.01(g)), the Company shall seek the Requisite Stockholder Approval without regard to whether the Company Board has made a Recommendation Change.

     (b) Postponement of Annual Meeting. Within one (1) day following the date of this Agreement, the Company shall postpone the 2010 Annual Meeting of the Company Stockholders currently scheduled for August 23, 2010 (the “Annual Meeting”). The Company shall not convene the Annual Meeting until such time as the Special Meeting (and any postponement or adjournment thereof) has been completed, unless, despite the Company’s best efforts to contest and resist any litigation, action or proceeding to compel the Company to cause the Annual Meeting to occur, a court of competent jurisdiction so orders.
     Section 5.05. Reasonable Best Efforts.
     (a) HSR Act and Foreign Antitrust Laws. Subject to the terms and conditions of this Agreement, each of the Company, Parent, MSD and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent, MSD and Merger Sub shall use its reasonable best efforts: (A) to make promptly any required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”) which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the other transactions contemplated hereby, (B) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (C) to keep the other parties reasonably informed with respect to the status of any such submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (D) to obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity and (ii) Parent, MSD, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.
     (b) Communications from Governmental Entities. Each of the Company, Parent, MSD and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) not agree to participate in any meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, provided, that neither the Company nor Parent shall be required to take any of the actions described in clauses (i) and (ii) above, to the extent that any Governmental Entity has expressly requested or instructed the Company or Parent, as applicable, not to take any such action.

     (c) Governmental Objections. In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or if any investigation, litigation or other administrative or judicial action or proceeding is commenced or proposed or threatened to be commenced challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, then each of the Company, Parent, MSD and Merger Sub shall use its reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any such objections, investigation, inquiry, litigation, action or proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, Parent or any of their respective affiliates.
     (d) Action. If any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement, each of the Company, Parent, MSD and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (e) No Acquisitions. Neither Parent nor the Company shall, nor shall they permit their respective Affiliates or Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.
     Section 5.06. Indemnification and Insurance.
     (a) Rights of Indemnified Persons. Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (each an “Indemnified Person”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement listed on Section 3.16 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time (including such matters that arise in whole or in part out of or pertain to this Agreement or the transaction contemplated hereby) and regardless of whether or not asserted or claimed prior to or at or after the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters.
     (b) D&O Insurance. Prior to the Effective Time, the Company shall obtain, in respect of acts or omissions occurring prior to or at the Effective Time (including such acts or omissions in connection with this Agreement and the transactions contemplated hereby), and pay all premiums and other costs with respect to policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Company and other Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies, for a period of six (6) years after the Effective Time; provided that if the aggregate premiums for such policies exceeds $550,000, the Company shall first consult with Parent and shall obtain and pay for such policies only on terms reasonably acceptable to Parent. From and after the Effective Time, the Surviving Corporation will not take any action to cancel such policies. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the insurance described in the first sentence of this Section.
     (c) Claims. Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (d) Survival; Beneficiaries. This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.
     (e) Successors and Assigns. If the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.
     Section 5.07. Employee Matters.
     (a) Compensation and Employee Benefits for Company Employees. From and for the twelve (12) month period following the Effective Time, except as provided herein Parent shall provide, or shall cause to be provided, to the employees of the Company and its Subsidiaries as of the date hereof (the “Company Employees”) employee benefits that are substantially comparable, in the aggregate, to those offered by Parent and its Subsidiaries generally pursuant to Parent’s and its Subsidiaries’ employee benefit plans as may be in effect from time to time, to the same extent as similarly situated employees of Parent. Notwithstanding the foregoing, with respect to each individual who is a Company Employee on the date of this Agreement: (i) for so long as that individual continues to be an employee of Parent or any of its subsidiaries (including but not limited to the Company and its Subsidiaries), Parent shall provide or cause to be provided paid vacation on a basis consistent with the vacation policy of the Company and its Subsidiaries that is in effect on the date of this Agreement; and (ii) if the individual’s employment is terminated within the first year after the Effective Time, the individual shall be entitled to severance pay under the terms and conditions of Parent’s severance pay plan or policy as in effect before the Effective Time but in an amount equal to two (2) weeks of base pay for each full year of service, subject to a minimum of four (4) weeks and a maximum of fifty-two (52) weeks of severance pay.
     (b) Treatment Under Parent Benefit Plans. With respect to each employee benefit plan of Parent (“Parent Benefit Plan”) in which the Company Employees participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Plan. If applicable and to the extent possible under Parent Benefit Plans (as reasonably amended to the extent necessary in accordance with applicable law), Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.
     (c) Termination Rights. Prior to the Effective Time, the Company shall provide to Parent a true, complete and accurate list of all employees that have been terminated by the Company or any of its Subsidiaries since the date of this Agreement and through the Effective Time. Nothing in this Agreement shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) subject to its obligations under Section 5.07(a), to terminate any employee benefit plan without establishing a replacement plan to the extent the Company would have had such right prior to the Effective Time, in each case as Parent or the Surviving Corporation may determine in its discretion.
     (d) No Amendments to Plans. No provision in this Agreement shall modify or amend any Plan unless this Agreement explicitly states that the provision “amends” such Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.
     Section 5.08. Takeover Laws; Company Rights Plan. The Company shall take all reasonable steps to exclude the Merger and any other transaction contemplated by this Agreement from the application of Takeover Laws and the Company Rights Plan, and to otherwise assist Parent or Merger Sub in any challenge to the validity, or applicability to the Merger or any other transaction contemplated by this Agreement, of Takeover Laws or the Company Rights Plan.
     Section 5.09. Proxy Statement. The Company shall prepare and file with the SEC, with the assistance of and subject to prior consultation with Parent, as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to prior consultation with Parent, respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the definitive Proxy Statement to be mailed to the Company Stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the Requisite Stockholder Approval. The Company shall ensure that neither the Preliminary Proxy Statement nor the definitive Proxy Statement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall ensure that none of the information it supplies for inclusion in the Preliminary Proxy Statement or the definitive Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the definitive Proxy Statement, so that the definitive Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC, and to the extent required by applicable Law, disseminated to the Company Stockholders. The Company shall cause the definitive Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Except as Section 5.02 expressly permits, the definitive Proxy Statement shall include the recommendation of the Company Board that the Company Stockholders adopt the agreement of merger set forth in this Agreement.
     Section 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is reasonably likely (a) in the case of the Company, to cause any representation or warranty of the Company contained in Section 3.03 (Authority for this Agreement; Board Action), Section 3.04 (Consents and Approvals; No Violation), Section 3.05 (Reports; Financial Statements), Section 3.10 (Litigation), Section 3.17 (Regulatory Compliance), Section 3.19 (Customers and Suppliers), Section 3.20 (Questionable Payments), or Section 3.26 (OFAC / Export Control Provision) of this Agreement (disregarding any materiality or Material Adverse Effect qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
     Section 5.11. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement (“Securityholder Litigation”), and no settlement shall be agreed to without Parent’s prior consent.
     Section 5.12. Subsequent Filings. Until the Effective Time, the Company will use commercially reasonable efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act, each in form and substance that complies with applicable Laws, the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and will promptly make available to Parent copies of each such report filed with the SEC.
     Section 5.13. Pending Litigation. Prior to the Effective Time, the Company shall obtain and deliver to Parent a letter executed by an authorized representative of each of its insurance provider(s), as applicable, to the effect that those matters listed on Section 3.10 of the Disclosure Letter which have been submitted and accepted by such insurance provider(s) for coverage prior to the Effective Time will be covered after the Effective Time, subject only to payment of the deductible and the limits of the corresponding policy as set forth on Section 3.18 of the Disclosure Letter. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the letter(s) described in the first sentence of this Section.

     Section 5.14. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the announcing party.
     Section 5.15. Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 5.16. Existing Stock Options and Existing Restricted Stock Units Payments. Any payment made pursuant hereto to the holder of any Existing Stock Option or Existing Restricted Stock Unit shall be reduced by any required income or employment Tax withholding. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of such Existing Stock Option or Existing Restricted Stock Unit for all purposes under this Agreement. The Company shall promptly provide information reasonably required to determine the proper amounts to be withheld. Parent shall cause the Surviving Corporation, or the Paying Agent, to make such payments in respect of the Existing Stock Options and Existing Restricted Stock Units as promptly as practicable following the Effective Time by wire transfers or checks payable to the holders of such Existing Stock Options and Existing Restricted Stock Units. Holders of Existing Stock Options who are not employees of the Company shall be required to submit appropriate documentation, such as Letters of Transmittal and/or properly completed Forms W-9, in order to receive payment. The Company shall take all requisite action so that the Stock Plans shall be terminated as of the Effective Time.
     Section 5.17. Certain Legal Compliance Matters.
     (a) Government Officials. In the event that any director, officer or employee of the Company or any Subsidiary is appointed or elected a Government Official prior to the Effective Time, the Company and Parent will agree to commercially reasonable measures in order to ensure that the appointment or election of such person as a Government Official does not create a material risk to the Company of a violation of Anti-Bribery Law.
     (b) Compliance Policies. Prior to the Effective Time, the Company will take commercially reasonable efforts to (i) approve (effective as of the Closing) the policies described in Section 5.17 of the Disclosure Letter which are intended to ensure compliance with Anti-Bribery Law, and include, but are not limited to (A) requiring compliance with Anti-Bribery Law and otherwise prohibiting bribes to Government Officials; (B) restricting gifts, entertainment, and promotional and marketing expenses for Government Officials; (C) requiring diligence on, anticorruption contract language in agreements with, and ongoing monitoring of consultants, agents and distributors that may have relations with Government Officials; (D) restricting political and charitable contributions; (E) restricting contracts for consulting, training and education, research, clinical studies or other activities; (F) mandating possible discipline for violations of the policy; (G) requiring periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy; (H) requiring distribution of the policy to all employees; (I) requiring periodic training for relevant employees regarding the policy; (J) identifying a senior executive or executives responsible for implementation and monitoring of the policy; (K) requiring review of promotional literature; and (L) including procedures for reporting and investigating possible violations of the policy; (ii) implement the procedures described in Section 5.17 of the Disclosure Letter, (iii) undertake screening activities in cooperation with Parent to determine whether there are any “Ineligible Persons” employed by or otherwise engaged by or associated with the Company, as defined and described in that certain Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Parent’s Subsidiary, and (iv) mitigate the risk to the Company of any violations of Law that may be identified from and after the date of this Agreement and prior to the Effective Time, and to correct or remediate, to Parent’s reasonable satisfaction, any actions taken or being taken by the Company, its employees or agents from and after the date hereof that would reasonably be expected to result in a violation of Law.
     (c) No Payments. Nothing herein shall require the Company to make any payment in violation of any Anti-Bribery Law.
     Section 5.18. Data Protection. Prior to the Effective Time, the Company shall furnish Parent with competent evidence of the Company’s and its Subsidiaries’ compliance with European Data Protection Law, i.e. Directive EC95/46 as implemented in local Law (“Data Protection Laws”) applicable to the Company and its Subsidiaries, and will, and will cause its Subsidiaries to, promptly make all notifications or requests for authorization from the applicable local data protection authorities as is necessary to comply with Data Protection Laws. The Company shall promptly provide Parent with copies of any such notifications, requests for authorization or any further documents filed by the Company or its Subsidiaries. The Company agrees that all notifications and requests for authorization necessary to comply with Data Protection Laws shall be made before Effective Time and that it shall use its reasonable best efforts to cause such authorizations to be obtained from the applicable data protection authorities as soon as reasonably practicable. The Company shall keep Parent informed with respect to the status of any such request for authorization.
     Section 5.19. Further Actions. The Company will, at its cost and expense, use all reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to promptly consummate the transactions contemplated hereby, and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
     (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

     (c) Required Antitrust Clearances. Any applicable waiting period (or extension thereof) relating to the Merger under the Foreign Antitrust Laws and the HSR Act (the “Required Antitrust Clearances”) shall have expired or been terminated and any approvals or clearances required thereunder shall have been obtained.
     Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
     (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
     (c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
     (d) Appraisal Rights. The aggregate number of Dissenting Shares shall not equal or exceed ten percent (10%) of the number of Shares outstanding as of the record date for the Special Meeting.
     (e) Third Party Expenses. Parent shall have received final statements reflecting all Third Party Expenses, including unpaid amounts, from the third parties who provided legal, accounting, investment banking, broker, financial advisory, consulting or other services to the Company in connection with this Agreement or the transactions contemplated hereby.
     (f) Indebtedness. Parent shall have received a pay-off letter from PNC Bank, National Association (and any other lender pursuant to debt arrangements entered into after the date hereof in accordance with Section 5.01) showing all payments required to retire the Company’s indebtedness and release all related liens as of the Effective Time and providing for termination of all agreements with the Company.
     Section 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.
ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
     Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding the receipt of the Requisite Stockholder Approval) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
     (a) by mutual written consent of the Company and Parent;
     (b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in violation of Section 5.05 or otherwise in material violation of this Agreement;
     (c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate under this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;
     (d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02) or Parent, if the Requisite Stockholder Approval shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on the adoption of the agreement of merger contained in this Agreement was taken;
     (e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements (including Section 5.02 and Section 5.04, under circumstances in which Section 7.01(f)(i) is not applicable) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent, MSD or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured;
     (f) by Parent, if (i) the Company shall have knowingly and materially breached its obligations under Section 5.02 or Section 5.04, or (ii) the Company Board shall have taken any of the actions set forth in Section 5.02(e) (1) through (4) (or, in the case of clause (2) thereof, resolved to take any such action), whether or not permitted by the terms hereof;
     (g) by the Company at any time prior to receipt of the Requisite Stockholder Approval if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal, (ii) the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub following receipt of a Notice of

Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and (iii) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(iv); or
     (h) by Parent, if the Company, any Subsidiary of the Company or any of their respective representatives shall have engaged in discussions with any other Person in connection with an Acquisition Proposal submitted in compliance with the provisions of Section 5.02 that the Company Board has not determined constitutes a Superior Proposal in accordance with Section 5.02(e), and the Company, its Subsidiary and such representatives shall not have ceased all discussions with such Person prior to the later of (i) the end of the thirtieth (30th) Business Day following the first date of discussions with such Person in connection with such Acquisition Proposal and (ii) the end of the tenth (10th) Business Day following the first date of discussions with any other Person in connection with another Acquisition Proposal submitted by such other Person in compliance with the provisions of Section 5.02 prior to such thirtieth (30th) Business Day.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.04, specifying the provision or provisions hereof pursuant to which such termination is effected.
     Section 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 5.14, 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or Company Stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement occurring prior to such termination.
     Section 7.03. Fees and Expenses.
     (a) Expenses Paid by Incurring Party. Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
     (b) Payment of the Fee. The Company shall pay to Parent the Fee if this Agreement is terminated as follows:
     (i) if either party shall terminate this Agreement pursuant to (x) Section 7.01(c) without the Special Meeting having been convened, (y) Section 7.01(d), or (z) Section 7.01(c) where the Special Meeting has been convened but the requisite affirmative vote of the holders of Shares has not been obtained at the Special Meeting, then the Company shall reimburse Parent for Parent’s reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement as directed by Parent in writing, which amount shall not exceed $3,000,000 (“Parent Expenses”) simultaneously with such termination by the Company, or on the first Business Day immediately following such termination by Parent; and if any Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within nine (9) months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

     (ii) if this Agreement is terminated by Parent pursuant to Section 7.01(e) or Section 7.01(f)(i), as the result of a knowing and material breach by the Company of its covenants or agreements set forth in this Agreement, then the Company shall reimburse Parent for the Parent Expenses, as directed by Parent in writing, simultaneously with such termination by the Company, or on the first Business Day immediately following such termination by Parent; and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within twelve (12) months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;
     (iii) if this Agreement is terminated by Parent pursuant to Section 7.01(f)(ii), then the Company shall pay the Fee on the first Business Day immediately following such termination;
     (iv) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination; or
     (v) if this Agreement is terminated by Parent pursuant to Section 7.01(h), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within twelve (12) months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier.
For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of “Acquisition Proposal” in Section 8.09(a) except that the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”.
     (c) Right to Interest. The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.03 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount of the Fee set forth in this Section 7.03, the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the Requisite Stockholder Approval is obtained.
     Section 7.04. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after the receipt of the Requisite Stockholder Approval, but, after the receipt of such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company Stockholders hereunder without the approval of the Company Stockholders. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     Section 7.05. Extension; Waiver; Remedies.
     (a) Extensions and Waivers. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     (b) Cumulative Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Representations and Warranties.
     (a) No Survival. The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.
     (b) Standards for Company Representations and Warranties. For purposes of determining whether any representation or warranty of the Company contained in Article III is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.02(a) have been satisfied, the following standards shall apply:
     (i) any representation or warranty contained in Article III (other than those referred to in clause (ii), (iii) or (iv) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), or (iv) below) being untrue or incorrect, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any materiality qualification contained in any such representation or warranty);
     (ii) any representation and warranty contained in Section 3.17 (Regulatory Compliance), Section 3.20 (Questionable Payments) or Section 3.26 (OFAC / Export Control Provision) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any respect which is material to the Company and its Subsidiaries taken as a whole, it being understood that the untruth or incorrectness in question need not involve a Material Adverse Effect to render such representation untrue or incorrect “in any respect which is material to the Company and its Subsidiaries taken as a whole”;
     (iii) any representation and warranty contained in the first sentence of Section 3.01 (Organization and Qualification), Section 3.03 (Authority for this Agreement; Board Action), Section 3.02(a) (Capitalization) (other than those referred to in clause (iv) below), Section 3.22 (Opinion), Section 3.24 (State Takeover Statutes Inapplicable), or Section 3.25 (Company Rights Plan), shall be deemed to be untrue and incorrect only if such representation and warranty in and of itself is untrue or incorrect in any material respect (disregarding for this purpose any materiality qualification contained in any such representation or warranty);
     (iv) The representations and warranties contained in the first four sentences of Section 3.02(a) (Capitalization) shall be deemed to be untrue and incorrect if the aggregate number of shares (including Shares in respect of Existing Stock Options and Existing Restricted Stock Units, warrants, dividend equivalents, stock appreciation rights, performance awards or other stock-based or equity-based awards) set forth therein is not at least equal to ninety-nine percent (99%) of the aggregate number that should correctly have been set forth therein; and
     (v) Any representation or warranty contained in Section 3.06(a) (Absence of Certain Changes) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect.
     (c) Standards for Parent, MSD and Merger Sub Representations and Warranties. For purposes of determining whether any representation or warranty of Parent, MSD and Merger Sub contained in Article IV is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.03 have been satisfied, the following standard shall apply: any representation or warranty of Parent, MSD or Merger Sub contained in Article IV shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article IV being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on the ability of Parent, MSD or Merger Sub to timely consummate the Merger.
     Section 8.02. Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, or that certain Joint Interest and Confidentiality Agreement between Parent and the Company dated February 8, 2010, which shall both remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent, MSD or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent, MSD or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 8.03. Enforcement of the Agreement; Jurisdiction.
     (a) Specific Performance; Personal Jurisdiction; Waiver. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.
     (b) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.03(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.
     Section 8.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three (3) Business Days following notification, as follows:
if to Parent, MSD or Merger Sub:
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432-5604
with separate copies thereof addressed to:
Attention: Vice President, Corporate Development
Facsimile: (763) 505-2545

and to:
Attention: Senior Vice President, General Counsel and Secretary
Facsimile: (763) 572-5459
and:
Medtronic Spinal & Biologics
2600 Sofamor Danek Drive
Memphis, TN 38132
Attention: Vice President and Chief Counsel
Facsimile: (901) 344-1576
and to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: James H. Snelson, Esq.
Facsimile: (612) 492-7077
if to the Company:
Osteotech, Inc.
51 James Way
Eatontown, New Jersey 07724
Attention: Mark H. Burroughs
Facsimile: (732) 935-0626
With a copy to:
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Attention: Timothy S. Hearn, Esq.
Facsimile: (612) 340-2868
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     Section 8.05. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware except matters relating to the internal corporate affairs of Parent, which shall be governed by the laws of the State of Minnesota.
     Section 8.06. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
     Section 8.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.
     Section 8.09. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (a) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least fifteen percent (15%) of the capital stock, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.
     (b) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.
     (c) “Alternative Per Share Consideration” means a fraction, the numerator of which equals the Aggregate Consideration (defined below), and the denominator of which equals the sum of (i) the number of Shares outstanding as of immediately prior to the Effective Time, (ii) the number of Existing Restricted Stock Units outstanding as of immediately prior to the Effective Time, (iii) the number of Shares purchasable upon exercise of all Existing Stock Options (and any other outstanding stock rights) that have a per share exercise price less than the Alternative Per Share Consideration and that are outstanding as of immediately prior to the Effective Time. The Existing Stock Options (and any other outstanding stock rights) referred to in clause (iii) above are referred to herein as “in the money Existing Stock Options.” The Alternative Per Share Consideration shall be calculated and rounded to two (2) decimal places, with the second decimal place rounded up if the third decimal place is five (5) or more. “Aggregate Consideration” shall equal $123,249,643, (A) plus the aggregate exercise price of all in the money Existing Stock Options outstanding as of the Effective Time, (B) plus the aggregate exercise price actually received by the Company in cash of all in the money Existing Stock Options exercised between the date of this Agreement and the Effective Time, and (C) minus the amount by which the Third Party Expenses exceed the TPE Cap, but only if applicable after taking into account the proviso set forth in Section 8.09(n)(iv) below.
     (d) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.
     (e) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.
     (f) “Company Stockholders” means the holders of Shares, in their respective capacities as such.

     (g) “End Date” means August 16, 2011; provided, however, that (i) if Parent delivers an End Date Certificate to the Company not less than five (5) Business Days prior to August 16, 2011, then the End Date shall be extended until February 16, 2012 and (ii) if Parent delivers an additional End Date Certificate to the Company not later than five (5) Business Days prior to an End Date scheduled pursuant to clause (i), the End Date shall be extended until May 16, 2012.
     (h) “End Date Certificate” means, a certificate delivered by an executive officer of Parent, after consultation with the Company and its outside counsel, to the effect that (x) Parent has made all filings required in respect of the Required Antitrust Clearances, (y) that all Required Antitrust Clearances have been obtained, other than the Required Antitrust Clearances arising under the HSR Act or any Foreign Antitrust Laws as are specified in such certificate (the “Remaining Jurisdictions”), and (z) that based on the status of the review process in the Remaining Jurisdictions, Parent in good faith believes, taking into account the advice of its outside counsel, after consultation with the Company and its outside counsel, that there is a reasonable likelihood that all Required Antitrust Clearances in the Remaining Jurisdictions will be obtained not later than May 16, 2012.
     (i) “Fee” means $5,000,000.
     (j) “Governmental Entity” means any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body, including without limitation, the FDA, Agence Française de Sécurité Sanitaire des Produits de Santé (afssaps) and the European Medicines Agency (EMA).
     (k) “Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise or a public hospital), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.
     (l) “knowledge” of the Company with respect to any matter means the actual knowledge of any of the Company’s senior executive officers (listed on Section 8.09(l) of the Disclosure Letter) of a particular fact, or the knowledge that any of such officers would reasonably be expected to have obtained after reviewing this Agreement or to have otherwise acquired in the course of performing such individual’s duties.
     (m) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date hereof, in general economic conditions or securities or financial markets in general, (ii) changes, after the date hereof, in Law or GAAP, (iii) general changes, after the date hereof, in the medical device industry, (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby, (vi) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (viii) any action taken with the express written consent of Parent, which consent states explicitly that such consent excludes such action from the definition of Material Adverse Effect hereunder; except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other companies in the medical device industry or (b) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.
     (n) “Merger Consideration” means $6.50 per Share; provided, however, that if any of the following are untrue, the Merger Consideration shall, if Parent in its discretion so elects, instead be an amount equal to the Alternative Per Share Consideration:
     (i) the number of outstanding Shares as of immediately prior to the Effective Time does not exceed 18,126,882;
     (ii) as of immediately prior to the Effective Time, the Existing Stock Options (and any other outstanding stock rights) are exercisable to purchase only 1,292,412 Shares in the aggregate, and the number of Existing Restricted Stock Units does not exceed 580,436;
     (iii) each of the Existing Stock Options is exercisable at a price no lower than the exercise price set forth with respect to such Existing Stock Option in Section 3.02(a) of the Disclosure Letter; and
     (iv) the amount of Third Party Expenses, as set forth in the final statements delivered as required in Section 6.02, does not exceed $4,868,400 in the aggregate, which is an amount that is no more than twenty percent (20%) in excess of the Company’s transaction expense budget as set forth in Section 8.09(n)(iv) of the Disclosure Letter (the “TPE Cap”); provided, however, that if the amount of Third Party Expenses exceed the TPE Cap, and such excess would result in a reduction to the Merger Consideration equal to $0.01 per Share or less, then this subsection (iv) shall not apply, and the amount of Third Party Expenses shall not be taken into account for purposes of defining “Merger Consideration” as provided for in this Section 8.09(n);
provided further, however, that none of the foregoing shall be untrue solely as a result of proper exercise of Existing Stock Options or vesting of Existing Restricted Stock Units between the date hereof and the Effective Time.
     (o) “Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.
     (p) “Proceeding” means any civil, criminal, administrative, legislative or other action, suit, demand, claim, hearing, investigation, proceeding or notice.
     (q) “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.
     (r) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”), made in writing, in respect of which the Company Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, would result in a transaction that is (x) more favorable, from a financial point of view, to the Company Stockholders than the Merger (after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub) and (y) reasonably likely to be consummated without unreasonable delay.
     (s) “Third Party Expenses” means expenses incurred, or to be incurred through the Effective Time, by the Company in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties, but excluding any amounts incurred by the Company as a direct result of (i) additional requests for information under the HSR Act or any Foreign Antitrust Laws, (ii) Securityholder Litigation, or (iii) the receipt of, and activities related to, the receipt of any Superior Proposals.
     Section 8.10. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     Section 8.11. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

MEDTRONIC, INC.
By:	/s/ Christopher J. O’Connell
	Name:	Christopher J. O’Connell
	Title:	Executive Vice President and Group President, Restorative Therapies Group

MEDTRONIC SOFAMOR DANEK, INC.
By:	/s/ Gary L. Ellis
	Name:	Gary L. Ellis
	Title:	Vice President and Chief Financial Officer

ENGLAND MERGER CORPORATION
By:	/s/ Christopher J. O’Connell
	Name:	Christopher J. O’Connell
	Title:	President

OSTEOTECH, INC.
By:	/s/ Sam Owusu-Akyaw
	Name:	Sam Owusu-Akyaw
	Title:	Chief Executive Officer

By:	/s/ Kenneth P. Fallon, III
	Name:	Kenneth P. Fallon, III
	Title:	Chairman of the Board

EXHIBIT A
FIRST AMENDMENT
     FIRST AMENDMENT, dated as of August 16, 2010 (this “Amendment”), to the Rights Agreement, dated as of January 22, 2010 (the “Rights Agreement”), by and between Osteotech, Inc., a Delaware corporation (the “Company”) and Registrar And Transfer Company (the “Rights Agent”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;
     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of August 16, 2010, (the “Merger Agreement”), among the Company, Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Sofamor Danek, Inc., an Indiana corporation and wholly owned subsidiary of Parent (“MSD”), and England Merger Corporation, a Delaware corporation and wholly owned subsidiary of MSD; and
     WHEREAS, on August 16, 2010, the Board of Directors of the Company authorized an amendment of the Rights Agreement to render the Rights Agreement inapplicable with respect to the transactions contemplated by the Merger Agreement and authorized and directed the officers of the Company to execute and deliver to the Rights Agent (i) such an amendment and (ii) an officer’s certificate stating that this Amendment has been so authorized and that the Company is in compliance with the terms of Section 27 of the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company and the Rights Agent agree to amend the Rights Agreement as follows:
     1. Amendment of Section 1.
     (a) Section 1 of the Rights Agreement is supplemented to add the following definitions:
“Merger” shall have the meaning given to such term in the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 16, 2010, among the Company, Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Sofamor Danek, Inc., an Indiana corporation and wholly owned subsidiary of Parent (“MSD”), and England Merger Corporation, a Delaware corporation and wholly owned subsidiary of MSD (“Merger Sub”).
     (b) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, none of Parent, MSD, Merger Sub, or any of their respective Affiliates or Associates shall be deemed to be an

Acquiring Person solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement., in the manner provided for therein, including, without limitation, the Merger.”
     (c) The definition of “Distribution Date” in Section 1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement, in the manner provided for therein, including without limitation, the Merger.”
     2. Amendment of Section 13(a). Section 13(a) of the Rights Agreement is hereby amended by adding the following at the end of Section 13(a):
“Notwithstanding anything in this Agreement to the contrary, this Section 13 shall not be triggered solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement, in the manner provided for therein, including without limitation, the Merger.”
     3. Amendment of Section 23. Section 23 of the Rights Agreement is hereby amended by adding the following as paragraph (d) thereof:
“(d) Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate and be of no further force and effect immediately upon the Effective Time (as defined in the Merger Agreement) and the Rights shall thereupon be canceled without the payment of any consideration to the holders of the Rights, including, without limitation, the Redemption Price.”
     4. Effectiveness. This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.
     6. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.

OSTEOTECH, INC.

Mark H. Burroughs
Executive Vice President

REGISTRAR AND TRANSFER COMPANY, as Rights Agent

Name:	William P. Tatler
Title:	Vice President

Annex B
[DEUTSCHE BANK SECURITIES INC. LETTERHEAD]
August 16, 2010
Board of Directors
Osteotech, Inc.
51 James Way
Eatontown, New Jersey 07724
Gentlemen:
Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Osteotech, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated August 16, 2010 (the “Merger Agreement”), by and among the Company, Medtronic, Inc. (the “Acquiror”), Medtronic Sofamor Danek, Inc, a wholly-owned direct subsidiary of the Acquiror (“MSD”), and England Merger Corporation, a wholly-owned direct subsidiary of MSD (the “Acquiror Sub”), which provides, among other things, for the merger of the Acquiror Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of the Acquiror (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company or the Acquiror) will be converted into the right to receive $6.50 in cash, subject to an adjustment in the event Third Party Expenses (as defined in the Merger Agreement) exceed $4,868,400 in the aggregate (the “TPE Cap”), which is an amount that is no more than 20% in excess of the transaction expense budget provided to us by the Company (the “Merger Consideration”).
You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.
In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and advisors of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the final execution copy, dated August 16, 2010 of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.
Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion.

Board of Directors of Osteotech, Inc.
August 16, 2010

Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or the Acquiror or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof.
For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the representations and warranties of Acquiror and the Company contained in the Merger Agreement are true and correct. For purposes of rendering its opinion, Deutsche Bank has assumed that the Transaction will be consummated in accordance with the terms described in the Merger Agreement and documents provided to us, without any amendment or modifications thereto and that based on our discussions with the management of the Company, actual Third Party Expenses will not materially exceed the TPE Cap. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.
This opinion has been approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view of the Merger Consideration to the holders of the Company Common Stock, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date of hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of the Company Common Stock.

Board of Directors of Osteotech, Inc.
August 16, 2010

We were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies.
Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, commercial banking (including extension of credit) and other financial services to the Acquiror or its affiliates for which it has received compensation, including capital raising, interest rate and other hedging transactions and foreign exchange trading. DB Group may also provide investment and commercial banking services to the Acquiror and the Company in the future, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Acquiror and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.
This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that, to the extent required by applicable law, this opinion may be reproduced in full in any proxy or information statement mailed by the Company to its stockholders in connection with the Transaction.
Very truly yours,
/s/ DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.

Annex C
SECTION 262 OF THE
DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY
OSTEOTECH, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON •, 2010
This proxy is solicited on behalf of the Board of Directors.
     The undersigned stockholder of Osteotech, Inc., a Delaware corporation, hereby appoints Sam Owusu-Akyaw and Mark H. Burroughs, and each of them, with full power of substitution in each of them, proxies to represent and to vote, as designated on the reverse side hereof, upon the proposals designated on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the Special Meeting of Stockholders of Osteotech, Inc. to be held at • on •, •, 2010, at • a.m. local time or any adjournment(s), postponement(s) or other delay(s) thereof (the “Special Meeting”), all shares of common stock of Osteotech to which the undersigned is entitled to vote at the Special Meeting. The proposals are more fully described in the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting dated •, 2010 (receipt of which is hereby acknowledged). This Proxy will be voted as directed, but if no direction is given it will be voted FOR Proposal 1 and FOR Proposal 2. The proxies cannot vote these shares unless you sign this card on the reverse side and return it.
YOUR VOTE IS IMPORTANT
Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Osteotech, Inc., c/o Registrar And Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.
(continued and to be dated and signed on the reverse side)

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Medtronic, Inc., Medtronic Sofamor Danek, Inc., England Merger Corporation and Osteotech, Inc. and to approve the merger.

FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	Proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion with respect to any other matter that properly comes before the Special Meeting.
     PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON. ☐

Please Date:

Sign Here:

Additional Signature (if held jointly)
     NOTE: Please sign exactly as your name appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
     Please indicate your votes in Black or Blue ink.